Exhibit 10.1
Execution Copy
Dated 3 February 2010
WING ON TRAVEL (HOLDINGS) LIMITED
C-TRAVEL INTERNATIONAL LIMITED
and
CTRIP.COM INTERNATIONAL, LTD.

SALE AND PURCHASE AGREEMENT
for the sale and purchase of 90% of the issued
share capital of HKWOT (BVI) Limited

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
(Ref: 129460/2)

THIS AGREEMENT is made on 3 February 2010
BETWEEN:
(1)	Wing On Travel (Holdings) Limited, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Seller”);
(2)	C-Travel International Limited, a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Purchaser”); and
(3)	Ctrip.com International, Ltd., a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Purchaser Guarantor”).
WHEREAS:
(A)	The Seller has agreed to sell and the Purchaser has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement and the other Transaction Documents.
(B)	The Purchaser Guarantor has agreed to guarantee the performance of the payment obligations of the Purchaser under this Agreement.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Accounts” means the audited consolidated financial statements of the Group (when delivered in accordance with Clause 5.3) for the two years ended 31 December 2009 with comparative figures, prepared in accordance with HKFRS and comprising a consolidated statement of comprehensive income, a consolidated statement of financial position, a consolidation statement of cash flows, notes to the consolidated financial statements, and auditors’ report;

“Accounts Date” means 31 December 2009, in respect of the audited consolidated financial statements of the Group for the year ended 31 December 2009;

“Accounts Payable” means all the accounts and notes payable by members of the Group to the Seller’s Group that are reflected in the books and records of the members of the Group at Completion;

“Accounts Receivable” means all the accounts and notes receivable that are reflected in the books and records of the members of the Group at Completion;

“Affiliate” means:
(a)	in relation to an individual, that individual’s close relatives (being any spouse, child (including adopted child and step-child), parent or sibling of that individual), any person which is Controlled by that individual and/or that individual’s close relatives (acting singly or together) (“Controlled Entity”) and any Affiliate of a Controlled Entity; and

(b)	in relation to any other person, any other person that (directly or indirectly) Controls, is Controlled by or is under common Control with such person;
“Agent” shall have the meaning ascribed to it in Clause 30;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Purchaser and the Seller;

“Articles” means, at any time, the memorandum of association and the articles of association (or other constitutional documents) of the Company at that time;

“Authorisation” means any license, permit, consent, authorisation, permission, clearance, warrant, confirmation, certificate or approval of any Authority or any other person;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or Tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction (including any relevant securities exchange) and whether supranational, national, regional or local;

“Business” means the business of the Group, including airline ticketing, hotel reservation, air and hotel package and inbound and outbound tour groups (including, for the avoidance of doubt, any of such businesses which are conducted online via the internet);

“Business Assets” means all the assets of the Group and any assets used by or in connection with the Business or necessary for the operation of the Business (including the Fixed Assets), and all the Intellectual Property Rights used by or in connection with the Business;

“Business Day” means a day on which banks are open for business in Hong Kong (other than a Saturday, Sunday or a public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.);

“Business Information” means all information, Know-how and records (whether or not confidential and in whatever form held) including all:
(a)	formulas, designs, specifications, drawings, data, manuals and instructions;

(b)	customers lists, sales, marketing and promotional information;

(c)	business plans and forecasts; and

(d)	technical or other expertise,
proprietary to any member of the Group;

“Business Premises” means the Leased Business Premises, or any part or parts of any of them;

“Certificate” has the meaning ascribed to it in Clause 4.1;

“Change of Control” means, in relation to any person, any person who at the date of this Agreement Controls (directly or indirectly) that person ceases to Control (directly or indirectly) that person;

“Claim” means any claim made by a Party arising out of or in connection with any Transaction Documents (or otherwise contemplated by, or referred to in, any Transaction Documents), howsoever arising;

“Company” means HKWOT (BVI) Limited, a company incorporated and registered in the British Virgin Islands, further details of which are set out in Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 6;

“Completion Date” means the date on which Completion occurs;

“Computer System” means the Hardware and the Software and the Data;

“Condition” or “Conditions” means the conditions precedent to Completion set out in Clause 4.1;

“Confidential Information” has the meaning ascribed to it in Clause 15.1;

“Consideration” means the aggregate consideration payable in respect of all of the Sale Shares, as set out in Clause 3.1;

“Consultancy Agreement” means any contract for services in writing under which services are provided in connection with the Business by a Consultant;

“Consultant” means an individual, group or agency who provides services under a Consultancy Agreement (whether or not that individual, group or agency is a party to the Consultancy Agreement), including a Worker;

“Control” means:
(a)	in relation to a corporate person: (i) direct or indirect ownership or control of more than 30% of the outstanding voting securities of such corporate person; (ii) the ability to appoint or remove more than one-third of the directors of the board (or equivalent governing body) of such person; (iii) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (iv) the ability to direct or cause the direction of the management and policies of such person (whether by contract or howsoever arising); and

(b)	in relation to a non-corporate person: (i) direct or indirect ownership or control of a comparable voting interest (as set forth in paragraph (a) above) for such person; (ii) the ability to direct or cause the direction of the management and policies of such person (whether by contract or howsoever arising); or (iii) the operational or practical control of such person, and the terms “Controls”, “Controlling” and “Controlled” shall be construed accordingly;

“Data” means any data or information used by or for the benefit of the Business at any time and stored electronically at any time;

“Data Protection Legislation” means all statutes, enacting instruments and codes of practice in Hong Kong concerning the protection and/or processing of personal data (including the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) and the Code of Practice on Consumer Credit Data);

“Deed of Indemnity” means the deed of indemnity in the form attached as Schedule 8 to be entered into between the Seller and the Purchaser;

“Directors” means the directors of the Company;

“Disclosure Letter” means the letter of the same date as this Agreement from the Seller to the Purchaser, in the Agreed Form, containing disclosures against the representations and warranties and details of other matters referred to in this Agreement;

“Employee” means an individual who is employed by a member of the Group as at the date of this Agreement and includes part-time and temporary Workers;

“Employment Agreements” means employment agreements in the Agreed Form to be entered into between each member of the Group (or such other person as the Purchaser may specify) and its respective Senior Employees (or such other employees as the Purchaser may specify);

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind (including retention arrangements or other encumbrances and any agreement to create any of the foregoing), and “Encumber” shall be construed accordingly;

“Final Net Current Asset Value” has the meaning ascribed to it in Schedule 7;

“Fixed Assets” means all fixtures and fittings and other fixed machinery and equipment physically attached to the Business Premises at the date of this Agreement, and all the machinery, tools and equipment, vehicles and office furniture and other tangible property owned by the Group or which is or will be used by, or in connection with, the Business or necessary for the operation of the Business;

“Group” means the Company and the Subsidiaries, and “member of the Group” shall be construed accordingly;

“Hardware” means any computer equipment used by or for the benefit of the Business at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks, cabling and other peripheral and associated electronic equipment but excluding all Software;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKFRS” means Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards, Statements of Standard Accounting Practice, and Interpretations issued by the Hong Kong Institute of Certified Public Accountants;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Information Technology” means all material computer systems (including Software and Hardware and Data) used by, owned by or licensed to any member of the Group;

“Intellectual Property Rights” means:
(a)	copyright, patents, goodwill, Know-How, trade secrets, data base rights, trade marks, trade names, business names, domain names, logos, get-up and designs (whether registered or unregistered);

(b)	applications for registration (including all corresponding foreign counterpart applications, re-issues, re-examinations, divisionals, continuations (including part and extensions thereof)) and the right to apply for registration for any of the same; and

(c)	all other intellectual property rights and equivalent or similar forms of protection, howsoever described, existing anywhere in the world;
“Know-How” means all technical and commercial information, data and documents of whatever kind, including the knowledge and skill of employees, drawings, specifications, photographs, samples, models, processes, procedures, reports and correspondence, including the underlying copyright in works of authorship (other than Software) embodying the foregoing, but excluding any other intellectual property rights rested thereon;

“Lease” means the lease or leases under which a member of the Group holds its interest in the Leased Business Premises;

“Leased Business Premises” means the land, premises and real property leased by any member of the Group, and “Leased Business Premise” means any one of them;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Long Stop Date” means 30 September 2010;

“Losses” means, in respect of any matter, event or circumstances, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Taxes), disbursements and other losses of any kind whatsoever arising;

“Management Accounts” means the unaudited management accounts of each member of the Group for the period of 12 months ended on the Management Accounts Date;

“Management Accounts Date” means 31 December 2009;

“Manager” means a person who is a director or senior officer or key management personnel of each member of the Group as of the date hereof;

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or any combination of them that is (or could reasonably be expected to be) materially adverse to the business, operations, properties, assets, liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, earnings, results of operations, financial projections or forecasts, or the business prospects or condition of the Group taken as a whole;

“Material Agreement” means any subsisting written contract, agreement, arrangement and commitment entered into by, involving, or relating to any member of the Group, the Business or the Business Assets that has not been fully performed and:
(a)	involves performance of services or delivery of goods or materials by one or more member of the Group of an amount or value in excess of HK$1,000,000 (or its equivalent in any other currency);

(b)	involves performance of services or delivery of goods or materials to one or more member of the Group of an amount or value in excess of HK$1,000,000 (or its equivalent in any other currency);

(c)	is a lease, rental or occupancy agreement, license, instalment and conditional sale agreement, and other agreement or contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and instalment and conditional sales agreements having a value per item or aggregate payments of less than HK$1,000,000 (or its equivalent in any other currency) and with terms of less than one year);

(d)	is a licensing agreement or other contract or agreement with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Rights;

(e)	is a collective bargaining agreement and other agreement or contract with any labour union or other employee representative of a group of employees;

(f)	is a joint venture, partnership, and other agreement or contract (however named) involving a sharing of profits, Losses, costs or liabilities by any member of the Group with any other person;

(g)	contains covenants which in any way purport to restrict the business activity of any member of the Group or limit the freedom of any of the foregoing to engage in any line of business or to compete with any person;

(h)	constitute a power of attorney that is currently effective and outstanding;

(i)	provides for payment to or by any person based on sales, purchases or profits, other than direct payment for goods or standard contracts entered into with Business personnel;

(j)	contains or provides for an express undertaking by any member of the Group to be responsible for consequential or speculative damages;

(k)	calls for capital expenditures in excess of HK$1,000,000 (or its equivalent in any other currency) or involves obligations, restrictions, expenditures or receipts of an unusually onerous or exceptional nature;

(l)	is a warranty, guarantee or other similar undertaking with respect to contractual performance extended by any member of the Group;

(m)	any director of any member of the Group or any person connected with any such director is interested in, directly or indirectly (other than through that director or person’s shareholding in the Seller or any of its subsidiaries, including any member of the Group);

(n)	results in a loss to that member of the Group on completion of performance;

(o)	is for the provision of management services to that member of the Group and which is not terminable by it on less than three months’ notice without compensation;

(p)	(excluding all normal standard industry agreements entered into in the ordinary course of business consistent with past practice) is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms more than 12 months after the date it was entered into or undertaken, or incapable of termination by members of the Group on 12 months’ notice or less without compensation); or

(q)	was not entered into in or in connection with the ordinary and usual course of business and is material to the Business or the Group as a whole.
“Net Current Asset Value” means an amount in HK$ equal to (i) all assets of the Group that, in accordance with HKFRS, are reflected as current assets on the applicable balance sheet; minus (ii) all liabilities of the Group that, in accordance with HKFRS, are reflected as current liabilities on the applicable balance sheet;

“Non-Current Assets” means all assets of the Group that, in accordance with HKFRS, are reflected as non-current assets on the applicable balance sheet, which represent property, plant and equipment but exclude, for the avoidance of doubt, interests in associates;

“Notice” has the meaning ascribed to it in Clause 16.1;

“Party” means a party hereto and “Parties” means more than one or all of them;

“Post-Completion Adjustment” means the adjustment to be made to the Consideration pursuant to Clause 3.3 and in Schedule 7;

“Prime Rate” means the prime lending rate as quoted by The Hongkong and Shanghai Banking Corporation Limited from time to time;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, formation, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Purchaser’s Accountant” means PricewaterhouseCoopers;

“Purchaser’s Completion Date Accounts” shall have the meaning ascribed to it in Schedule 7;

“Purchaser’s Completion Date Value” shall have the meaning ascribed to it in Schedule 7;

“Purchaser’s Group” means the Purchaser and all other members of the same group of companies as the Purchaser (including, with effect from Completion, each member of the Group);

“Purchaser’s Solicitors” means Skadden, Arps, Slate, Meagher & Flom of 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong;

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, bankers or other advisers, agents, sub-contractors or brokers;

“Representative Body” means any association, trade union, works council or any other persons elected or appointed to represent any of the Employees or Workers;

“Restricted Actions” means the matters listed in Schedule 6;

“Restricted Business” means any or all of the businesses carried on at Completion by any member of the Group and any development thereof which is currently being implemented in any member of the Group, including all such businesses conducted online via the Internet (including, for the avoidance of doubt, airline ticketing, hotel reservation, air/hotel packages, and inbound and outbound group tour operations);

“Restricted Territories” means the People’s Republic of China including (for the purpose of this Agreement) Hong Kong, Macau Special Administrative Region and Taiwan;

“Restructuring” means the corporate restructuring of the Group in preparation for the Transaction, pursuant to which (among other things) the Business, the Business Assets and all of the entities carrying on the Business, or which owned the Business Assets, were transferred to the direct or indirect ownership of the Company;

“Restructuring Documents” means all agreements, arrangements or documents relating to the Restructuring;

“Sale Shares” means 90 ordinary shares of the Company, representing 90% of the issued and outstanding share capital of the Company at Completion;

“Secured Facilities” means the overdraft, guarantee and corporate credit card facilities from Hang Seng Bank Limited pursuant to the terms of a facility letter dated 8 August 2008;

“Seller’s Accountant” means Deloitte Touche Tohmatsu;

“Seller’s Completion Date Accounts” shall have the meaning ascribed to it in Schedule 7.

“Seller’s Group” means the Seller and all other members of the same group of companies as the Seller (including, until Completion, each member of the Group);

“Senior Employee” means any employee of a member of the Group whose total remuneration in the 12 months preceding the date of this Agreement exceeded HK$500,000 (or its equivalent in any other currency);

“Share Charge” means the share charge in the form attached as Schedule 11 to be entered into between the Seller and the Purchaser;

“Shareholders’ Agreement” means the shareholders’ agreement in the form attached as Schedule 9 to be entered into among the Seller, the Purchaser, the Purchaser Guarantor and the Company;

“Software” means any set of instructions for execution by a computer processor used by or for the benefit of the Business (or where so specified, by or for the benefit of any other person) at any time irrespective of application, language or medium;

“Specified Purpose” has the meaning ascribed to it in Clause 5.3;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subsidiaries” means all the subsidiaries of the Company, being those companies whose details are set out in Schedule 2, and “Subsidiary” means any of them;

“Surviving Provisions” means Clauses 1 (Interpretation), 8 (Break Fee and Damages), 14 (Announcements), 15 (Confidentiality), 16 (Notices), 17 (Language), 19 (Invalidity), 24 (Interest), 25 (Costs and Expenses), 27 (Whole Agreement), 28 (General), 29 (Governing Law and Jurisdiction) and 30 (Agent for Service of Process);

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Taxation” or “Tax” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction whether national, regional or local (including corporate income tax, value added tax, goods and services tax, personal income tax, withholding tax, import tax, export tax, stamp duty and other transaction or documentary taxes, social security and state pension contributions, taxes arising from the ownership of any property or assets, payroll and employment taxes, taxes arising on the sale, lease, hire, gift or other disposal of real or personal assets or property, and taxes of any kind whatsoever), together with any interest and levies and all penalties, charges, costs and additions to tax in relation to any of the foregoing or resulting from failure to comply with the provisions of any legislation, enactment or other law relating to the foregoing;

“Territories” means the countries listed in the first column of the table set out in schedule 1 to the Trademarks Assignment;

“Third Accountant” shall have the meaning ascribed to it in Schedule 7;

“Trademarks” shall have the meaning ascribed to it in the Trademarks Assignment;

“Trademarks Assignment” means the trademarks assignment in the form attached as Schedule 12 to be entered into between the Seller and the Purchaser;

“Transaction” means the acquisition by the Purchaser of the Sale Shares pursuant to the terms and conditions of this Agreement and the other Transaction Documents;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Deed of Indemnity, the Trademarks Assignment, the Share Charge and any other documents to be entered into pursuant to any such documents;

“US$” means United States dollars, the lawful currency of the United States of America;

“Warranties” means the representations and warranties contained in Clauses 7.1 and Schedule 4, and “Warranty” means any one of them; and

“Worker” means an individual providing services to the Group on a self-employed basis or is supplied by an agency or other third party.

1.2	In this Agreement, except where the context otherwise requires:
(a)	a reference to Clauses, paragraphs, Schedules, Appendices and the Recitals are to clauses, paragraphs, and the recitals of, and the schedules and appendices to, this Agreement;

(b)	a reference to this Agreement or to any specified provision of this Agreement are to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated from time to time);

(c)	a reference to this Agreement includes the Schedules and Appendices to it, each of which forms part of this Agreement for all purposes;

(d)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate (wherever and however incorporated or established);

(e)	the expressions “subsidiary”, “holding company” and “group of companies” shall have the meanings given to them in Section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

(f)	a reference to a “person” shall include any individual, company, corporation, joint stock company, body corporate, association, trust, joint venture, partnership, firm, organisation, governmental entity or any other entity (whether or not having separate legal personality), its successors and assigns;

(g)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

(h)	a reference to a time of a day is to Hong Kong time;

(i)	a reference to “indemnify” and “indemnifying” any person against any circumstance includes indemnifying and keeping that person harmless from all Losses from time to time made against that person and all Losses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(j)	a reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates the Hong Kong legal term in that jurisdiction, and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(k)	a reference to any law or enactment includes references to:
(i)	that law or enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after execution of this Agreement);

(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation made (before or after execution of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above;
and “law” and “enactment” includes any legislation in any jurisdiction;

(l)	the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions;

(m)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(n)	headings are included in this Agreement for convenience only and do not affect its interpretation;

(o)	in construing this Agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by:
(i)	being preceded by words indicating a particular class of acts, matters or things; or

(ii)	being followed by particular example; and
(p)	the words “include” and “including” shall be construed without limitation.
2.	SALE AND PURCHASE OF SALE SHARES

2.1	On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Sale Shares free from all Encumbrances and from all other rights exercisable by or claims by third parties, together with all rights attaching or accruing to them as at Completion.

2.2	The Seller irrevocably and unconditionally waives all rights over, or in connection with, any of the Sale Shares including any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on the Seller under the Articles or otherwise and shall, before Completion, procure the irrevocable and unconditional waiver of any such right or restriction conferred on any other person.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement, but completion of the purchase of some of the Sale Shares will not affect the rights of the Purchaser with respect to the purchase of the others.

3.	CONSIDERATION

3.1	Subject to Clause 3.2, the Consideration for the sale and purchase of the Sale Shares shall be US$88 million (equivalent to HK$684 million) to be paid by the Purchaser to the Seller at Completion for value on the Completion Date by electronic funds transfer into the following US$ bank account of the Seller (evidence of such payment taking the form of a written confirmation from the paying bank that it has made such payment):

(i) Bank name:	Hang Seng Bank Limited

(ii) Account number:	024-388-558702-001

(iii) Swift code:	HASEHKHH

(iv) Bank code:	024

(v) Account name:	Wing On Travel (Holdings) Limited
3.2	The Consideration is subject to the following potential pre-Completion adjustment: If the consolidated net profit after Tax of the Group shown in the Accounts for the year ended 31 December 2009 is less than HK$40 million, the portion of the Consideration to be paid at Completion pursuant to Clause 3.1 shall be reduced the US$ equivalent (translated into US$ at the fixed rate of HK$7.766 = US$1.00) of by an amount equal to 20 times the difference between HK$40 million and such consolidated net profit after Tax of the Group.

3.3	The Consideration is subject to the following potential Post-Completion Adjustment: If, as of the Completion Date, the Final Net Current Asset Value is less than HK$0.00, the Seller shall repay to the Purchaser, as a reduction in the Consideration, the US$ equivalent (translated into US$ at the fixed rate of HK$7.766 = US$1.00) of an amount equal to the amount by which the Final Net Current Asset Value is less than HK$0.00.

3.4	For the purpose of the adjustment to the Consideration pursuant to Clause 3.3, the Parties shall follow the procedures set out in Schedule 7.

4.	CONDITIONS

4.1	The sale and purchase of the Sale Shares is conditional upon the satisfaction or waiver (if made in accordance with the provisions hereof) of the following, or their satisfaction subject only to Completion:
(a)	the passing by shareholders of the Seller who are permitted to vote at a general meeting of the Seller of a resolution to approve the sale of the Sale Shares in accordance with the requirements of the Listing Rules;

(b)	all Authorisations which are required for the entering into or the performance of obligations under this Agreement by the Parties having been obtained and all filings with any Authorities and other relevant third parties which are required for the entering into and the implementation of this Agreement having been made and such Authorisations (if any) remaining in full force and effect and there being no statement, notification or intimation of an intention to revoke or not to renew the same having been recorded. Without limiting the generality of the foregoing, such Authorisations include:
(i)	the consent in writing from the Registrar of Travel Agents to the Transaction having been obtained in accordance with the Travel Agents Ordinance (Chapter 218 of the Laws of Hong Kong);

(ii)	the consent in writing from the International Air Transport Association to the Transaction having been obtained;

(iii)	the consent in writing from the holders of the 2% convertible exchangeable notes issued by the Seller on 8 June 2006 to the

Transaction having been obtained in accordance with the terms and conditions of such convertible exchangeable notes; and

(iv)	the consent from the lessor under each of the relevant Leases, if required by the terms of the relevant leases, to the Transaction having been obtained in accordance with the terms of the relevant Lease;
(c)	no order or judgment (whether temporary, preliminary or permanent) of any Authority having been issued or made prior to Completion, and no legal or regulatory requirements remain to be satisfied, which has the effect of making unlawful or otherwise prohibiting or restricting the transfer of the Sale Shares to the Purchaser, or any transaction contemplated by this Agreement and the other Transaction Documents;

(d)	the Purchaser being satisfied that no Material Adverse Change has arisen or occurred since 31 December 2009;

(e)	there having been no breach in any material respect by the Seller of any of its obligations under this Agreement or any of the other Transaction Documents; and

(f)	there having been no breach of the Warranties (and no fact, event or circumstance having occurred which would make the Warranties untrue or inaccurate in any respect when repeated at Completion), and there having been delivered to the Purchaser a certificate in the form attached as Schedule 13 (“Certificate”) signed by a director of the Seller and dated the Completion Date, in which the Seller certifies the matters set out in paragraphs (b), (c), (d), (e) and (f) above.

4.2	The Seller undertakes to the Purchaser:
(a)	in the case of the Conditions set out in Clause 4.1(b), to use its reasonable endeavours to ensure that such Conditions are fulfilled as soon as reasonably practicable after the date of this Agreement;

(b)	in the case of the Condition set out in Clause 4.1(a), to comply with the requirements of the Listing Rules regarding announcements and circulars, and to convene a special general meeting for the approval of shareholders of the Seller in respect of the transactions contemplated in this Agreement and the other Transaction Documents as soon as practicable after the date of this Agreement;

(c)	request the board of directors of the Seller, but subject to the fiduciary duties of the directors, to recommend and continue to recommend to the shareholders of the Seller all of the transactions contemplated in this Agreement and the other Transaction Documents; and

(d)	subject to the Purchaser promptly complying with Clause 4.3, as soon as practicable after the signing of this Agreement to prepare and submit necessary applications for the purposes of the consents referred to in Clause 4.1(b).

4.3	Each of the Seller and the Purchaser shall (and the Seller shall procure that the Group shall), upon request from the other Party, promptly co-operate with and provide all necessary information and other assistance reasonably required by such other Party in connection with the satisfaction of the Conditions, including for the purposes of the provision of such information to any Authority as shall be necessary in connection with the satisfaction of the Conditions.

4.4	The Purchaser may waive any of the Conditions in Clause 4.1 (other than the Conditions in Clauses 4.1(a), (b)(i), (b)(iii) or (c)) at any time by written notice to the Seller.

4.5	Each of the Purchaser and the Seller shall give notice to the other that a relevant Condition has been satisfied as soon as practicable and in any event within two Business Days of becoming aware of the fact.

4.6	If one or more of the Conditions in Clauses 4.1(a) to (f):
(a)	remains unsatisfied as at the Long Stop Date and has not been waived on or before the Long Stop Date in accordance with this Agreement; or

(b)	becomes impossible to satisfy before the Long Stop Date and, if it is a Condition which can be waived by a Party, has not been waived within five Business Days of such Condition becoming impossible to satisfy, then this Agreement, other than the Surviving Provisions, shall automatically terminate with immediate effect and each Party’s rights and obligations (other than those in respect of the Surviving Provisions) shall cease immediately on termination. Such termination shall not affect the rights and obligations of any Party existing prior to termination.

5.	PRE-COMPLETION OBLIGATIONS

5.1	Subject to Clause 5.2, the Seller shall procure that, during the period from the date of this Agreement to Completion, each member of the Group shall continue to carry on business in the normal course in compliance with all applicable laws and regulations and in substantially the same manner as their businesses have been carried on before the date of this Agreement. Without limitation to the generality of the foregoing, the Seller shall procure that no member of the Group shall undertake any of the Restricted Actions without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.2	Clause 5.1 shall not operate so as to restrict or prevent:
(a)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Group in good faith and in the ordinary and usual course of business and disclosed to the Purchaser prior to the date of this Agreement;

(b)	any matter contemplated in this Agreement or any other Transaction Document; or

(c)	any matter undertaken at the written request of the Purchaser or with its prior written approval.
5.3	The Seller shall deliver to the Purchaser by no later than seven days after the date of this Agreement the audited consolidated financial statements of the Group for the year ended 31 December 2009 prepared in accordance with HKFRS and comprising a consolidated statement of financial position, a consolidated statement of comprehensive income, a consolidated statement of cash flows, notes to the consolidated financial statements and an auditors’ report.

5.4	Solely for the purposes (“Specified Purpose”) of facilitating a smooth handover of the Business on Completion, after the signing of this Agreement:
(a)	so far as permitted by applicable law, the Seller shall consult with the Purchaser with respect to any action between the date of this Agreement and Completion which can reasonably be expected materially to affect the business of any member of the Group after Completion. The Seller shall provide, and procure all members of the Group to provide, to the Purchaser such information as the Purchaser may reasonably request for this purpose; and

(b)	the Purchaser shall be entitled on reasonable notice to send any of its Representatives to and attend at reasonable hours the head office of the Group (being located at the principal place of business in Hong Kong of the Seller) to observe the manner in which management, trading or operational functions are carried out. On receipt of a request in writing (or in other form acceptable to the Seller) of the Purchaser explaining how the subject matter of the request achieves the Specified Purpose with reasons therefor, the Seller shall not unreasonably refuse to procure reasonable access to the books, records and documents of the Group, reasonable access to select employees of the Group, visits to other locations at which the Group carry out management, trading or operational functions, and/or meetings with the staff of any member of the Group. The Purchaser shall ensure that no disruption to the ongoing Business is caused by its access to the Group and its employees, to the extent granted, pursuant to this Clause.
5.5	The Seller hereby represents, undertakes and agrees that it will, and will procure that its Representatives will: (i) not solicit any alternative offer for the Sale Shares; (ii) not enter into discussions or negotiations in relation to the Sale Shares with, or provide any information concerning the Group to, any third party in contemplation of such alternative offer; and (iii) inform the Purchaser of the existence and the terms of any unsolicited alternative offer for the Group which the Seller may receive. The obligations contained in this Clause 5.5 shall cease to apply upon whichever is the earlier of: (a) the Completion Date; and (b) save and except where the termination of this Agreement is caused as a result of the default or breach of this Agreement by the Seller, the termination of this Agreement as provided hereunder.

5.6	The Purchaser covenants with the Seller for itself and as trustee for each member of the Group on the terms set out in Clause 11.1(b) mutatis mutandis at any time before

Completion. The remaining provisions of Clause 11 shall apply mutatis mutandis to such covenants. The provisions of this Clause 5.6 shall survive termination of this Agreement.

5.7	The Seller shall within 14 Business Days after the date of this Agreement deliver to the Purchaser each of the following in form and substance reasonably satisfactory to the Purchaser:
(a)	the Certificate of Incumbency of the Seller enclosing certified true copies of the Seller’s Certificate of Incorporation, Memorandum of Association, Bye-Laws, Register of Directors and Register of Members;

(b)	the Certificate of Good Standing of the Seller;

(c)	the Certificate of Incumbency of the Company enclosing certified true copies of the Company’s Certificate of Incorporation, Memorandum and Articles of Association, Register of Directors and Officers, Register of Members, and Register of Mortgages and Charges; and

(d)	the Certificate of Compliance of the Company.
6.	COMPLETION

6.1	Completion shall take place at the offices of the Purchaser’s Solicitors at 10:00 a.m. on the fifth Business Day after the last in time of the Conditions (except such Conditions which are expressed to be satisfied on or as at the Completion Date, but subject to the satisfaction or waiver of such Conditions) is satisfied or waived in accordance with this Agreement, or at such other time and/or venue as may be agreed in writing between the Seller and the Purchaser.

6.2	At Completion, the Seller shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part A of Schedule 3 and the Purchaser shall deliver or take (or cause to be delivered and taken) the documents and actions listed in Part B of Schedule 3.

6.3	If any foregoing provision of this Clause 6 is not fully complied with, the Purchaser (in the case of non-compliance by the Seller) or the Seller (in the case of non-compliance by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by written notice to the other Party, served on such date:
(a)	to elect not to proceed with the transactions set out herein whereupon this Agreement, other than the Surviving Provisions, shall automatically terminate with immediate effect and each Party’s rights and obligations (other than those in respect of the Surviving Provisions) shall cease immediately upon such termination, provided that such termination shall not affect the rights and obligations of any Party existing prior to termination; or

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new date for Completion not being later than 20 Business Days after the original date for Completion, in which case the foregoing provisions of this Clause 6.3 shall apply to Completion as so deferred.
7.	SELLER’S WARRANTIES

7.1	The Seller represents and warrants to and for the benefit of the Purchaser that, as of the date of this Agreement, each of the Warranties is true and accurate and not misleading in any respect.

7.2	The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon each of the Warranties.

7.3	Each of the Warranties is qualified by matters disclosed in the Disclosure Letter. The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached or renders any misleading if it has been fully, fairly and specifically disclosed to the Purchaser in the Disclosure Letter in the absence of any fraud or dishonesty on the part of the Seller or its Representatives. For the avoidance of doubt, information or material disclosed in drafts of the disclosure letter and not included in the Disclosure Letter shall not qualify the Warranties.

7.4	The Seller represents and warrants to the Purchaser that the Warranties will be true and accurate and not misleading in any respect at Completion by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at Completion as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to the Completion Date.

7.5	Each of the Warranties is separate and independent and (except as expressly provided to the contrary in this Agreement) is not limited:
(a)	by reference to any other Warranty; or

(b)	by anything in this Agreement or any other Transaction Document or any other document referred to herein.
7.6	The Seller agrees with the Purchaser (for itself and for each member of the Group and their Representatives) to waive to the greatest extent permissible at law any rights or claims which it may have against any member of the Group or the present or former Representatives of any member of the Group in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Group or its Representatives in connection with the giving of the Warranties, this Agreement or the other Transaction Documents or the preparation of the Disclosure Letter.

7.7	The rights and remedies of the Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion, by the giving of any time or other indulgence by the Purchaser to any person, or by any other cause whatsoever except as provided in this Agreement or in a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

7.8	Subject to the limitations set out in Schedule 5, no information, fact or circumstance (other than those disclosed in writing by or on behalf of the Seller to the Purchaser or its legal advisers during due diligence enquiries prior to the date of this Agreement and in the Disclosure Letter) of which the Purchaser, any member of the Purchaser’s Group or any of their respective Representatives, had knowledge (whether actual, imputed or constructive) or which could have been discovered (whether by investigation, search or enquiry (including of any Authority) made by the Purchaser, any member of the Purchaser’s Group, any of their Representatives or on its or their behalf or otherwise) shall prevent or in any way prejudice any Claim being brought by any member of the Purchaser’s Group under this Agreement (including any claim that any of the Warranties is or was untrue or inaccurate or misleading, whether at the date of this Agreement or on their repetition at Completion) or reduce any amount recoverable hereunder. For the avoidance of doubt, the liability of the Seller pursuant to the Warranties on their repetition at Completion shall not be limited as a result of any disclosure of additional facts and circumstances after the date of this Agreement or matters of which the Purchaser or any of its Representatives became aware (or ought reasonably to have become aware) after the date of this Agreement.

7.9	In each Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression:
(a)	the Seller warrants and undertakes that it has made all such due, diligent and careful enquiries as are reasonable in the circumstances before giving such Warranty or making such statement; and

(b)	a matter shall be treated as being within the awareness, knowledge, information or belief of the Seller if it is within the knowledge, information or belief of any director or officer of the Seller or any member of the Group or any Senior Employee (or would have been within the knowledge, information or belief of such persons if they had made all such due, diligent and careful enquiries as are reasonable in the circumstances).
7.10	The Seller shall promptly disclose to the Purchaser any matter or thing which arises or of which it becomes aware after entering into this Agreement but prior to Completion which is inconsistent with or a breach of any of the Warranties or which will or may be a breach of any Warranty when the Warranties are repeated at Completion or which might render any of the Warranties misleading as at Completion.

7.11	No Claim may be made by the Purchaser against and no Losses may be recovered from the Seller in respect of any breaches of Warranties to the extent that the Purchaser has recovered the Losses under the Deed of Indemnity.

8.	BREAK FEE AND DAMAGES

8.1	If this Agreement terminates in accordance with Clause 4.6, without limiting the Purchaser’s right to claim damages, the Seller shall pay to the Purchaser HK$7 million (the “Break Fee”) by no later than five Business Days after the date this Agreement so terminates. The Seller shall pay the Break Fee by electronic transfer of immediately available funds into the Purchaser’s HK$ bank account with a Hong Kong licensed bank as may be notified by the Purchaser to the Seller at least two

Business Days before the date on which the Seller is obliged to make a payment under this Clause 8.1 for the purpose of such payment.

8.2	The liability of the Seller in respect of a breach of the Warranties shall be limited in the circumstances and to the extent set out in Schedule 5.

9.	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Seller that:
(a)	it has the requisite power and authority to enter into and to perform each Transaction Document;

(b)	each Transaction Document to be entered into by the Purchaser shall, upon execution by the Purchaser, constitute binding obligations of the Purchaser; and

(c)	compliance with the terms of the Transaction Documents does not and will not conflict with or constitute a default or a breach under any provision of:
(i)	the Purchaser’s memorandum or articles of association (or equivalent constitutional documents); or

(ii)	any agreement, instrument or contract to which the Purchaser is a party or by which it is bound.
10.	SELLER UNDERTAKINGS

10.1	The Seller agrees to provide reasonable cooperation in order to assist the Purchaser to comply with its obligations under Clause 12.2. In particular, the Seller shall use all reasonable endeavours to procure that no amount is outstanding under the Secured Facilities at Completion other than the letters of guarantee in issue and valid as at Completion and none of the Seller or any member of the Seller’s Group shall draw on the Secured Facilities at any time on or after Completion.

10.2	The Seller shall procure that any member of the Seller’s Group whose corporate, business or trading name or materials (whether in English and/or Chinese) makes reference to the fact that it is part or a member of the “Wing On Travel” group (whether in English and/or Chinese) shall as soon as reasonably practicable following Completion, and in any event by the date falling thirty (30) Business Days after Completion, cease to, and shall at no time thereafter, display, use or make reference to the “Wing On Travel” group (whether in English and/or Chinese) or any confusingly similar name or mark (including the Trademarks) in any of its stationary, business cards, sales literature, business and other corporate materials or signage.

10.3	The Seller shall procure that any member of the Seller’s Group whose corporate, business or trading name contains the words “Wing On” or “Wing On Travel” (whether in English and/or Chinese), as soon as reasonably practicable following Completion, and in any event by the date falling ten (10) Business Days after Completion, passes all required resolutions to change its corporate, business or trading names to a name which does not include or incorporate the words “Wing On” or “Wing On Travel” (whether in English and/or Chinese) or any confusingly similar name, and shall procure the prompt registration of the new name with the appropriate Authority. Upon receipt of confirmation from the appropriate Authority that such name change has been effected, the Seller shall provide the Purchaser with written proof that such name change has been effected.

10.4	The Seller shall procure that all members of the Seller’s Group shall as soon as reasonably practicable following Completion, and in any event by thirty (30) Business Days after Completion, destroy or delete from existing stocks or sales literature and stationery or buildings, signage or vehicles the name “Wing On” or “Wing On Travel” (whether in English and/or Chinese) and all associated logos, marks (including the Trademarks) and devices.

10.5	The Seller shall procure that, as of the Completion Date, there are no: (i) Accounts Payable (other than rent and other charges in respect of any Leased Business Premises that are currently leased from the Seller or a member of the Seller’s Group and continue to be leased following Completion); or (ii) Accounts Receivable (other than those arising and are to be settled in the normal course of the business of the Group) by a member of the Group from the Seller’s Group.

10.6	The Seller shall procure that the amount of rent and other charges in respect of any Leased Business Premises that are currently sub-leased from the Seller or a member of the Seller’s Group, where the Seller or respective members of the Group are tenants, and continue to be sub-leased following Completion shall be charged to the Group after Completion on the same basis and at the same level as that existing as of the date of this Agreement until the expiry of the relevant sub-lease.

10.7	The Seller shall (and shall procure the other members of the Seller’s Group to) use its reasonable efforts to assist the Purchaser (or other member of the Purchaser’s Group) to enter into the Employment Agreements prior to Completion.

10.8	The Seller shall maintain the level of Non-Current Assets as of the Completion Date at not less than HK$10 million (without taking into account any depreciation on those Non-Current Assets from 1 January 2010).

10.9	The Seller shall not do, or omit to do, any act, matter or thing whereby the Trademarks or any of them may be invalidated or any rights in any of the Trademarks may be prejudiced.

11.	PROTECTIVE COVENANTS

11.1	The Seller covenants with the Purchaser for itself and as trustee for each member of the Group that it shall not, and shall procure that no member of the Seller’s Group shall, directly or indirectly:
(a)	for a period of three years from Completion, carry on or otherwise be concerned in any business which is competitive or likely to be competitive with the Restricted Business, or any part of it, in the Restricted Territories; or

(b)	for a period of three years from Completion, induce or attempt to induce any director (other than a director resigning at Completion) or Senior Employee of a member of the Group to leave the employment of or relationship with that member of the Group or enter into any employment or services agreement with the Seller or any member of the Seller’s Group (otherwise than in response to a bona fide newspaper or trade advertisement where there has been no previous contact directly or indirectly in relation to the possible entry into such an agreement between the Seller (or any member of the Seller’s Group) and the individual concerned); or

(c)	for an unlimited period (except as required by applicable law or any competent regulatory body or recognised stock exchange) make use of or disclose or divulge to any third party any business, technical, financial, operational, administrative, staff management, marketing and economic information relating to the Group, the identities of customers and all other information of a secret and/or proprietary nature relating to the Group, excluding such information relating to the Group which is in, or which comes into, the public domain or is in a Party’s possession other than as a result of (i) a breach of any obligation imposed by this Agreement or (ii) a breach of any other duty of confidentiality relating to that information; or

(d)	for a period of three years from Completion, canvass or solicit orders for services or goods being provided by any member of the Group at Completion from any of the following customers of the Group:
(i)	Deloitte Touche Tohmatsu;

(ii)	PYI Management Ltd;

(iii)	Cahood Holding Co;

(iv)	Paul Y Management Limited;

(v)	Asia Television Ltd;

(vi)	ITC Properties Management Ltd;

(vii)	Mega-Vision Pictures Ltd;

(viii)	ITC Management Ltd;

(ix)	MATV Ltd;
For avoidance of doubt, nothing in this paragraph (d) shall prohibit the Seller directly or indirectly providing hotel and/or luxury train services direct to any of the parties named above; or

(e)	for an unlimited period make use of any Intellectual Property Rights (including the Trademarks) owned by a member of the Group at or at any time after Completion or anything confusingly similar to them.
11.2	For the purpose of this Clause 11, the Seller or a member of the Seller’s Group (as the case may be) will be concerned in a business if it carries on such business as a principal or agent or if it has any direct or indirect financial interest as a shareholder in or lender or consultant to any person who carries on the business. However, nothing contained in this Agreement shall preclude or restrict the Seller or a member of the Seller’s Group from holding, as a passive investor and together with the holdings of such person and their members in such company, not more than 5% of the issued share capital of any company whose shares are publicly traded or listed.

11.3	Each of the restrictions in each of the Clauses above shall be construed as a separate undertaking and enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

11.4	The Seller acknowledges that the restrictions and undertakings contained in this Clause 11 is reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Group and the Business, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable. In particular, if any of the restrictive periods of three years in Clause 11.1 shall be found to be void or voidable, then such period shall be reduced to that of two years; and if such reduced period of two years shall be found to be void or voidable, then such period shall be further reduced to that of one year.

11.5	The provisions of this Clause 11 shall survive Completion.

12.	PURCHASER UNDERTAKINGS

12.1	For the purposes of (i) preparing the Seller’s Completion Date Accounts or otherwise in connection with the determination of the Post-Completion Adjustments and (ii) to the extent it is necessary for the Seller’s audit and tax reporting purposes, the Purchaser and Purchaser Guarantor shall jointly and severally procure that at all times after Completion for a period up to (and including) the date of signing off the Seller’s Completion Date Accounts by the Seller’s Accountant, the Seller and any person authorised by it (including but not limited to any of its employees or any of its subsidiaries, its accountants and other professional advisers) will be given such access during normal office hours to the Business Premises and to all the books and records of the each member of the Group relating to events or matters occurring or arising at or before Completion (including to the extent relevant to post-Completion status of the assets and liabilities of the relevant member of the Group as at Completion) as the Seller may reasonably request.

12.2	The Purchaser shall within 14 Business Days after Completion procure that all security and guarantees provided by the Seller or its subsidiary in favour of Hang Seng Bank Limited in respect of the Secured Facilities are released without recourse and returned to the Seller or its relevant subsidiary. The Purchaser and the Guarantor jointly and severally shall on demand indemnify and keep indemnified the Seller (for itself and as trustee on behalf of its relevant subsidiaries) from all Losses (including any legal or other professional costs that may be incurred in defending any claim against Hang Seng Bank Limited or enforcing this indemnity) arising from or in connection with any enforcement or attempted enforcement of such guarantees and security against the Seller and/or its relevant subsidiary in respect of any matter arising after Completion. If and to the extent that any such guarantee or security is not released within the 14 Business Day period referred to above, the Purchaser shall pay a guarantee fee equal to the Prime Rate of the maximum principal amount available under the Secured Facility for the whole or part of each month from Completion throughout the period that the guarantee or security remains unreleased in accordance with this Clause.

13.	PURCHASER GUARANTOR’S GUARANTEE

13.1	If Completion occurs, the Purchaser Guarantor as primary obligor unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of its payment obligation at Completion pursuant to Clause 3.1.

13.2	The Purchaser Guarantor agrees that if the Purchaser fails to make the payment at Completion pursuant to this Agreement, the Purchaser Guarantor shall on demand (without requiring the Seller first to take steps against the Purchaser or any other person) pay that amount to the Seller.

13.3	Each payment to be made by the Purchaser Guarantor under this Clause 13 shall be made in the currency in which the relevant amount is payable by the Purchaser, free and clear of all deductions or withholdings of any kind.

14.	ANNOUNCEMENTS

14.1	No announcement concerning the existence or the subject matter of this Agreement or any ancillary matter shall be made by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed). This Clause 14.1 does not apply in the circumstances described in Clause 14.2.

14.2	A Party may make an announcement concerning the existence or the subject matter of this Agreement if required by:
(a)	applicable law or the rules or regulations of any stock exchange on which a Party’s shares or other securities are listed; or

(b)	any Authority to which that Party is subject or submits, wherever situated,

in which case that Party shall:

(a)	to the extent permitted by applicable law, first give notice to the other Parties of its intention to make such an announcement; and

(b)	take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Parties, before making such announcement.

14.3	The restrictions contained in this Clause 14 shall continue to apply after termination of this Agreement without limit in time.

15.	CONFIDENTIALITY

15.1	Subject to Clauses 15.2 and 15.3, each Party shall treat as strictly confidential and shall not disclose to any other person any information received or obtained as a result of entering into or performing the Transaction Documents which relates to the provisions of any Transaction Document, the negotiations and subject matter of any Transaction Document, the Group or the other Parties (including written information and information transferred or obtained orally, visually, electronically or by any other means) (“Confidential Information”).

15.2	Notwithstanding the other provisions of this Clause 15, a Party may disclose Confidential Information which would otherwise be subject to the provisions of Clause 15.1, if and to the extent:
(a)	it is required by applicable law to which such Party is subject or for the purpose of any judicial proceedings or by the rules or regulations of any stock exchange on which such Party’s shares or other securities are listed;

(b)	it is required by any Authority to which such Party is subject or submits (whether or not the requirement for information has the force of law);

(c)	it is disclosed on a strictly confidential basis to such Party’s professional advisers, auditors and bankers;

(d)	it is disclosed on a strictly confidential basis to such Party’s directors and employees (or to directors and employees of its Affiliates) on a need to know basis;

(e)	it was lawfully in such Party’s possession or in the possession of any of its Affiliates or Representatives (in either case as evidenced by written records) free of any restriction as to its use or disclosure prior to it being so disclosed;

(f)	the information has come into the public domain through no fault of that Party or any of its Affiliates or Representatives;

(g)	that the Seller (in relation to disclosure by the Purchaser or the Purchaser Guarantor) or the Purchaser (in relation to disclosure by the Seller) has given prior written consent to the disclosure; or

(h)	it is required to enable that Party to perform its obligations under the Transaction Documents or enforce its rights under the Transaction Documents, and provided that, to the extent permitted by applicable law and otherwise reasonable and practicable in the circumstances, any Confidential Information to be disclosed in reliance on Clauses 15.2(a) or (b) shall be disclosed only after consultation with the Purchaser (in the case of intended disclosure by the Seller) or the Seller (in the case of intended disclosure by the Purchaser or the Purchaser Guarantor) and the Party intending to disclose the Confidential Information shall take into account the reasonable comments or requests of such other Party.

15.3	Each of the Parties agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under the Transaction Documents (and the transactions contemplated thereby) or in connection with the Business.

15.4	Each of the Parties undertakes that it shall only disclose Confidential Information to any of its Affiliates and Representatives if it is reasonably required for purposes connected with the Transaction Documents and only if the relevant Affiliate or Representative is informed of the confidential nature of the Confidential Information and accepts equivalent restrictions as those accepted by the Party who discloses the Confidential Information.

15.5	The restrictions contained in this Clause 15 shall continue to apply after termination of this Agreement without limit in time.

16.	NOTICES

16.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:
(a)	in writing in the English or Chinese language; and

(b)	delivered:
(i)	personally by hand or courier (using an internationally recognised courier company);

(ii)	by local post or registered mail if local address and by airmail if overseas address; or

(iii)	by facsimile,

to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 16 (or to such other address and/or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 16) prior to despatch of the Notice).
16.2	In the absence of evidence of earlier receipt, any Notice served in accordance with Clause 16.1 shall be deemed given and received:
(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 16.3;

(b)	in the case of local post (other than airmail) or registered mail, at 10:00 a.m. on the second Business Day after posting;

(c)	in the case of airmail, at 10:00 a.m. on the fifth Business Day after posting; and

(d)	in the case of facsimile, at the time of its despatch (subject to confirmation of uninterrupted transmission by the sender by a transmission report).
16.3	The addresses of the Parties for the purpose of this Clause 16 are as follows: The Seller:

For the attention of: The Board of Directors Address: 7/F, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong Fax: 852-2542-0298
The Purchaser and the Purchaser Guarantor:
For the attention of: Jane Sun Address: 99 Fu Quan Road, Shanghai 200335, People’s Republic of China Fax: 86-21 6485-2152
16.4	In proving service, it shall be sufficient to prove that:
(a)	the envelope containing the Notice was properly addressed and delivered to the address of the relevant Party; or

(b)	the facsimile containing the Notice was transmitted to the fax number of the relevant Party uninterrupted (which may be satisfied by delivery of a transmission report).
16.5	Any Party may notify the other Parties of any change to its name, address or facsimile number for the purpose of this Clause 16, provided that such Notice shall be sent to the other Parties and shall only be effective on:
(a)	the date specified in such Notice as the date on which the change is to take effect; or

(b)	if no date is so specified or the date specified is less than three Business Days after which such Notice was deemed to be given, the fourth Business Day after such Notice was deemed to be given.
16.6	This Clause 16 shall not prejudice the service of, or any step in, Proceedings permitted by applicable law or the rules of the relevant Authority.

17.	LANGUAGE

This Agreement is executed in English. Any translation of this Agreement into any other language shall be for reference purposes only and the English language text shall prevail.

18.	ASSIGNMENT

This Agreement shall be binding on and inure for the benefit of the successors of each of the Parties, but the Parties may not assign or transfer all or any of their rights or obligations under this Agreement without the prior written consent of the other Parties.

19.	INVALIDITY

If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any law in any jurisdiction, then:

(a)	such provision shall:
(i)	to the extent that it is illegal, void, invalid or unenforceable, be given no effect and shall be deemed not to be included in this Agreement;

(ii)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement;

(iii)	not affect or impair the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement; and
(b)	the Parties shall use all reasonable efforts to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
20.	NO PARTNERSHIP

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any of them the agent of the other Parties or otherwise entitle a Party to bind the other Parties for any purpose.

21.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

22.	TIME OF THE ESSENCE

Any time, date or period referred to in this Agreement may be extended by mutual agreement in writing between the Purchaser and the Seller, but, as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

23.	PAYMENTS AND NO SET-OFF

23.1	Every amount payable under this Agreement by one Party to another shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of deduction or withholding of any kind (other than any deduction or withholding required by applicable law).

23.2	Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made in HK$ to such account as the recipient directs by notice to the payer.

24.	INTEREST

If any sum due for payment under this Agreement is not paid on the due date, the Party in default shall pay interest on that sum from the due date until the date of actual payment (calculated on a daily basis and compounded on a monthly basis) at a rate equal to the aggregate of 2% per annum above the Prime Rate for the time being, unless expressly provided to the contrary in this Agreement.

25.	COSTS AND EXPENSES

25.1	Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents mentioned herein, provided, however, that the Seller shall be responsible for the costs and expenses (if any) of the Group’s legal, financial and other professional advisers in connection with the sale and purchase of the Sale Shares or otherwise in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Seller may not charge any part of such costs to a member of the Group and if it has already done so it shall refund such amount at Completion.

25.2	Without prejudice to Clause 25.1, all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the sale or purchase of the Sale Shares under the Transaction Documents shall be borne equally by the Seller and the Purchaser.

26.	FURTHER ASSURANCE

Without prejudice to any other provision of this Agreement, each Party shall, on being required to do so by the others, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the requesting Party may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser or as otherwise may be necessary to implement and give full effect to the Transaction.

27.	WHOLE AGREEMENT

27.1	This Agreement and the other Transaction Documents contain the whole agreement and understanding between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, understandings or arrangements (whether oral or written) between the Parties relating to the Transaction.

27.2	Each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, collateral contract, undertaking or other assurance (except those warranties and undertakings expressly set out in this Agreement) made by or on behalf of any other Party before the execution of this Agreement including during the course of negotiating this Agreement. Each of the Parties waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraud or fraudulent misrepresentation.

28.	GENERAL

28.1	Each of the obligations, covenants, Warranties and undertakings given to the Purchaser or (as the case may be) the Seller in this Agreement and the other Transaction Documents which is not fully performed at Completion shall not be affected by Completion, except to the extent waived or released by a specific and duly authorised written waiver or release by the Purchaser or (as the case may be) the Seller.

28.2	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

28.3	Any waiver of any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

28.4	Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

28.5	The rights and remedies of the Parties under this Agreement are not exclusive of any rights or remedies provided by law.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law.

29.2	The Parties irrevocably agree to submit to the exclusive jurisdiction of the courts of Hong Kong to settle any claim, dispute or difference which may arise out of or in connection with this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) and that accordingly any Proceedings shall be brought in such courts.

29.3	Each Party waives (and agrees not to raise) any objection, on the ground of inconvenient forum or on any other ground, to the bringing of Proceedings in the Hong Kong courts.

29.4	Each Party irrevocably agrees that a judgment or order against it in Proceedings brought in Hong Kong shall (provided there is no appeal pending or open) be conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

30.	AGENT FOR SERVICE OF PROCESS

30.1	Each Party which is not a company incorporated in Hong Kong shall at all times maintain an agent for service of process in Hong Kong (each such entity or any replacement agent appointed pursuant to this Clause, “Agent”) for such purpose.

30.2	The Seller irrevocably appoints Wing On Travel Nominees Limited (for the attention of the Board of Directors) (of 7/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong) as its Agent.

30.3	Each of the Purchaser and the Purchaser Guarantor irrevocable appoints Ctrip.com (Hong Kong) Limited (of Unit 2102, 21/F, The Hennessy, 256 Hennessy Road, Wan Chai, Hong Kong) as its Agent.

30.4	Without prejudice to any other permitted mode of service, each Party agrees that service of any claim, notice or other document for the purpose of any Proceedings commenced in Hong Kong shall be duly served upon it if served on its Agent, whether or not it is forwarded to and received by that Party.

30.5	If for any reason the Agent appointed by any Party at any time ceases to act as such or no longer has an address in Hong Kong, that Party shall promptly appoint another Agent and promptly notify the other Parties of the appointment and the new Agent’s name and address. If the Party concerned does not make such an appointment within five Business Days of such cessation, then the other Parties may do so on its behalf and shall notify the other Parties if it does so.

SCHEDULE 1
PARTICULARS OF THE COMPANY

1.	Registered number:	619318

2.	Date of incorporation:	15 October 2004

3.	Place of incorporation:	British Virgin Islands

4.	Registered office address:	Offshore Incorporations Limited
P.O. Box 957, Road Town, Tortola,
British Virgin Islands

5.	Type of company:	BVI Business Company

6.	Authorised share capital:	US$50,000,000 divided into 50,000,000
shares of US$1.00 each

7.	Issued share capital:	100 shares of US$1.00 par value

8.	Members:

	Full name	Number of shares held

	Wing On Travel (Holdings) Limited	100

9.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

10.	Secretary:	NIL

11.	Accounting reference date:	31 December

12.	Auditors:	NIL

13.	Mortgages and charges:	NIL

SCHEDULE 2
PARTICULARS OF THE SUBSIDIARIES
WING ON TRAVEL (BVI) LIMITED

1.	Registered number:	243234

2.	Date of incorporation:	7 August 1997

3.	Place of incorporation:	British Virgin Islands

4.	Registered office address:	Offshore Incorporations Limited, P.O. Box 957, Road
Town, Tortola, British Virgin Islands

5.	Authorised share capital:	US$50,000.00 divided into 50,000 shares of US$1.00 par value

6.	Issued share capital:	10,000 shares of US$1.00 par value

7.	Members:

	Full name	Number of shares held

	HKWOT (BVI) Limited	10,000

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

APSLEY AGENTS LIMITED

1.	Registered number:	236354

2.	Date of incorporation:	18 June 1997

3.	Place of incorporation:	British Virgin Islands

4.	Registered office address:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

5.	Authorised share capital:	US$50,000.00 divided into 50,000 shares of US$1.00 par value

6.	Issued share capital:	1 share of US$1.00 par value

7.	Members:

	Full name	Number of shares held

	Wing On Travel International Limited	1

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

ASIAN FAME INTERNATIONAL LIMITED

1.	Registered number:	298890

2.	Date of incorporation:	28 October 1998

3.	Place of incorporation:	British Virgin Islands

4.	Registered office address:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

5.	Authorised share capital:	US$50,000 divided into 50,000 shares of US$1.00 par value

6.	Issued share capital:	1 share of US$1.00 par value

7.	Members:

	Full name	Number of shares held

	Wing On Travel International Limited	1

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	NIL

12.	Mortgages and charges:	NIL

HONG KONG WING ON TRAVEL SERVICE LIMITED

1.	Registered number:	111506

2.	Date of incorporation:	30 April 1982

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	Unit 1001, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$200,005,000.00 divided into 18,000,500 ordinary shares of HK$10.00 each and 2,000,000 non-voting deferred shares of HK$10.00 each

6.	Issued share capital:	18,000,010 ordinary shares of HK$10.00 each and 2,000,000 non-voting deferred shares of HK$10.00 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	18,000,010 (ordinary)

	Wing On Travel (BVI) Limited	2,000,000 (non-voting deferred)

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	Running Deed of Charge

WING ON TRAVEL AND TOUR LIMITED

1.	Registered number:	255576

2.	Date of incorporation:	16 June 1989

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	Unit 1005, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$2,000,000.00 divided into 2,000,000 ordinary shares of HK$1.00 each

6.	Issued share capital:	2,000,000 ordinary shares of HK$1.00 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	2,000,000

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

WORLD WAY (PACIFIC) LIMITED

1.	Registered number:	620618

2.	Date of incorporation:	13 August 1997

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$10,000.00 divided into 10,000 ordinary shares of HK$1.00 each

6.	Issued share capital:	2 ordinary shares of HK$1.00 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	2

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

WING ON TRAVEL ADVERTISING LIMITED

1.	Registered number:	629715

2.	Date of incorporation:	12 November 1997

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$10,000.00 divided into 10,000 ordinary shares of HK$1.00 each

6.	Issued share capital:	10,000 ordinary shares of HK$1.00 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	10,000

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

WATERTOURS OF HONG KONG LIMITED

1.	Registered number:	26069

2.	Date of incorporation:	1 December 1971

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	10th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$2,000,000.00 divided into 19,999 ordinary shares of HK$100.00 each and 1 ‘B’ share of HK$100.00

6.	Issued share capital:	15,000 ordinary shares of HK$100.00 each and 1 ‘B’ share of HK$100.00

7.	Members:

	Full name	Number of shares held

	Asian Fame International Limited	15,000 (ordinary)

	Asian Fame International Limited	1 (‘B’)

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

Leung Kong Lan

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

MANY GOOD MONEY EXCHANGE LIMITED

1.	Registered number:	410351

2.	Date of incorporation:	18 March 1993

3.	Place of incorporation:	Hong Kong

4.	Registered office address:	10th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

5.	Authorised share capital:	HK$100,000.00 divided into 100,000 shares of HK$1.00 each

6.	Issued share capital:	1 ordinary share of HK$1.00 each

7.	Members:

	Full name	Number of shares held

	Hong Kong Wing On Travel Service Limited	1

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

Leung Kong Lan

9.	Secretary:

Full name

Wing On Travel Nominees Limited

10.	Financial year end:	31 December

11.	Auditors:	Deloitte Touche Tohmatsu

12.	Mortgages and charges:	NIL

WING ON TRAVEL (U.K.) LIMITED

1.	Registered number:	2785213

2.	Date of incorporation:	1 February 1993

3.	Place of incorporation:	England and Wales, United Kingdom

4.	Registered office address:	Dickens House, Guithavon Street, Witham, Essex, CM8 1BJ, United Kingdom

5.	Authorised share capital:	£1,000 divided into 1,000 shares of £1 each

6.	Issued share capital:	2 shares of £1 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	2

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Leung Kong Lan

9.	Secretary:

Full name

Liu Weiya

10.	Financial year end:	31 December

11.	Auditors:	Baverstocks

12.	Mortgages and charges:	A rent deposit deed dated 13 June 2007 made between Save & Prosper Pensions Limited and Wing On Travel (UK) Limited

WOT HOLIDAYS (CANADA) LIMITED

1.	Registered number:	BC0374051

2.	Date of incorporation:	10 October 1989

3.	Place of incorporation:	Province of British Columbia, Canada

4.	Registered office address:	19th Floor, 885 West Georgia Street, Vancouver, B.C. V6C 3H4 Canada

5.	Authorised share capital:	100,000 Common Shares without par value

6.	Issued share capital:	100 Common Shares without par value

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	100

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

9.	Secretary:

Full name

Yeung Tze Ming

10.	Financial year end:	31 December

11.	Auditors:	Lawrence Woo Ltd.

12.	Mortgages and charges:	N/A

HONG KONG WING ON TRAVEL & TOURS SDN. BHD.

1.	Registered number:	457862H

2.	Date of incorporation:	18 February 1998

3.	Place of incorporation:	Malaysia

4.	Registered office address:	No. 13A Jalan SS21/56B, Damansara Utama, 47400 Petaling Jaya, Selangor Darul Ehsan, Malaysia

5.	Authorised share capital:	RM100,000.00 divided into 100,000 ordinary shares of RM1.00 each

6.	Issued share capital:	10 ordinary shares of RM1.00 each

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	10

8.	Directors:

Full name

Yap, Allan

Chan Ling, Eva

Lai Tsz Wah

Leung Kong Lan

Foo Li Ling

Anil Kumar A/L Hans Raj

9.	Secretary:

Full name

Foo Li Ling

10.	Financial year end:	31 December

11.	Auditors:	Messrs Deloitte & Touche

12.	Mortgages and charges:	N/A

WING ON HOLIDAYS (MACAU) LIMITED
AGÊNCIA DE WING ON HOLIDAYS (MACAU) LIMITADA
Part A

1.	Registered number:	11363 SO

2.	Date of incorporation:	28 October 1995

3.	Place of incorporation:	Macau

4.	Registered office address:	Avenida da Praia Grande, n°s 730-804, Edifício China Plaza, r/c, Lojas L e M, em Macau

5.	Authorised share capital:	MOP$1,300,000.00

6.	Issued share capital:	MOP$1,300,000.00

7.	Members:

	Full name	Number of shares held

	Wing On Travel (BVI) Limited	MOP$650,000.00

	Hong Kong Wing On Travel Service Limited	MOP$650,000.00

8.	Administrador(es):

Full name

Hong Kong Wing On Travel Service Limited (represented by Yap, Allan or Chan Ling Eva singly)

Wing On Travel (BVI) Limited (represented by Yap, Allan or Chan Ling, Eva singly)

9.	Secretary:

Full name

N/A

10.	Financial year end:	31 December

11.	Auditors:	N/A

12.	Mortgages and charges:	N/A

1.	Registered number:	430000400003784

2.	Date of incorporation:	19 November 2008

3.	Place of incorporation:	PRC

4.	Registered office address: ´

5.	Registered capital:	RMB2,500,000

6.	Paid up capital:	RMB2,500,000

7.	Members:

	Full name	Paid up capital

RMB2,500,000

8.	Directors:

Full name

9.	Secretary:

Full name

N/A

10.	Financial year end:	31 December

11.	Auditors:	N/A

12.	Mortgages and charges:	N/A

SCHEDULE 3
COMPLETION
Part A — Action to be taken by the Seller
At Completion:
(a)	the Seller shall procure the delivery to the Purchaser (or as it may direct) of each of the following in form and substance reasonably satisfactory to the Purchaser:
(i)	the minutes of a duly convened and held meeting of the directors (or a duly constituted committee thereof) of the Seller authorising the execution by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party and, where such execution is authorised by a committee of the board of directors of the Seller, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(ii)	the minutes of a duly convened and held general meeting of the Seller at which its shareholders approved the arrangements described in this Agreement and the other Transaction Documents in accordance with the requirements of the Listing Rules;

(iii)	a duly executed instrument of transfer in favour of the Purchaser (or as it may direct) in respect of all the Sale Shares;

(iv)	the original share certificates representing the Sale Shares (or an express indemnity in form and substance reasonably satisfactory to the Purchaser, in the case of any found to be missing);

(v)	the Deed of Indemnity duly executed by the Seller;

(vi)	the Share Charge duly executed by the Seller;

(vii)	the Trademarks Assignment duly executed by the Seller;

(viii)	the Shareholders’ Agreement duly executed by the Seller and the Company;

(ix)	a certified copy of any power of attorney under which any of the Transaction Documents are executed by the Seller;

(x)	evidence to the Purchaser’ reasonable satisfaction of fulfilment of the Condition in Clause 4.1(b);

(xi)	to the extent not already in the possession of a member of the Group, any material books of account or references of customers and/or suppliers and other material records and all insurance policies in respect of the Business;

(xii)	to the extent not already in the possession of a member of the Group, all licences, consent, permits and authorisations obtained by or issued to a member of the Group;

(xiii)	to the extent not already in the possession of a member of the Group, all books and records of the Group relating to the employees and/or directors of the Group;

(xiv)	the resignation of such persons as directors of the Company and as directors of any Subsidiary as the Purchaser may notify to the Seller no later than ten Business Days prior to the Completion Date, in each case with an acknowledgement from the resigning director that he has no claim against any member of the Group whether for loss of office or otherwise;

(xv)	to the extent not already in the possession of the relevant member of the Group, the certificate of incorporation, common seal, minute books, statutory registers and share certificate books of each member of the Group (in each case up to date up to but not including the Completion Date);

(xvi)	evidence that the Seller has been removed as the “client-on-record” of the Company, as notified to the Company’s British Virgin Islands registered agent, and the Purchaser (or its nominee) has been recorded as the “client-on-record” of the Company in the Company’s British Virgin Islands registered agent’s records; and

(xvii)	the Certificate;
(b)	the Seller shall procure that a board meeting of the Company, and such other member of the Group as may be required, are held at Completion at which it is resolved that:
(i)	such persons as the Purchaser nominates are appointed as directors and the secretary of the relevant member of the Group;

(ii)	such persons (if any) as the Purchaser nominates are appointed as auditors of the relevant member of the Group;

(iii)	the resignations (if any) referred to in paragraph (a)(xiv) above are approved;

(iv)	the registered office of the Company and/or each Subsidiary is changed to such new registered office as the Purchaser may notify to the Seller no later than five Business Days prior to the Completion Date provided that (i) such registered office is not situated at the operating location or office of the relevant company; and (ii) such registered office is not of a company incorporated in the British Virgin Islands;

(v)	the transfer referred to in paragraph (a)(iii) above (subject only to it being duly stamped, if applicable) is approved for registration and new share certificates are issued accordingly; and

(vi)	its bank mandates are revised and/or revoked in such manner as the Purchaser requires.

SCHEDULE 3
COMPLETION
Part B — Actions to be taken by the Purchaser
At Completion, the Purchaser shall:
(a)	pay the Consideration (after applicable deductions (if any) pursuant to Clause 3.2) to the Seller pursuant to Clause 3.1;

(b)	deliver the Deed of Indemnity duly executed by the Purchaser;

(c)	deliver the Share Charge duly executed by the Purchaser;

(d)	deliver the Trademarks Assignment duly executed by the Purchaser; and

(e)	deliver the Shareholders’ Agreement duly executed by the Purchaser and the Purchaser Guarantor.

SCHEDULE 4
WARRANTIES
Part A – Warranties given by the Seller in relation to itself
1.	DUE INCORPORATION AND EXISTENCE

1.1	The Seller is duly and properly incorporated and capitalised in accordance with applicable law and validly existing and in good standing under applicable law.

2.	CAPACITY AND AUTHORITY

2.1	The Seller has full power and capacity to enter into and to perform this Agreement and each Transaction Document to which it is a party.

2.2	The Seller has taken all corporate action required by it to authorise it, and is unconditionally authorised, to enter into and to perform this Agreement and each Transaction Document to which it is a party.

3.	BINDING OBLIGATIONS

3.1	This Agreement and each Transaction Document to which the Seller is a party constitutes or will, when executed and delivered (in the case of a deed), constitute legal, valid and binding obligations on the Seller, enforceable in accordance with its terms.

4.	NO DEFAULT

4.1	The execution and delivery (in the case of a deed) of, and the performance by the Seller of its obligations under, this Agreement and each Transaction Document to which the Seller is a party does not and will not:
(a)	conflict with or constitute a default or breach under any provision of:
(i)	any agreement or instrument to which the Seller is a party or by which it is bound;

(ii)	the Seller’s memorandum or articles of association (or equivalent constitutional documents); or

(iii)	any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound or submits; and
(b)	will not require the consent of any other person or Authority.

SCHEDULE 4
WARRANTIES
Part B — Other Warranties
1.	GROUP STRUCTURE
1.1	Particulars

The share capital and other corporate particulars of the Company and the Subsidiaries are as set out in Schedule 1 and Schedule 2, respectively, and such information is true and accurate in all material respects and not misleading in any material respect. The Company has no subsidiary or shares or equity interest in any company, or any participatory interest in any person, other than the aforesaid.

1.2	Sale Shares and Subsidiaries
(a)	The Seller will immediately before and at Completion be the legal and beneficial owner of the Sale Shares and have the right to exercise all voting and other rights over the Sale Shares.

(b)	At Completion, the Sale Shares:
(i)	constitute 90% of the issued and allotted share capital of the Company;

(ii)	have been properly and validly issued and allotted; and

(iii)	each of the Sale Shares is fully paid or credited as fully paid.
(c)	The shares of each member of the Group (other than the Company) in issue:
(i)	constitute the whole of the issued and allotted share capital of the relevant member of the Group;

(ii)	have been properly and validly issued and allotted;

(iii)	each is fully paid or credited as fully paid; and

(iv)	are legally and beneficially owned, and the right to exercise all voting and other rights over the shares are held, by a member of the Group.
(d)	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share, security or loan capital of the Company or any other member of the Group under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(e)	Neither the Seller nor any member of the Group has created any Encumbrance over or affecting any shares in the capital of a member of the Group and no such Encumbrance is existing, nor is there any commitment to give or create such an Encumbrance, and no person has claimed to be entitled to such an Encumbrance. The Sale Shares and shares in other members of the Group are freely transferable (save for any applicable regulatory restrictions) and will not be subject to calls for further funds.

(f)	The Sale Shares and the shares in other members of the Group have not been and are not listed on any stock exchange or regulated market.

(g)	There is no dispute concerning the title of the Seller to the Sale Shares or its ability to sell the same and no person has claimed or is likely to claim to have title to the same or be entitled to any interest therein. The Seller is not engaged in any litigation, arbitration or other proceedings in any way relating to the Seller’s title to the Sale Shares, and the Company has not received any application for the rectification of the register of members in respect of the Seller’s title or ownership of the Sale Shares. There are no circumstances likely to give rise to any matter referred to in this paragraph.
1.3	Corporate structure
The diagram of the corporate structure of the Group attached as Appendix 1.3 to the Disclosure Letter is true and accurate in all material respects and not misleading in any material respect.
1.4	Investments, associations and branches
No member of the Group:
(a)	is the holder or beneficial owner of, nor has it agreed to acquire, any share or other capital of any other company or corporation (wherever incorporated) other than of the other members of the Group and Ananda Travel Service (Aust.) Pty. Limited and Which are not Subsidiaries;

(b)	is, nor has it agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment; or

(c)	has any branch, agency or place of business outside the jurisdiction of its incorporation and no permanent establishment (as that expression is defined in the relevant double Taxation relief orders current at the date of this Agreement) outside the jurisdiction of its incorporation.
2.	ACCOUNTS
2.1	In these Warranties, representation or warranty is only given or deemed to be given in respect of the Accounts for the financial year ended 31 December 2009 after such Accounts are delivered by the Seller to the Purchaser in accordance with Clause 5.3.
2.2 Accounts
The Accounts:
(a)	have been prepared in accordance with the requirements of all applicable laws and HKFRS;

(b)	have been prepared on a basis consistent with that adopted in preparing the audited accounts of the members of the Group for and during the previous two financial periods;

(c)	show a true and fair view of the assets, liabilities and state of affairs of the Group as at the relevant Accounts Date and of the profits or losses and (where applicable) cash flows of the Group for the period ended on the relevant Accounts Date;

(d)	contain allowance, provisions or reserve adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise, including: (i) liabilities in connection with, resulting from or arising out of any proceeding, suit, claim or action in relation to the amounts of contributions made (or required to be made or which ought to have been made) by a member of the Group as employer pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong); and (ii) liabilities in connection with, resulting from or arising out of Lam Pik Shan v Hong Kong Wing On Travel Service Limited) of the members of the Group as at the relevant Accounts Date, as required by HKFRS;

(e)	are not affected by any unusual or non-recurring items; and

(f)	make provision reasonably regarded at that time as adequate for all bad and doubtful debts as at the relevant Accounts Date on a basis consistent with HKFRS.
2.3	Management Accounts and Accounts for financial year ended 31 December 2009
There are no material differences between: (i) the assets, liabilities and state of affairs of the Group as at 31 December 2009 and the profits or losses and (where applicable) cash flows of the Group for the period ended on 31 December 2009 as shown in the Management Accounts: and (ii) the assets, liabilities and state of affairs of the Group as at the Accounts Date and the profits or losses and (where applicable) cash flows of the Group for the period ended on the Accounts Date as shown in the Accounts for the financial year ended 31 December 2009.
2.4	Management Accounts
(a)	The Management Accounts have been prepared in good faith, are not misleading and are fairly present in all material respects, and do not misstate:
(i)	the assets and liabilities of the members of the Group as at the Management Accounts Date; and
(ii)	the profits and losses and, where applicable, cash flows of the members of the Group for that period ending on the Management Accounts Date, using the same accounting policies as adopted in the Accounts applied on a consistent basis and that the period end adjustments which would arise on an audit have not been made.

(b)	As at the Management Accounts Date, the Management Accounts:

(i)	make full provision for all actual liabilities;

(ii)	disclose all contingent liabilities required to be disclosed by HKFRS; and

(iii)	make provision reasonably regarded as adequate for all bad and doubtful debts.
2.5	Provision for Tax
(a)	Full provision or reserve has been made in the Accounts and the Management Accounts for all Taxation liable to be assessed on each member of the Group or for which each member of the Group is or may become accountable in respect of:
(i)	profits, gains or income earned, accrued or received (or deemed to be so) by any member of the Group on or before the Accounts Date (or, in relation to the Management Accounts, the Management Accounts Date); and
(ii)	any event effected or deemed to be effected on or before the Accounts Date (or, in relation to the Management Accounts, the Management Accounts Date) or provided for in the Accounts (or the Management Accounts, as the case may be).
(b)	Full provision for deferred Tax has been made in the Accounts and Management Accounts in accordance with HKFRS.
2.6	Books and Records
(a)	All accounts, books, ledgers, financial and other records of whatsoever kind (“Records”) of the Business since 1 January 2003:
(i)	have been properly maintained on a consistent basis and in accordance with applicable law, are and will at the Completion Date be up to date and contain true records of all material aspects of the Business and/or the Business Assets to which they relate and of all matters required by applicable law to be entered therein;
(ii)	do not contain or reflect any material inaccuracies or discrepancies;
(iii)	give and reflect an accurate view of the financial, contractual and trading position of the Business and of its fixed and current assets and liabilities (actual and contingent) debtors and creditors (as appropriate) and all other matters which ought or would normally be expected to appear therein; and

(iv)	are in the possession (or under the control) of a member or Affiliate of the Group, and no notice or allegation that any of the Records is incorrect or should be rectified has been received since 1 January 2003.

(b)	Without prejudice to the generality of paragraph 2.6(a), the Records fully reflect and provide full and sufficient details of:
(i)	all entitlements of customers of the Business to any special terms, discounts, rebates, allowances and the like in respect of or by reference to the terms on which goods or services have been supplied by any member of the Group to such customers prior to the Completion Date;
(ii)	the names and addresses of all customers and suppliers of the Business, all dealings between any member of the Group and such customers and suppliers during the last three years;
(iii)	all items of the Business Assets owned at the Completion Date together with proof of ownership thereof; and
(iv)	the location of all tangible Business Assets which are not physically located on the facilities of the Business at the Completion Date and the terms and conditions upon which they are being held.
3.	POSITION SINCE 31 DECEMBER 2009

3.1	Since 31 December 2009:
(a)	each member of the Group has conducted its business in a normal and proper manner, without any interruption or alteration in its nature, scope or manner, and in the ordinary and usual course consistent with past practice so as to maintain the same as a going concern;

(b)	no member of the Group has entered into any material contract outside the ordinary and usual course of business consistent with past practice;

(c)	no member of the Group has entered into or proposed any material capital commitments;

(d)	no member of the Group has assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary and usual course of carrying on its business consistent with past practice;

(e)	no member of the Group has incurred any borrowings or other indebtedness or raised money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise) other than those borrowings or other indebtedness or raised money or financial facility in existence as at 31 December 2009;

(f)	there has been no Material Adverse Change of any member of the Group and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any Material Adverse Change;

(g)	no member of the Group has declared, made or paid any dividend or other distribution of profits or assets to any person;

(h)	no member of the Group has issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital otherwise than the issue of shares of the Company required in connection with the transactions contemplated under this Agreement;

(i)	no member of the Group has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(j)	no member of the Group has done or omitted to do anything which might adversely affect the goodwill of the Business;

(k)	there have been no material changes in the accounting policies of any member of the Group (including any change in depreciation or amortisation policies) and no revaluation of any member of the Group’s properties or assets; and

(l)	no substantial customer or supplier of any product or service of the Group has: (i) ceased or reduced the level of its trade with or supplies to the Group or indicated an intention to do any of the foregoing; or (ii) changed or indicated an intention to change the terms on which it is prepared to trade with or supply the Group.
3.2	For the purposes of paragraph 3.1 above, a substantial customer or source of supply means one which in any of the three financial periods immediately preceding 31 December 2008 accounted for 3% or more (in the case of a customer) of the turnover of the member of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the member of the Group. For the avoidance of doubt, no assurance is given by the Seller that any of its Affiliates will continue to use the services of the Group after Completion to any extent or at all.
4.	CORPORATE MATTERS
4.1	Due incorporation and existence
Each member of the Group is duly and properly incorporated and capitalised in accordance with, and validly existing and in good standing under, applicable law.
4.2	Capacity and authority
(a)	Each member of the Group has full power and capacity to enter into and to perform each Transaction Document to which it is a party.

(b)	Each member of the Group has taken all corporate action required by it to authorise it, and is unconditionally authorised, to enter into and to perform each Transaction Document to which it is a party.

(c)	Each Transaction Document to which a member of the Group is a party constitutes or will, when executed and delivered (in the case of a deed), constitute legal, valid and binding obligations on the member of the Group, enforceable in accordance with its terms.

(d)	The execution and delivery of, and the performance by any member of the Group of its obligations under each Transaction Document to which it is a party does not and will not conflict with or constitute a default or breach under any provision of:
(i)	any agreement or instrument to which it is a party or by which it is bound; or

(ii)	its memorandum or articles of association (or equivalent constitutional documents); or

(iii)	any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound or submits, and (except as contemplated in the Conditions) will not require the consent of it shareholders or of any other person or Authority.

(e)	The entry into and performance by the Seller of, and the transactions contemplated by, the Share Charge, will not conflict with the memorandum or articles of association (or equivalent constitutional documents) of the Company.
4.3	Constitutional documents
(a)	The list of the Articles of the Company and the memorandum and articles of association (or equivalent constitutional documents) of the other members of the Group as set out in the index of due diligence disclosure documents annexed to the Disclosure Letter are true and complete and have embodied therein or annexed to them copies of every resolution or agreement as are required by applicable law to be embodied in or annexed to them, and set out completely the rights and restrictions attaching to each class of capital of the Company and the relevant member of the Group (as the case may be).

(b)	There have not been and there are not any breaches by any member of the Group of its memoranda and articles of association or other constitutional documents.
4.4	Corporate records
(a)	The register of members and all other statutory books (including the minutes of the meetings of the board or directors or equivalent body) of each member of the Group are up to date and contain true, full and accurate records of all matters required to be dealt with therein. No member of the Group has received any notice of any application or intended application by any person or Authority for rectification of its register. No annual or other returns required to be filed with any Authority have failed to be properly filed within any applicable time limit except where such failure to file within the applicable time limit would not have a material adverse effect on the relevant member of the Group or its business, and all legal requirements relating to the formation of each member of the Group, the Sale Shares and other securities of any member of the Group have been complied with in all material respects.

(b)	All registers, books and records referred to in paragraph (a) above and all other documents (including documents of title and copies of all subsisting agreements to which any member of the Group is a party) which are the property of each member of the Group or ought to be in its possession are in the possession (or under the control) of the relevant member of the Group and no notice or allegation that any of such registers, books and records is incorrect or should be rectified has been received.

(c)	No accounts, returns and particulars, resolutions and other documents which a member of the Group is required by applicable law to file with or deliver for registration in any jurisdiction, have failed to be correctly made up in all material respects and duly filed or delivered on a timely basis except where such failure to file on a timely basis would not have a material adverse effect on the relevant member of the Group or its business.
5.	OPERATIONS OF THE GROUP
5.1	Compliance with applicable law
(a)	The Business has been conducted by the Group in all material respects in accordance with all applicable law.

(b)	No member of the Group nor any of its officers, agents or employees (during the course of their duties in relation to the Business) has committed, or omitted to do, any act or thing the commission or omission of which is in contravention of any applicable law.

(c)	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Authority outstanding or, to the best of the Seller’s knowledge, anticipated against any member of the Group or any person for whose acts or defaults it may be vicariously liable.

(d)	No member of the Group has received any notice or other communication (official or otherwise) from any Authority with respect to an alleged, actual or potential violation and/or failure to comply in all material respects with any applicable law or requiring it to take or omit any action.

(e)	Other than the relevant Conditions, all necessary consents (if any) have been obtained from the relevant Authorities to complete the Transaction in the manner contemplated herein.
5.2	Power and capacity to carry on Business
The Business Assets comprise all of the assets, rights and privileges which are currently required by the Group to carry on the Business. After Completion, the Business Assets will be sufficient to allow the Group to carry on the Business fully and effectively in the manner in, and to the extent to, which it had been carried on by the Group prior to the Completion Date.
5.3	Authorisations
(a)	All Authorisations necessary for owning, operating and utilizing any of the Business Assets or carrying on any aspect of the Business in the places and in the manner in which such business is now carried on and presently proposed to be carried on have been duly obtained by the applicable member of the Group. Each such member of the Group’s Authorisations are set forth in Appendix 5.3 to the Disclosure Letter, and all such Authorisations are in full force and effect and there is no statement, notification or intimation of or reason to expect an intention to suspend, cancel, modify or revoke or not to renew the same having been recorded.

(b)	All reports, returns and information required by any applicable law or as a condition of any Authorisations to be made or given to any person or Authority in connection with the Business have been made or given to the appropriate person or Authority by the relevant member of the Group.
(c)	The ownership, operation and utilization of any of the assets of the Group or the carrying on of any aspect of the Business is not in breach of any of the terms and conditions of any Authorisation and there is no circumstance which indicates that any Authorisation is likely to be suspended, cancelled, modified or revoked or that any of them will expire and not be renewed within a period of three years from the date of this Agreement.
6.	COMPLIANCE MATTERS
6.1	Health and safety
The Group has (in relation to the Business Assets, the employees of, and any person who might be affected by the conduct of, the Business) complied in all material respects with all requirements of all applicable law relating to health and safety and all regulations made thereunder, and no action has been taken by any Authority in relation to any actual or alleged breach of such requirements and no member of the Group is in receipt of any claim by any person in relation to any such breach and no member of the Group is aware of any circumstances which may lead to such action or claim.
6.2	Inducements and fraud
(a)	No member of the Seller’s Group nor any member of the Group, nor, so far as the Seller is aware, any director, trustee, officer, employee, beneficiary, agent or representative of any of them, nor any person associated with or acting for, or on behalf of, any of them, has directly or indirectly:
(i)	made or accepted in whatever form any unlawful contribution, gift, entertainment, bribe, rebate, payoff, influence payment, or inducement, kickback, or other payment to any person, private or public, whether in money, property, or services:
(1)	to obtain favourable treatment or any form of advantage for any member of the Group or contracts secured;

(2)	to pay for favourable treatment or any form of advantage for any member of the Group or contracts secured;

(3)	to obtain special concessions or for special concessions already obtained;

(4)	relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; or

(5)	in violation of any legal requirement, in breach of applicable law;

(ii)	established or maintained any fund or asset that has not been recorded in the books or records of any member of the Group;
(iii)	made any false or fictitious entries in the books or records of any member of the Group; or
(iv)	made any unlawful or undisclosed payment.
(b)	No member of the Seller’s Group nor any member of the Group, nor, so far as the Seller is aware, any director, trustee, officer, employee, beneficiary, agent or representative of any of them, nor any person associated with or acting for, or on behalf of, any of them, has directly or indirectly committed or purported to commit any member of the Group to any contract, commitment, engagement, arrangement or obligation of any kind which is not in accordance with the authority given to such officer, agent or employee by the directors of any member of the Group or any officer or executive of any member of the Group responsible for conferring such authority, and so far as the Seller is aware no officer, agent or employee of any member of the Group or any of its customers or suppliers or any other person has committed any fraud upon any member of the Group or has misappropriated any of its property or assets or falsified any of its records.
6.3	Data protection
(a)	Each member of the Group has complied in all respects with all relevant requirements of the Data Protection Legislation and any similar requirements of any other jurisdiction in which the Group operates.

(b)	No member of the Group has received a notice (including any enforcement or investigation notice), letter or complaint from any Authority or a data subject alleging breach or contravention by it of Data Protection Legislation.

(c)	No claim against any member of the Group for compensation under the Data Protection Legislation is outstanding.
6.4	Economic sanction laws
None of (i) the Company or any other member of the Group or (ii) any other person acting for or on behalf of the Company or any other member of the Group, at the direction or knowledge of the Company or any other member of the Group, or who are under obligations to report to the Company or any other member of the Group is in violation of any applicable law relating to economic sanctions.
6.5	Public information
All publicly available information and records of the Group (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate and not misleading in any material respect.

7.	LITIGATION
7.1	Claims
(a)	Otherwise than disclosed in the Disclosure Letter, no member of the Group nor so far as the Seller is aware any of their past or present officers or agents nor any past or present employees of the Business in their capacity as such is engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority which is material to the Group or the Business.
(b)	No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry relating to the Business is pending or threatened or, to the best of the Seller’s knowledge, expected by or against any member of the Group or any of their officers, agents or employees in their capacity as such, and so far as the Seller is aware there are no facts or circumstances likely to give rise to the same.
7.2	Dealings with Authorities
(a)	No member of the Group (nor so far as the Seller is aware any officer, agent or employee of any of them in their capacity as such) nor the Business has been a party to any undertaking or assurance given to any Authority or are subject to any injunction or other similar court order which is still in force and which relates to the Business or is otherwise material to the Group.
(b)	No member of the Group (nor so far as the Seller is aware any officer, agent or employee of any of them in their capacity as such) nor the Business has been notified that it is the subject of any investigation, disciplinary or enforcement proceedings by any Authority which relates to the Business or is otherwise material to the Group.
7.3	No judgments
There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by an Authority, by arbitration or otherwise) against any member of the Group or any of the properties, assets or operations which it owns or in which it is interested. Neither the Seller nor any Affiliate of the Seller has any claim or right of action against any member of the Group.
8.	ASSETS OF THE GROUP
8.1	Ownership of assets
(a)	The members of the Group are the owners legally and beneficially of, and have good title to, all of the Business Assets free from any Encumbrance or any third party claim and all such assets are within the control or possession of the Group.

(b)	No Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the Business Assets, and no claim has been made by any person that such person is entitled to any such Encumbrance.
(c)	No Business Asset is shared by the Group with any other person. The Business does not require or depend for its continuation or for the continuation of the method or manner or scope of operation of its business in the same way or manner or on the same basis as heretofore upon any assets, premises, facilities or services (other than those included in the Business Assets).

(d)	To the best of the Seller’s knowledge, there is no dispute or circumstances likely to give rise to a dispute directly or indirectly relating to all or any of the Business Assets which would affect the trading or financial position or prospects of the Business.

(e)	All tangible personal property owned or leased by any member of the Group is located on the Business Premises except where such property is kept elsewhere as part of a normal trading activity.

(f)	No member of the Group has at any relevant time been party to a transaction pursuant to or as a result of which a material asset owned by any member of the Group is liable to be transferred or re-transferred to another person, or may give rise to a right of compensation or other payment in favour of another person, other than a transaction at arm’s length terms.
8.2	Accounts Receivable
(a)	After allowing for bad debts at the same rate as in the Management Accounts, the Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.

(b)	No portion of the Accounts Receivable is to be (or will be) paid to any person other than a member of the Group.

(c)	Unless paid prior to Completion, the Accounts Receivable are or will be, as of Completion, good, current and collectable within two years and will realise their full face value within two years after Completion. For the avoidance of doubt, an Accounts Receivable shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside;

(d)	No amount included in the Management Accounts as owing to any member of the Group at the Management Accounts Date has been released for an amount less than the value at which it was included in the Management Accounts or is now regarded by that member of the Group as unrecoverable in whole or in part.

(e)	The rights of the Group in respect of the Accounts Receivable are valid and enforceable and are not subject to any defence, right of set-off or counter-claim, withholding or other deduction and no act has been done or omission permitted whereby any of them has ceased or might cease to be valid and enforceable in whole or in part.

(f)	The Group has not factored or discounted any of its debts or other receivables or agreed to do so.
8.3	Title retention
Other than those disclosed in the Management Accounts, no member of the Group has acquired or agreed to acquire any of the Business Assets on terms that property therein or title thereto does not pass until full payment is made (or if it has) the property therein and title thereto has now fully passed to such member of the Group and no supplier or other third party has any rights or claims against or in respect of such Business Assets accordingly.
8.4	Fixed Assets
Each of the Fixed Assets:
(a)	is in good repair and condition (taking into account its age and level of use), is in satisfactory working order and has been regularly and properly serviced and maintained and none is dangerous, inefficient, obsolete or in need of renewal or replacement;

(b)	is not unsafe, dangerous or in such a physical condition as to contravene the terms of any contract (express or implied) between any member of the Group and any of its employees, customers or any other person, and does not contravene or infringe in any material respect any applicable law or any obligation to which it is subject or breach any duty of care which it owes; and

(c)	is capable of being properly used over its estimated useful life for the requirements of the Business for the same purposes and to no lesser extent than heretofore.
8.5	Intellectual Property Rights
(a)	Details are set out in Appendix 8.5 to the Disclosure Letter of all licences and other agreements relating to Intellectual Property Rights to which any member of the Group is a party (whether as licensor or licensee) which are material to the Business. No member of the Group or any other party is in breach in any material respect of any such agreement and so far as the Seller is aware no third party is in breach in any material respect of any such agreement and all such agreements are valid, subsisting and enforceable and no such licences are liable to be terminated as a result, or by reason, of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)	No Intellectual Property Rights referred to in paragraph (a) above have lapsed or been cancelled and, to the best of the Seller’s knowledge, nothing has been done which would prejudice the validity or enforceability of such right. No challenge thereto has been made and no such rights are subject to any outstanding injunction, order, decree, judgment or stipulation not to use or restricting the use of such Intellectual Property Rights. No member of the Group has knowledge of any defects that could result in the invalidity, unenforceability or other loss of any of the Intellectual Property Rights referred to in paragraph (a) above.

(c)	The Intellectual Property Rights owned or licensed by the Group are sufficient to enable the Group to carry on the Business after Completion as it is presently conducted. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter, impair, terminate or extinguish any Intellectual Property Rights used in the conduct of the Business prior to the Completion Date, except that on completion of the Trademarks Assignment, the trademark licence referred to in paragraph (a) above and disclosed in the Disclosure Letter will terminate.

(d)	No Know-How beyond the general skill, knowledge and/or competency of existing employees of the Business is required in order to enable the Group to carry on the Business after Completion as it is presently conducted.

(e)	No activities of any member of the Group or use of the Intellectual Property Rights by any member of the Group infringe or are reasonably likely to infringe any Intellectual Property Rights owned by any third party and no claim has been made or, to the best of the Seller’s knowledge, threatened against any member of the Group in respect of such infringement.

(f)	To the best of the Seller’s knowledge, no third party has, at any time during the five years preceding the date of this Agreement:
(i)	infringed or misused any Intellectual Property Rights owned, used or licensed by the Group or threatened to do so;

(ii)	made, threatened or brought any challenge, claim or proceedings in relation to the Intellectual Property Rights owned, used or licensed by the Group (and there are no facts or matters which might give rise to any such challenge, claim or proceedings); or

(iii)	asserted any rights over the Intellectual Property Rights owned, used or licensed by the Group.
(g)	Save pursuant to the Transaction Documents, no member of the Group is obliged to grant any license, sub-license or assignment in respect of any Intellectual Property Rights used by any member of the Group which is material to the Business.

(h)	None of the Intellectual Property Rights owned, used or licensed by the Group has been wrongfully or unlawfully acquired by the Group.

(i)	The Group has not disclosed any Know-How, Business Information or confidential information relating to the Group or the Business (and which is material to it) to third parties save under the terms of confidentiality agreements.

(j)	No member of the Group uses or otherwise carries on its business under any name other than its corporate name.

(k)	All applicable Taxes and other payments have been made in respect of Intellectual Property Rights used by any member of the Group and all Authorisations have been obtained wherever necessary for the exercise of such Intellectual Property Rights.

8.5A	Trademarks
(a)	The Seller is the sole legal and beneficial owner and registered (save for those stated under the heading “In the process of application” in schedule 1 of the Trademarks Assignment) proprietor of, and has good, valid and enforceable title to, the Trademarks without any Encumbrance in the Territories.

(b)	The Seller has not, either by act or omission, caused and permitted anything to be done which might endanger the validity of the Trademarks or the ability of the Purchaser to register the assignment of the Trademarks pursuant to the Trademarks Assignment.

(c)	The Seller has not knowingly withheld from the Purchaser knowledge of any circumstances that may endanger the validity of the Trademarks or the ability of the Purchaser to register the assignment of the Trademarks pursuant to the Trademarks Assignment.

(d)	The Trademarks have not been adjudged invalid or unenforceable in whole or in part, and any certificates, filings, or registrations thereof are in full force and effect.

(e)	The Seller has not granted any licence to use any of the Trademarks to any person (other than members of the Group and Ananda Travel Service (Aust.) Pty. Limited and which are not Subsidiaries) nor suffered the same to be the subject of any Encumbrance.

(f)	The material particulars as to registration (and/or pending applications therefor) of the Trademarks, including registration and renewal dates, are set forth in Appendix 8.5A of the Disclosure Letter.

(g)	The Trademarks, and the validity or subsistence of the Seller’s rights, title and interests therein, are not the subject of any current or pending and, so far as the Seller is aware, threatened challenge, controversy, claim or proceeding, including for opposition, cancellation, revocation or rectification, and has not during the period of five years prior to the date of this Agreement been the subject of any such challenge, controversy, claim or proceeding, and there are no facts or matters which might give rise to any such challenge, controversy, claim or proceeding.

(h)	All registration and/or renewal fees regarding any of the Trademarks, including any publication fees, due on or before the Completion Date have been or will be paid in full before the Completion Date. Where required, all responses or filings, including affidavits or declarations of use, due on or before the Completion Date have been submitted or filed with the proper Authority.

(i)	So far as the Seller is aware, none of the registered Trademarks is currently being infringed, misused or used without authorization by any person or has been so infringed, misused or used without authorization during the five year period preceding the date of this Agreement, and so far as the Seller is aware, no person has threatened any such infringement, misuse or unauthorized use, and the Seller is not aware of any allegation of the same.

(j)	None of the Trademarks has been wrongfully or unlawfully acquired by the Seller.

(k)	None of the Seller or any of its Affiliates have any existing infringement liability in relation to any of the Trademarks, as evidenced by an outstanding order, judgment, decree, stipulation or written agreement acknowledging such liability, with respect to any trademark of another person.

(l)	None of the Trademarks are subject to any outstanding order, judgment, decree, stipulation, award or agreement restricting in any manner the transfer or licensing thereof by the Seller. The Seller has not entered into any agreement or offered to indemnify any other person against any infringement of any Trademarks. The Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Trademarks. The Seller has the exclusive right to file, prosecute and maintain all existing applications and registrations with respect to all the Trademarks.
8.6	Business Information
(a)	Each member of the Group is the sole legal and beneficial owner of its Business Information free from all Encumbrances, restrictions, conditions or other rights.

(b)	None of the Business Information has been wrongfully or unlawfully acquired by the Group.

(c)	No member of the Group is a party to any confidentiality or other agreement, or subject to any duty, which restricts the free use or disclosure of its Business Information.

(d)	No member of the Group has disclosed any Business Information which is material to the Group or the Business to any person other than under circumstances of the type described in Clause 15.2(a) to (d).
8.7	Computer Systems
(a)	The Computer Systems owned by or licensed to each member of the Group:
(i)	comprise all material computer Hardware and Software systems used in the operation of the Business as carried on at the date of this Agreement;

(ii)	have not during the 24 months prior to the date of this Agreement failed to perform in any way that materially and adversely affected the Business or any part of it; and

(iii)	have been maintained consistently with the Group’s plans for that system.
(b)	No member of the Group is in breach of any agreement relating to Computer Systems.
(c)	No agreement in relation to Computer Systems will be breached or otherwise affected by the matters set out in this Agreement, and no variation of the nature and cost of the services provided thereunder will occur as a result of such matters.

(d)	Each member of the Group has in place procedures to ensure internal and external security of the Computer Systems including procedures intended to reduce the risk of unauthorised external access to data, the introduction of viruses, taking and storing on-site and off-site back-up copies of Software and Data. So far as the Seller is aware, there are no viral infections of the Computer Systems.

(e)	The activities of each member of the Group do not infringe and have not infringed any rights to Computer Systems (including source codes) of any third party and do not make unauthorised use, and have not made unauthorised use, of any rights to Computer Systems (including source codes) owned by any third party. No claims have been received by any member of the Group in respect of any such infringement or unauthorised use.

(f)	Where any of the records of the Business are stored electronically, a member of the Group is the owner of all Hardware and Software licenses necessary to enable it to keep, copy, maintain and use such records in the course of the Business and all such licenses are valid and subsisting and are not terminable by less than 12 months’ notice or as a result of the execution or completion of this Agreement. The Group does not share any Hardware or Software relating to such records with any other person and no other person other than the Group will, after Completion, enjoy any right to copy or hold such records.

(g)	The Hardware and Software have never unduly interrupted or hindered the running or operation of the Business in a material way.
8.8	Insurance
(a)	All the tangible assets which are material to the Group and which are capable of being insured (other than those where a third party is liable to insure such assets) have at all material times been and are insured with persons other than members of the Seller’s Group in amounts reasonably regarded as adequate against risks normally insured against by companies carrying on similar businesses and each member of the Group has been at all material times, and is, insured in amounts reasonably regarded as adequate against accident, physical loss or damage, third party liability (including product liability), and other risks normally covered by insurance by companies carrying on similar businesses (to the extent that insurance is reasonably available at reasonable cost).

(b)	The particulars of the insurance policies effected for the benefit of each member of the Group which are set out in Appendix 8.8 to the Disclosure Letter are complete and correct in all material respects.

(c)	In respect of the insurances referred to in paragraph (b) above:
(i)	all such insurance policies are currently in full force and effect;

(ii)	all premiums have been duly paid to date;

(iii)	no member of the Group has received any notification that such insurances are not valid or enforceable;

(iv)	no act, omission, misrepresentation or non-disclosure by or on behalf of any member of the Group has occurred which makes any of these policies void, voidable or unenforceable;

(v)	no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

(vi)	there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy;

(vii)	there are no special or unusual limits, terms, exclusions or restrictions in any of the policies; and

(viii)	the premiums payable are in line with the market rates (taking into account the size and operations of the Group and the jurisdictions in which the operations of the Group are carried on) and no circumstances exist which are likely to give rise to any increase in premiums.
(d)	There have been no claims over HK$1,000,000 (or its equivalent in any other currency) per claim made by any member of the Group for the past three years under any policy of insurance.

(e)	No insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

(f)	No claim has been refused or settled below the amount claimed.
9.	PREMISES
9.1	Business Premises
(a)	Appendix 9.1 to the Disclosure Letter sets forth a list of all of the Business Premises.

(b)	The Business Premises constitute all the land premises and buildings used or occupied by any of the member of the Group and the Group has no other interest in or over land.

(c)	The Business Premises are sufficient to allow the Group to carry on the Business after Completion as it had been carried on by the Group prior to the Completion Date.

(d)	None of the members of the Group owns any Business Premises.
9.2	Leased Business Premises
(a)	In relation to the Leased Business Premises:
(i)	there is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the Lease on the part of the member of the Group and the rent has been paid up to date;

(ii)	no landlord has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified;

(iii)	no member of the Group has received written notice of any current contingent or anticipated notice, actions, disputes, claims, liabilities or demands regarding boundaries, easements, covenants or other matters materially affecting the Leased Business Premises or their use;

(iv)	there are no restrictions in the Lease which prevent the Leased Business Premise being used now or in the future for the present use;

(v)	so far as the Seller is aware, there is no right for the landlord to determine the Lease otherwise than in accordance with the Lease before the expiry of the contractual term;

(vi)	so far as the Seller is aware, no alterations have been made to the Leased Business Premise at the expense of the member of the Group without necessary consents and approvals and no such alterations to the Leased Business Premise are required to be reinstated at the expiry of the term of the Lease; and

(vii)	so far as the Seller is aware, the tenant can assign or underlet the whole of the Leased Business Premise subject only to obtaining the landlord’s consent (such consent not to be unreasonably withheld, whether expressly or by statute) and which may be combined with a requirement to obtain a direct covenant from the assignee and to procure a guarantee (wherever reasonable) in favour of the landlord from the assignee or current tenant.
(b)	All steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the relevant Authority.

(c)	None of the Leases contain requirements to be satisfied on a change of ownership of the share capital or control of the tenant.

(d)	Any consents or other formalities for the granting of any Lease have been duly obtained.
9.3	Matters affecting the Business Premises
(a)	None of the Business Premises or any part thereof is affected by any of the following matters or, so far as the Seller is aware, is likely to become so affected:
(i)	any outstanding material dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of any of the Business Premises for the purpose for which it is now used (the “current use”) or which affects or might in the future affect the value of the Business Premises;

(ii)	any notice, order, demand, requirement or proposal of which the owner has notice made or issued by or on behalf of any Authority for the acquisition, clearance, demolition or closing, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line, the alteration of any road or footpath or which otherwise affects any of the Business Premises or their current use or value;

(iii)	any compensation received as a result of any refusal of any application for planning permission or the imposition of any restrictions in relation to any planning permission;

(iv)	any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof;

(v)	any outgoings except uniform business rates and water rates; or

(vi)	the requirement of consent from any third party to the charging of the Business Premises or any of them.
(b)	Each of the Business Premises is in a good state of repair and condition and fit for the current use and there are no material repairs, refurbishment, development works, redevelopment works or fitting out works outstanding or anticipated in respect of any of the Business Premises.

(c)	The current use of the Business Premises and all machinery and equipment therein and the conduct of any business therein complies in all material respects with all applicable law and all necessary Authorisations have been obtained.

(d)	There are no restrictive covenants or provisions, legislation or orders, charges, restrictions, agreements, conditions or other matters which preclude or limit the current use of any of the Business Premises which use is in accordance with the requirements of the local Authorities and all restrictions, conditions and covenants imposed by or pursuant to the relevant planning legislation have been observed and performed and no agreements have been entered into with any Authority in respect of any of the Business Premises whether pursuant to planning legislation or otherwise.

(e)	No member of the Group has received written notice of, and the Seller is not aware of any material breach of, any applicable law in relation to the Business Premises and neither the Seller nor any member of the Group has received any written notice or order materially adversely affecting any Business Premises from any Authority.
9.4	Outstanding Business Premises liabilities
Except in relation to the Business Premises, the Group has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, sublease, tenancy, license, agreement or other document relating to land or premises or an estate or interest in or over land or premises, including leasehold land assigned or otherwise disposed of.

10.	CONTRACTS
10.1	Contracts relating to the Business
(a)	None of the Company or any other member of the Group is bound by any contract, agreement, lease, commitment, proposed transaction, judgment, order, writ or decree (in each case, whether written or oral, absolute or contingent), other than:
(i)	the Material Agreements;

(ii)	contracts (other than the Material Agreements) involving obligations (contingent or otherwise) or payments to the Group of less than HK$1,000,000 (or its equivalent in any other currency);

(iii)	contracts that were entered into in the ordinary and usual course of business; and

(iv)	contracts terminable at will by a member of the Group on no more than 30 days’ notice without cost or liability to the Company or any other member of the Group.
(b)	Save for the Leases, no member of the Group is a party to any material contract or other contract which is otherwise of operational or strategic importance to the Group taken as a whole which can be terminated in the event of any change in the underlying ownership or control of that member of the Group.
10.2	Material Agreements
(a)	Set forth in Appendix 10.2 to the Disclosure Letter is a complete list and description of all Material Agreements relating to, affecting or involving the Group and the Business.

(b)	Each of the Material Agreements has been duly authorized by the respective member of the Group that is a party thereto and constitutes valid and binding obligations of such parties, enforceable against such parties in accordance with applicable law. The Company has delivered to the Purchaser true and complete copies of each Material Agreement.

(c)	No member of the Group is in breach of or has knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any Material Agreement, and no member of the Group has received notice of any intention to terminate any Material Agreement.

(d)	None of the execution, delivery or performance of this Agreement and the other Transaction Documents will conflict with or result in a breach of any Material Agreement or other agreement, contract or commitment the breach of which, individually or in the aggregate, will result or is likely to result in a Material Adverse Change.

(e)	No event has occurred or, to the best of the Seller’s knowledge, is about to occur or has been alleged which constitutes or would constitute a default, or which could result in the acceleration by reason of default, of an obligation under any Material Agreement.

(f)	All of the Material Agreements were negotiated at arm’s length.
10.3	Powers of attorney
There is not in force any power of attorney or other authority (express, implied or ostensible) given by or on behalf of any member of the Group or in respect of any of the Business Assets which is still outstanding or effective to any person to enter into any contract, commitment or to do anything on its behalf or which might affect the Business or the conduct thereof or any of the Business Assets (save to competent and responsible employees in relation to and in connection with the Business and to enter into routine contracts in the ordinary and usual course of business in the normal course of their duties).
10.4	Options and guarantees
No member of the Group is party to any option or pre-emption right, and it has not given any guarantee, indemnity, suretyship, comfort letter, security or any other obligation (whatever called and whether or not legally binding) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.
10.5	Sureties
The Group has not given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted in relation to the Business and save for the Secured Facilities there is not now outstanding in respect of the Business any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of the Business.
10.6	Tenders
Other than in the ordinary and usual course of the Business, no offer, tender or the like is outstanding which is capable of being converted into an obligation of the Group by an acceptance or other act of some other person.
10.7	Related party arrangements
(a)	Other than as disclosed in Appendix 10.7 to the Disclosure Letter, there is not outstanding any agreement or arrangement to which the Group is a party (including the provision of management and other head office services) and in which:
(i)	any shareholder (including the Seller), current or former employee or current or former director of the Company;

(ii)	any Affiliate of the Company;

(iii)	any person beneficially interested in the Company’s share capital; or

(iv)	any person connected with any of them,

is or has been interested, whether directly or indirectly, and there has not at any time during the last five years been outstanding against the Group any such agreement or arrangement.
(b)	As of the Completion Date, there are: (i) no Accounts Payable; (ii) no Accounts Receivable by a member of the Group from the Seller’s Group except for those arising in the ordinary and usual course of business of the Group; and (iii) no outstanding off-balance sheet liabilities and commitments between a member of the Group and any of its above-mentioned related parties.

(c)	No member of the Group is a party to, nor have its profits or financial position during the last five years been affected by, any agreement or arrangement which is not entirely of an arm’s length nature and for full and proper consideration.

(d)	Other than as disclosed in Appendix 10.7 to the Disclosure Letter, the Seller and its Affiliates do not own any property or right, tangible or intangible, used by any member of the Group.

(e)	No member of the Group is a party, directly or indirectly, to any contract, agreement or arrangement with the Seller, any officer or director of any member of the Group, or any Affiliate of any of the foregoing.

(f)	No member of the Group is a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.
10.8	Agencies and other arrangements
Other than the Material Agreements or those contracts entered into in the ordinary and usual course of business of the Group, no member of the Group is a party to:
(a)	any material agency, distributorship, sales representative, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

(b)	any agreement or arrangement which restricts in any respect its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.
10.9	Consents under contracts
As at the Completion Date, all necessary consents and/or waivers (if any) required under any agreement, instrument or contract to which the Seller Group is a party or by which it is bound will have been obtained from the relevant person to complete the Transaction in the manner contemplated herein.

11.	FINANCING FACILITIES
11.1	Borrowings
(a)	Except for the Secured Facilities, there are no other financial facilities (including overdrafts, loans, derivatives and/or hedging arrangements) outstanding from, or available to, the Group.

(b)	The Group is in compliance with all its facilities in accordance with their terms and there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of a transaction effected by this Agreement.

(c)	The total amount borrowed by the Group from its financiers does not exceed its facilities and the total amount borrowed by the members of the Group from whatsoever source does not exceed any limitation on its borrowing contained in its memorandum of association and articles of association (or other constitutional documents), or in any debenture or loan stock deed or other instrument or in any agreement, deed or instrument binding upon it.
11.2	Continuation of facilities
In relation to any agreement, trust deed, instrument or arrangement in respect of the facilities (including overdrafts, loans, derivatives and/or hedging arrangements) outstanding or available to the Group:
(a)	the Seller has supplied to the Purchaser true and correct copies of all documents relating thereto;

(b)	there has not been any contravention of or non-compliance with any of its terms by any member of the Group or any other person and no event of default, refinancing event, credit event, default or acceleration of indebtedness has occurred thereunder;

(c)	no steps for the enforcement of any Encumbrances have been taken or threatened;

(d)	there has not been any alteration in its terms and conditions;

(e)	no member of the Group has done anything which might affect or prejudice its continuation;

(f)	other than under the Secured Facilities, it is not dependent on the guarantee of, or on any security provided by, a third party (other than a member of the Group);

(g)	no fees, collateral, margin payments, costs and expenses are outstanding thereunder (other than as provided in the Management Accounts); and

(h)	it is not terminable or subject to any prepayment by reason of the Transaction.
11.3	Loan capital
No member of the Group has outstanding any loan capital or any money borrowed or raised (other than under any financial facilities disclosed in relation to paragraph 11.1 above), including money raised by acceptances, debt factoring, receivable discounting or securitisation.
11.4	Off balance sheet financing
No member of the Group has engaged in any borrowing or financing of a type which would not be required to be shown or reflected in the Accounts or the Management Accounts and the Group has not engaged in any borrowing or financing which is not reflected in the Accounts or the Management Accounts.
11.5	Working capital
The existing bank and other facilities of the Group provide each member of the Group with sufficient working capital for its present requirements (that is to say, to enable it to carry on its business in its present form and at its present level of turnover) and for the purpose of performing in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.
11.6	Liabilities owing to or by Affiliates
(a)	Other than disclosed in the Management Accounts, no indebtedness (actual or contingent) or other amount is due to any member of the Group from the Seller’s Group or a director or shareholder of any member of the Group or any person connected with the Seller’s Group or any such director or shareholder, except for any indebtedness arising in the ordinary and usual course of business of the Group.

(b)	Other than disclosed in the Management Accounts, no indebtedness (actual or contingent) or other amount is due from a member of the Group to the Seller’s Group or a director or shareholder of any member of the Group or any person connected with the Seller’s Group or any such director or shareholder.

(c)	Other than disclosed in the Management Accounts, no member of the Group has agreed to guarantee or provide any securities or indemnities in relation to any debt or obligation of the Seller’s Group.
11.7	No undisclosed liabilities
(a)	There are no liabilities, whether actual or contingent, of the Group other than:
(i)	liabilities disclosed or provided for in the Management Accounts;
(ii)	liabilities incurred in the ordinary and usual course of business since the Accounts Date, none of which is material; or
(iii)	liabilities disclosed in Appendix 11.7 to the Disclosure Letter.
(b)	A list of all the existing liabilities of the Group to third parties that may be ongoing as at the Completion Date or which it is anticipated that the Group may incur as at the Completion Date is set forth on Appendix 11.7 to the Disclosure Letter. Other than as set out in the foregoing, the Group has no other liabilities, whether actual or contingent, as at the Completion Date.

11.8	Loans

No member of the Group had lent any money which was outstanding as at the Accounts Date or has lent any money since the Accounts Date (excluding intra-group debt between members of the Group) which has not been repaid to it and no member of the Group owns the benefit of any debt (whether present or future).
11.9 No contingent liabilities
(a)	No member of the Group has any outstanding mortgages, charges, debentures or other loan capital or bank overdrafts, loans or other similar indebtedness, financial facilities, finance leases or hire purchase commitments or other material contingent liabilities.

(b)	No member of the Group is liable, by virtue of any act or omission as director, shadow director or “de facto” manager or director of another person, to pay all or part of the debts or liabilities of that person.
11.10 Bank accounts
(a)	Correct and accurate particulars of the Group’s bank accounts are set out in Appendix 11.10 to the Disclosure Letter.

(b)	No member of the Group has any other bank or deposit account not included in the statement.
11.11	Grants

No member of the Group is subject to any permanent arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Authority.
12. DIRECTORS, EMPLOYEES AND WORKERS
12.1	Directors and managers
(a)	Set forth in Appendix 12.1A to the Disclosure Letter are the full names of and offices held by each Manager as at the date of this Agreement.

(b)	Unless the context otherwise requires, Managers are included in the term “Employees” for the purposes of this paragraph 12.
12.2	Employees and Workers

Other than the Employees and the Workers, there are at the date of this Agreement no other individuals engaged by the Business who are employed by it, or are providing services to it on a self-employed basis or who are supplied by an agency.
12.3 Employment and consultancy matters
(a)	There are no material subsisting Consultancy Agreements.

(b)	All subsisting contracts of employment can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract under applicable law.

(c)	Each member of the Group has complied with its statutory and contractual obligations in all material respects to applicants for employment, its Employees, Workers and former employees.

(d)	To the knowledge of the Seller, none of the Employees is under notice of dismissal nor is there any liability outstanding to any Employee or former employee or any Worker or any individual formerly engaged on the same basis as a Worker or the agency supplying or which supplied him except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

(e)	So far as the Seller is aware, there are no employee representatives representing all or any of the Employees.

(f)	There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees more generous than the statutory redundancy requirements.

(g)	All plans, schemes, commitments, policies, customs or practices for the provision of benefits to the Employees and Workers comply in all material respects with all applicable law and all necessary Authorisations in relation to the same have been obtained and all filings and other notifications or returns required to be made to any Authority in relation to the same have been made.

(h)	Save for business advances arising from the normal operation of the Group, there are no loans which are owed by any of the Employees or Workers to the Group.

(i)	Since 31 December 2009, no material change (other than any change made with the consent of the Purchaser) has been made in: (i) the rate of remuneration, or the emoluments or pension benefits or other contractual benefits, of any Manager or any of the Employees or Workers or the amount payable to any agency supplying Workers; or (ii) the terms of engagement of any Manager or any of the Employees or Workers.

(j)	Neither the Seller nor any member of the Group has made any material proposal, assurance or commitment, nor has such been communicated in the six months prior to the date of this Agreement, to any person regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter since 31 December 2009.

(k)	There is no outstanding undischarged liability to pay to any Authority any contribution, Taxation or other duty arising in connection with the employment or engagement of any of the Employees or Workers.

(l)	No member of the Group has any undischarged liability to pay compensation for loss of office or employment to any present or former employee.

(m)	No member of the Group has come to any arrangement pursuant to which any person is to receive from any member of the Group any severance-related,

incentive-related or other payment as a result of the entering into of this Agreement or any of the other Transaction Documents.

(n)	Neither the Seller nor any member of the Group has in existence or is proposing to introduce any share incentive, share option, profit sharing or other share incentive arrangement, or material bonus or other incentive scheme for any Employee.

(o)	There is no term of employment for any employee of any member of the Group which provides that a change in control of any member of the Group entitles the employee to treat the change of control as amounting to a breach of his contract or entitling him to any payment, additional period of notice or other benefit whatsoever, or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(p)	All amounts agreed to be paid by any member of the Group to any Employee in respect of redundancy or economic dismissal (whether statutory or contractual) have been paid or have been accrued in full in the accounts of the relevant member of the Group.

(q)	Unless otherwise agreed with the Purchaser, no member of the Group has agreed or announced or provided in its accounts for any redundancies to take effect on any date after the Accounts Date.
12.4	Disputes with Employees and Workers
Other than those disclosed in the Disclosure Letter, there is no:
(a)	outstanding or threatened claim, or application in any employment tribunal or court or any pending appeal from any such tribunal or court, by any person who is now or has been an Employee or Worker;

(b)	dispute outstanding with any of the persons stated in paragraph (a) above or with any Representative Body;

(c)	circumstance in existence which is likely to give rise to any dispute stated in paragraphs (a) and (b) above;

(d)	industrial action involving any member of the Group, whether official or unofficial, currently occurring or threatened, nor any circumstances which might give rise to industrial action against any member of the Group, and there has been no such action during the 24 months prior to Completion;

(e)	industrial relations matter, formal referral, complaint, enquiry or investigation affecting any member of the Group that has been threatened or referred to any Authority for consideration, advice, conciliation or arbitration;

(f)	to the knowledge of the Seller, Employee who has within the period of 12 months prior to the date of this Agreement been involved in any civil or criminal proceedings relating to the Business and, to the best of the Seller’s knowledge, there are no circumstances which are likely to give rise to any such proceedings.

12.5	Schemes and plans
Other than as disclosed in the Accounts, the Group is not under any present or future liability to pay to any Employee or to any other person who is or has been in any manner connected with the Business any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme or permanent health scheme, and no member of the Group has made any such payments or contributions on a voluntary basis nor is it proposing to do so.
13. SOLVENCY
13.1	Winding-up

No order has been made, petition presented or resolution passed for the winding up of any member of the Group and no meeting has been convened for the purpose of winding up any member of the Group. No member of the Group has been a party to any transaction which could be avoided in a winding up.

13.2	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) in respect of any member of the Group or all or any part of the Business Assets.

13.3	Compositions

No member of the Group has made or proposed any arrangement or composition with its creditors or any class of its creditors.

13.4	Insolvency

No member of the Group is insolvent, or is otherwise not able to pay its debts within the meaning of the insolvency laws applicable to it. No member of the Group has stopped paying its debts as they fall due.

13.5	Unsatisfied judgments

No distress, execution or other process has been levied against any member of the Group or action taken to repossess any of the Business Assets which has not been satisfied in full. No unsatisfied judgment is outstanding against any member of the Group.

13.6	Floating charges

No floating charge created by any member of the Group has crystallized and there are no circumstances likely to cause such a floating charge to crystallize.

13.7	Analogous events

No event analogous to any of the foregoing has occurred in any other jurisdiction.

14. RESTRUCTURING
14.1	Restructuring Documents
(a)	The Restructuring has completed as at the date of this Agreement in accordance with the Restructuring Documents.

(b)	Neither the Restructuring nor any of the Restructuring Documents have contravened any applicable law, the Articles or constitutional documents of any member of the Group or any of its Affiliates or have contravened the terms or provisions of, or have constituted a default (which has not been remedied or waived) under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any member of the Group or any of its Affiliates, or any judgment, order or decree of any Authority or court having jurisdiction over any member of the Group or any of its Affiliates or have resulted in the creation or imposition of any Encumbrance or other restriction upon any assets of any member of the Group or any of its Affiliates.

(c)	The Restructuring has not and will not comprised any transfer at an undervalue and no part of it has been liable to be set aside for being a transfer at an undervalue.

(d)	Each member of the Group and its Affiliates have full power (corporate and other) to execute, deliver and perform (as applicable) the Restructuring Documents, each of its agreements and arrangements entered into for the purpose of the Restructuring, and has duly authorised, executed and delivered, each such agreement and contract.

(e)	The Restructuring Documents and such aforementioned agreement or contract constituted legal, valid and binding agreement, enforceable in accordance with its terms against all parties thereto.
14.2	Authorisations and Taxes
(a)	All Authorisation, registrations and qualifications required in any jurisdiction in connection with the Restructuring and the execution and completion of the Restructuring Documents have been or will prior to Completion be granted, made or obtained in writing and no such Authorisation, registration or qualification are subject to any condition precedent which has not been or will not prior to Completion be fulfilled or performed.

(b)	All applicable Taxes, consideration, costs and expenses in connection with and in relation to the Restructuring have been or will prior to Completion be fully and duly paid and there are no outstanding obligations or liabilities in relation to Taxes, consideration, costs and expense which have arisen or may have arisen in connection with the Restructuring.

(c)	There are no outstanding obligations or liabilities (actual or contingent) in connection with or in relation to the Restructuring, the Restructuring has been validly and properly completed and all relevant companies which are to be deregistered, wound up, liquidated or struck off in connection with or in relation to the Restructuring have been duly completed.

15. TAXATION
15.1	Liability for Tax
(a)	No member of the Group has any liability in respect of Taxation (whether actual or contingent):
(i)	assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date; or

(ii)	referable to transactions effected on or before the Accounts Date, that is not disclosed or provided for in the Management Accounts.
(b)	Adequate provision or reserve has been made in the Management Accounts for all Tax liable to be assessed on the Group or for which it is accountable in respect of, but not limited to, indirect Taxes (for example, value added tax and custom duties) as well as direct Taxes on income, profits, revenues or gains earned, accrued or received on or before the Management Accounts Date and any event on or before the Management Accounts Date including distributions made down to such date or provided for in the Management Accounts and full provision has been made in the Management Accounts for deferred Tax calculated in accordance with HKFRS.

(c)	So far as the Seller is aware, no member of the Groups is or will become liable to pay or make reimbursement or indemnity in respect of any Taxation for which it is not primarily liable in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.
15.2	Payment
(a)	All Taxation of any nature whatsoever for which any member of the Group is liable or for which it is liable to account has been duly and punctually paid insofar as such Taxation ought to have been paid and has not paid any Tax which it was and is not properly due to pay. Without prejudice to the generality of the foregoing, each member of the Group has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

(b)	No member of the Group is under any liability to pay any penalty, fine or interest in connection with any claim for Tax and there are no circumstances existing at Completion which may give rise to any such penalty, fine or interest.

(c)	No member of the Group has within the past seven years paid or become liable to pay any penalty, fine, surcharge, or interest in connection with any claim for Tax.

(d)	All payments by a member of the Group to any person which ought to have been made after deduction of Tax have been so made and such member of the

Group has (if required by any applicable law or regulation to do so) provided certificates of deduction to such person and accounted to any Tax Authority concerned for the Tax so deducted.

(e)	There are no liens for Taxes upon any assets of any member of the Group except statutory liens for Taxes not yet due and payable.
15.3	Tax losses

As at the date of this Agreement, Hong Kong Wing On Travel Service Limited has not received notice of disallowance of not less than HK$65 million of trading losses available to Hong Kong Wing On Travel Service Limited for carry forward that has been agreed with the relevant Tax Authority, and nothing has been done by Hong Kong Wing On Travel Service Limited which might cause the disallowance of the carry forward of such losses under applicable law and no claim has been made for carry back of such losses.

15.4	General and compliance matters
(a)	Each member of the Group has, in accordance with applicable law, duly registered with the relevant Tax Authorities and has complied with and will continue to comply with all requirements imposed by such Tax Authorities.

(b)	The Group has complied with all applicable law relating to registration or notification for Taxation purposes in respect of the Business.

(c)	Each member of the Group has properly made all returns and provided all information required for Tax purposes, all such returns and information remain correct and complete and none of such returns is disputed by any Tax Authority concerned (in Hong Kong or elsewhere) and no dispute is likely.

(d)	All material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings between a member of the Group and any Tax Authority regarding or affecting the Taxation treatment of the Group have been disclosed in the Disclosure Letter and no such arrangement disclosed in the Disclosure Letter is liable to be withdrawn for any reason.

(e)	There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with the relevant Tax Authority regarding liability or potential liability to any Tax or duty (including in each case penalties or interest) recoverable from any member of the Group or the Business or regarding the availability of any relief from any Tax or duty to any member of the Group or the Business.

(f)	The Company has not, for any period commencing after 31 December 2009, taken any action which has had or might have the result of altering, prejudicing, or in any way disturbing for any period commencing after the Accounts Date any arrangement or agreement which it has previously negotiated with any Tax Authority and the Disclosure Letter contains details of such arrangements or agreements.

(g)	No jurisdiction where any member of the Group does not file a Tax return has made a claim that such member of the Group is required to file a Tax return.

(h)	Each member of the Group has kept and preserved sufficient records and information: (i) as may be needed to enable it to deliver correct and complete Tax returns for its accounting periods; and (ii) relating to past events to calculate the Tax liability which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by any member of the Group or acquired by any such member since that date but before Completion.

(i)	Each member of the Group has in the last five years neither received any visit or inspection from any Tax Authority and neither the Seller nor the Company is aware of any such investigation audit or visit planned for the next twelve months.

(j)	No member of the Group has received any notice from any Tax Authority, which required or will or may require such member to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

(k)	Each member of the Group is and has throughout the past seven years been resident in its respective place of incorporation for corporation Tax purposes and is not and has not been a resident or subject to Tax in any other jurisdiction for any Tax purpose. No member of the Group has or had a branch, agency or permanent establishment outside of its place of incorporation.
15.5	Tax avoidance
(a)	No member of the Group has at any time entered into or been a party to a transaction or series of transactions either containing steps inserted without any commercial or business purpose without having received clearance in respect thereof from any Tax Authority concerned.

(b)	In relation to the Business, no member of the Group has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in a liability for Tax.

(c)	No member of the Group has been involved in any transaction, or series of transactions, or part of transactions that may for any Tax purposes be disregarded, recharacterised or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Tax.

(d)	All agreements and arrangements entered into by the Company and/or between members of the Group in relation to the Business have been entered into and effected on an arm’s length basis and in accordance with the transfer pricing principles, laws and documentation requirements applied by Tax Authorities in all relevant jurisdictions.

(e)	No member of the Group has acquired benefits under any policy of assurance otherwise than as original beneficial owner.

(f)	All claims for any relief, allowance or repayment and all elections and clearances made for Taxation purposes by any member of the Group in the previous seven years have been duly and promptly made and remain valid.

15.6	Employees
(a)	No member of the Group has made any payment to or provided any benefit for any of its officers or employees or ex-officers or ex-employees which is not allowable as a deduction in calculating its profits for Taxation purposes.

(b)	Any payment made to or for the direct or indirect benefit of any person who is or might be regarded by any Authority as an employee of any member of the Group is made to such person directly and is not made to any company or other entity associated with that person.

(c)	No member of the Group is under an obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Tax.

(d)	Each member of the Group has made adequate social security and social insurance contributions and housing benefits for their employees, and timely withheld adequate personal income tax and social security payments on behalf of their employees, as required by applicable local laws.
15.7	Double Taxation and Tax sharing
(a)	Each member of the Group has made all claims necessary to obtain relief from double Taxation under any relevant bilateral convention relating to double Taxation in respect of income, profits, gains or payments accrued in the Management Accounts or made prior to the Management Accounts Date.

(b)	No member of the Group is the agent of another company for the purpose of assessing the latter to Tax in the country of residence of such other company.

(c)	No member of the Group is bound by or party to (nor will it become bound by or party to) any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

(d)	No member of the Group has liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which that member of the Group has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.
15.8	Stamp duty
(a)	All documents in the enforcement of which any member of the Group may be interested have been duly stamped and no document, in the enforcement of which a member of the Group may be interested, has not been stamped by reason of it being executed and retained abroad.

(b)	Each member of the Group has duly paid or has procured to be paid all stamp duty on documents to which it is a party or in which it is interested and which are liable to stamp duty.

16.	CONSEQUENCES ON SALE
(a)	The acquisition of the Sale Shares by the Purchaser, and the execution, delivery, and compliance with the terms of this Agreement and the Transaction Documents, do not and will not:
(i)	cause any member of the Group to lose the benefit of any Authorisation (public or private) or any right or privilege it presently enjoys or relieve any person of any obligation to any member of the Group (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by any member of the Group or to exercise any right whether under an agreement with any member of the Group or otherwise;

(ii)	result in any present or future indebtedness of any member of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(iii)	result in the creation or imposition of any Encumbrance on any of the material property or assets of any member of the Group;

(iv)	give rise to or cause to become exercisable any right of pre-emption or termination;

(v)	result in a conflict with or a breach of, or constitute a default under, any provision of the memorandum or articles of association or other constitutional documents of any member of the Group;

(vi)	result in a conflict with or a breach of, or constitute a default under, any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any member of the Group is bound or subject; and

(vii)	result in a conflict with or a breach of, or constitute a default under, the terms, conditions or provisions of any agreement, understanding, arrangement or instrument (including any contracts to which any member of the Group is a party), and, to the best of the Seller’s knowledge, each member of the Group’s relationships with clients, customers, suppliers and employees will not be adversely affected thereby and the Seller is not aware of any circumstances (whether or not connected with the Purchaser or the sale of the Sale Shares) indicating that, nor has it been informed or is otherwise aware that any person who now has business dealings with any member of the Group would or might cease to do so from and after Completion.
17.	DISCLOSURE
(a)	All documents provided by or on behalf of the Seller to the Purchaser or its Representatives in the Disclosure letter or during the course of the due diligence investigation carried out by or on behalf of the Purchaser in connection with the transaction contemplated under this Agreement was when given and remains true and complete in all material respects.

(b)	All statements of fact (other than accounting ledgers and/or books) contained in documents which are compiled, prepared or drafted by or on behalf of the Seller (including information provided in the Disclosure Letter), was when given and remains (where relevant, by reference to the date to which such statements were specified to have been made) true and accurate in all material respects and, when taken as a whole, would not on a reasonable reading of such information be misleading in any material respects.

(c)	All projections, estimates, forecasts or any type of forward looking statements provided to the Purchaser or its Representatives, have been made after due and proper consideration, based on the assumptions referred to therein or explained to the Purchaser, and represent reasonable and fair expectations honestly held based on the facts known to the Seller.

(d)	In respect of any accounting ledgers and/or books, they have been prepared on the basis of accounting policies consistent in all material respects with those currently adopted by the Group and the financial statements of the Group for the year ended 31 December 2009 and give a fair view of the assets and liabilities of the relevant company as of the dates specified in the document.

SCHEDULE 5
SELLER’S LIMITATION OF LIABILITY
1.	APPLICATION OF THIS SCHEDULE

The provisions of this Schedule 5 shall apply to any claim against the Seller for any breach of the Warranties.

2.	TIME LIMITATION FOR CLAIMS

The Seller shall not be liable for breach of any Warranty in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller:
(a)	in the case of any claim under paragraph 15 of Part B of Schedule 4 (Tax warranties), within seven years following Completion; and

(b)	in the case of any other claim under the Warranties, within two years following Completion, except that there shall be no time limitation for giving notice of any claim under Part A of Schedule 4 or paragraphs 1.1, 1.2, 1.3, 4.1 or 4.2 of Part B of Schedule 4. Any claim notified by the Purchaser to the Seller pursuant to this paragraph shall specify the matters set out in paragraph 7 below.
3.	MAXIMUM LIABILITY

The aggregate liability of the Seller in respect of all breaches of the Warranties shall not exceed US$88 million (or its equivalent in any other currency) as reduced by the pre-Completion adjustment under Clause 3.2 and the Post-Completion Adjustment, if any.
4.	MATTERS ARISING SUBSEQUENT TO THIS AGREEMENT
The Seller shall not be liable for breach of any Warranty in respect of any matter to the extent that the same would not have occurred but for:
(a)	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

(b)	(i) the passing of, or any change in, after Completion, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Completion; or (ii) any change after Completion of any generally accepted interpretation or application of any legislation; or

(c)	any change in accounting policy, bases or practice of the Purchaser or any member of the Group introduced or having effect after Completion.

5.	RECOVERY FROM THIRD PARTIES FOLLOWING RECOVERY FROM THE SELLER

If the Seller has paid an amount in discharge of any claim for breach of any Warranty and the Purchaser or any member of the Group is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Group (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the relevant member of the Group shall pay to the Seller as soon as reasonably practicable after receipt an amount equal to (i) any sum recovered from the third party, less any costs and expenses incurred in obtaining such recovery and any Taxation attributable to the recovery and, if applicable, less (ii) the amount previously paid by the Seller to the Purchaser.
6.	FRAUD

None of the limitations contained in this Schedule 5 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or negligence by the Seller, any member of the Group or any of their respective directors, officers, employees or agents.
7.	NOTIFICATION OF CLAIMS

Notices of claims for breach of Warranty shall be given by the Purchaser to the Seller within the time limits specified in paragraph 2 above, specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).
8.	MINIMUM CLAIM

Notwithstanding anything contained to the contrary in this Agreement, the Seller shall not be liable for any breach of a Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of a Warranty exceeds HK$1 million. Where the liability agreed or determined in respect of all such claims exceeds HK$1 million, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

SCHEDULE 6
RESTRICTED ACTIONS
The Seller shall procure that no member of the Group shall, before Completion, except with the Purchaser’s prior written consent:
(a)	incur any expenditure on capital account exceeding HK$1,000,000 (or its equivalent in any other currency) in the case of any single item or HK$2 million (or its equivalent in any other currency) in aggregate; or
(b)	dispose of (other than in the ordinary course of trading consistent with past practice) or grant any option or right of pre-emption in respect of any asset for a consideration in excess of HK$2 million (or its equivalent in any other currency) or create any encumbrance over any material part of its assets (other than pursuant to the existing financing of the Group, details of which are set out in the Disclosure Letter); or
(c)	create or raise any debt or borrow any money or make any payments out of or drawings on its bank account(s) (except payments in the ordinary and usual course of business consistent with past practice including, for the avoidance of doubt, pursuant to existing contractual commitments); or
(d)	enter into:
(i)	any contracts, transactions or commitments outside the ordinary course of business consistent with past practice; or
(ii)	any contracts, transactions or commitments: (i) which are not capable of being terminated without compensation at any time with three months’ notice or less; or (ii) which involve or may involve total annual expenditure in excess of (x) HK$1,000,000 (or its equivalent in any other currency) in the case of any single contract, transaction or commitment or (y) HK$2 million (or its equivalent in any other currency) in aggregate;
(e)	declare, make, or pay any dividend or other distribution other than to another member of the Group; or
(f)	grant, issue or redeem any encumbrance or give any guarantee or indemnity; or
(g)	make any change in the material terms and conditions of employment of any of its directors or Senior Employees or the terms on which they are entitled to pension or other benefits or pay them bonuses or other amounts; or
(h)	terminate the employment of any Senior Employee other than for just cause; or
(i)	announce or agree any redundancies or redundancy terms save as specifically mentioned in the Disclosure Letter; or
(j)	introduce any new share incentive, share option, profit sharing, bonus or other incentive scheme, or vary in any way the terms of any such scheme currently operated by any member of the Group, including any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants; or
(k)	enter into or settle any litigation which is material to any member of the Group; or
(l)	permit any of its insurances to lapse or knowingly do (or omit to do) anything which would make any policy of insurance void or avoidable or fail to notify any material insurance claim of which such member of the Group has become aware, in accordance with the provisions of the relevant policy or settle any such claim materially below the amount claimed; or
(m)	create, issue, purchase or redeem any class of share or loan capital; or
(n)	fail to pay any renewal fees for any Intellectual Property Rights (including the Trademarks); or
(o)	manage its debtors and creditors otherwise than in accordance with the current practice of such member of the Group; or
(p)	terminate any contracts or agreements with sales agents or terminate any contracts or agreements involving revenue or expenditure in excess of HK$2 million (or its equivalent in any other currency) per annum (other than where such contracts or agreements lapse, expire or otherwise terminate under their terms); or
(q)	make any payments to or transfer assets to or enter into any contracts with or assume any liabilities for the benefit of the Seller or any of its Affiliates; or
(r)	make any changes in its accounting policies other than as required by applicable law or any relevant accounting body; or
(s)	liquidate any member of the Group or dispose of any shares in any member of the Group except to another member of the Group; or
(t)	make any alterations to its memorandum or articles of association (or equivalent constitutional documents) or acquire any shares in any other company; or
(u)	change the current procedures designed to maintain its assets, including those held under leases, in good working order and condition; or
(v)	fail to use best efforts to maintain and preserve its business organization intact, retain its present officers and key employees, and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it; or
(w)	fail to comply with, and perform its obligations under all Material Agreements, all applicable laws, and all permits held by any member of the Group; or
(x)	enter into any arrangement with shareholders or Senior Employees; or
(y)	agree, conditionally or otherwise, to do any of the foregoing; or
(z)	wilfully or knowingly do or permit to be done (or omit to do) anything which would cause any breach of the Warranties when repeated immediately before the time of Completion.

SCHEDULE 7
POST-COMPLETION ADJUSTMENTS
1.	Preparation of Completion Financial Statements
(a)	Subject to compliance by the Purchaser of Clause 12, within 25 Business Days following the Completion Date, the Seller shall prepare and deliver to the Purchaser and to the Purchaser’s Accountant the consolidated accounts of the Group as at the Completion Date (the “Seller’s Completion Date Accounts”), which, for the avoidance of doubt, will be prepared in accordance with applicable law and HKFRS using the same accounting policies and practices as adopted in the Accounts applied on a consistent basis and reviewed by the Seller’s Accountant under the same “agreed upon procedures” as has been carried out by the Seller’s Accountant in respect of the Seller’s then latest published interim financial statements and, unless already taken into account, the following principles/bases shall be observed:
(i)	any re-valuation of properties of the Group shall be performed by a professional property valuer appointed with the consent of the Purchaser at the Seller’s cost; and

(ii)	any provision of impairment loss shall be made in accordance with the same accounting policies and practices of the Company as adopted in the Accounts.
(b)	The Seller’s Completion Date Accounts shall be accompanied by the balance sheet, trial balance, cash flow statement, income statement and explanatory notes and accounting policies of the Company at the Completion Date, and shall include the Net Current Asset Value as at the Completion Date (the “Seller’s Completion Date Value”), based on the Seller’s Completion Date Accounts.

(c)	Within ten Business Days after the Purchaser and the Purchaser’s Accountant having received the Seller’s Completion Date Accounts and the Seller’s Completion Date Value, the Purchaser may request the Purchaser’s Accountant to perform a review of the Seller’s Completion Date Accounts and prepare a new calculation of the Seller’s Completion Date Value (the “Purchaser’s Completion Date Value”).

(d)	If the Purchaser (i) does not notify the Seller of its intention to review the Seller’s Completion Date Accounts within 20 Business Days of receiving the Seller’s Completion Date Accounts, or (ii) does not object to the Seller’s Completion Date Value within 30 Business Days of its receipt, the Purchaser will be deemed to have accepted the Seller’s Completion Date Value and the Seller’s Completion Date Value shall be deemed to be the final Net Current Asset Value as at the Completion Date (the “Final Net Current Asset Value”).

(e)	If the Purchaser delivers to the Seller the Purchaser’s Completion Date Value which are not equal to the Seller’s Completion Date Value in respect of the Group, the Parties shall attempt to reconcile their differences and, for such purpose, each of the Seller’s Accountant and the Purchaser’s Accountant shall have access to the other’s working papers and shall have the right to perform additional review, as they may deem necessary.

(f)	If after ten Business Days from notification to the Seller of the Purchaser’s objections to the Seller’s Completion Date Accounts (including any variation to the Seller’s Completion Date Value), divergences subsist and the Parties have not agreed on the Net Current Asset Value as at the Completion Date, the matter will be referred, at the request of either Party, to a third accountant (the “Third Accountant”), who shall be a reputable international accounting firm that the Parties mutually agree to accept, requesting it to determine the Net Current Asset Value as at the Completion Date. In no event shall the Purchaser or the Seller submit to the Third Accountant, nor shall the Third Accountant resolve, any legal disagreements. The Third Accountant, who will act as an expert, shall, as expeditiously as possible, issue a report in which it shall present its determination of the Net Current Asset Value as at the Completion Date.

(g)	If the Third Accountant does not accept its appointment or cannot perform its duties, the Parties shall meet as soon as possible to replace it. If the Parties fail to agree on the identity of a new Third Accountant, the Parties agree to have recourse, for the appointment of the Third Accountant, to the president of the Hong Kong Institute of Certified Public Accountants.

(h)	In the event a Third Accountant is appointed, the Final Net Current Asset Value shall be deemed to equal to the simple average of the Third Accountant’s calculation of the Net Current Asset Value as at the Completion Date, and the corresponding value which is closest to it from among the Seller’s Completion Date Value and the Purchaser’s Completion Date Value. The Final Net Current Asset Value, so determined, is not subject to appeal or any other form of recourse.

(i)	The Purchaser shall cause the Group to give to the Seller and the Seller’s Accountant, the Purchaser and the Purchaser’s Accountant, and the Third Accountant, as the case may be, such information and access as they deem reasonably necessary in order for them to carry out their respective assignments.

(j)	The fees and costs of the Seller’s Accountant shall be borne by the Seller, those of the Purchaser’s Accountant by the Purchaser, and those of the Third Accountant shall be shared equally by the Purchaser and the Seller.
2.	Adjustment of Consideration
Within five Business Days following the determination of the Final Net Current Asset Value, the total Consideration shall be adjusted according to Clause 3.3, as applicable.

SCHEDULE 8
FORM OF DEED OF INDEMNITY
Agreed Form
Dated [•] 2010
WING ON TRAVEL (HOLDINGS) LIMITED
and
C-TRAVEL INTERNATIONAL LIMITED

DEED OF INDEMNITY

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
(Ref: 129460/2)

CONTENTS

1. INTERPRETATION	96
2. TAX INDEMNIFICATION	97
3. EXCLUSIONS	99
4. OTHER SPECIFIC INDEMNITIES	99
5. TAX COMPUTATIONS	100
6. CLAIMS AND SETTLEMENT	101
7. PAYMENTS	102
8. PROVISION OF INFORMATION	103
9. TIME LIMITATION FOR CLAIMS	103
10. GENERAL PROVISIONS	103

THIS DEED is made on [•] 2010
BETWEEN:
2.	Wing On Travel (Holdings) Limited, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Seller”); and

3.	C-Travel International Limited, a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Purchaser”).
WHEREAS:
(A)	The Seller and the Purchaser are parties to a sale and purchase agreement dated [•] 2010 pursuant to which the Seller agreed to sell, and the Purchaser agreed to purchase, the Sale Shares (the “Sale and Purchase Agreement”).

(B)	Pursuant to the Sale and Purchase Agreement, the Seller has agreed to give certain indemnities in favour of the Purchaser as set out in this Deed.
IT IS DECLARED AS FOLLOWS:
1.    INTERPRETATION
1.1	In this Deed, unless otherwise defined, words and expressions defined in the Sale and Purchase Agreement shall have the same meanings wherever used in this Deed.

1.2	Clause 1.2 of the Sale and Purchase Agreement is incorporated mutatis mutandis into this Deed. In addition, in this Deed, except where the context otherwise requires:
(a)	a reference to “income” or “profits” or “gains” earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any applicable law;

(b)	a reference to any “Tax liability” shall include not only any liability to make actual payments of, or in respect of, Tax but shall also include:
(i)	the Loss or reduction in the amount of, or the setting off against income, profits or gains or against any Tax liability for which no provision has been made in preparing the Accounts of, any relief which would (were it not for the said Loss, reduction or setting off) have been available to any member of the Group and which relief has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Accounts;

(ii)	the Loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the

Accounts of, a right to repayment of Tax which has been treated as an asset of any member of the Group in preparing the Accounts;

(iii)	the Loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Completion, or against any Tax liability of, any relief which is not available before Completion but which arises in respect of an event occurring after Completion in circumstances where, but for such Loss, reduction or setting off, any member of the Group would have had a Tax liability in respect of which the Purchaser would have been able to make a claim under this Deed, and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off (calculated by reference to the rates of Tax in force at the date of this Deed), or the amount of repayment which would otherwise have been obtained, shall be treated as the amount of a Tax liability which has arisen;

(c)	a reference to a “payment” in respect of Tax includes a payment for the surrender of Losses or other amounts by way of group relief or for the surrender or transfer of any other relief, a repayment of any such payment and a payment by way of reimbursement, recharge, indemnity or damages;

(d)	a reference to an “event” includes any omission, event, action or transaction (whether or not a member of the Group is a party thereto), the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and performance of this Deed, and references to the result of events on or before the Completion Date shall include the combined result of two or more events, one or more of which shall have taken place on or before the Completion Date;

(e)	a reference to “relief” includes any relief, allowance, credit, set off, deduction or exemption for any Tax purpose; and

(f)	a reference to an “account” includes all replacement accounts for such account.
2.	TAX INDEMNIFICATION

2.1	The Seller covenants with and undertakes to pay the Purchaser (for itself and as trustee for its successors in title) on a full indemnity basis on demand in writing a sum equal to the amount of:
(a)	any Tax liability of any member of the Group resulting from or by reference to any income, profits or gains earned, accrued or received, or which are alleged to have, or which should have been, earned or accrued or received, on or before the Completion Date or any event on or before the Completion Date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(b)	any Tax liability of any member of the Group which is regarded as such pursuant to Clause 1.2(b);

(c)	any Tax liability of any member of the Group that arises after Completion as a result of an act, omission or transaction by a person other than a member of the Group and which liability to Tax falls upon the relevant member of the Group as a result of its having been in the same group for Tax purposes as that person at any time before Completion;

(d)	any Tax liability of any member of the Group that would not have been payable had there been no breach of any Warranties and which is not the subject of Clauses 2.1(a), 2.1(b) and 2.1(c);

(e)	all Losses which are incurred by the Purchaser or any member of the Group in connection with or arising from any of the matters referred to in this Deed, including liabilities incurred in connection with:
(i)	the investigation, assessment or the contesting of any Tax liability which is the subject of Clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(d);

(ii)	the settlement of any Tax liability which is the subject of Clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(d);

(iii)	any legal Proceedings in which the Purchaser claims under or in respect of this Deed and in which judgment is given in favour of the Purchaser; and/or

(iv)	the enforcement of any judgment referred to in paragraph (iii) above, or the enforcement of any settlement of any legal Proceedings referred to in paragraph (iii) above; and
(f)	any Loss of, or liability, depletion or reduction in, the value of assets suffered by any member of the Group as a result of or in connection with any Tax liability in any jurisdiction arising:
(i)	from any income, profits or gain earned, accrued or received or deemed to have earned, accrued or received on or before the Completion Date; or

(ii)	as a consequence of any transaction, event, matter, business, activity or omission which occurred or is deemed to occur on or before the Completion Date, whether alone or in conjunction with other circumstances whenever occurring and whether or not such Tax liability is chargeable against or attributable to any other person, including any and all Tax liability resulting from the receipt by any member of the Group of any amounts paid by the Seller under this Deed, unless such Tax liability is also charged by such other person.
2.2	For the avoidance of doubt, the Seller shall remain liable in accordance with the terms of this Deed notwithstanding that any Tax liability giving rise to a liability to make a payment under Clause 2.1 is or has been discharged or suffered by the relevant member of the Group, whether before or after the date hereof and whether by payment or by loss or utilization of any relief or right to repayment of Tax liability.

3.	EXCLUSIONS

3.1	The covenants contained in Clause 2.1 do not apply to any liability:
(a)	as a result of transactions entered into by the Group in the ordinary and usual course of the Business after the date of the Sale and Purchase Agreement;

(b)	to the extent that provision or reserve in respect thereof has been duly made in the Accounts or to the extent that payment or discharge of such liability has been taken into account therein, applying in all cases HKFRS;

(c)	in respect of which provision or reserve has been duly made in the Accounts which is insufficient only by reason of any increase in rates of Tax made after the Completion Date with retrospective effect;

(d)	which would not have arisen but for any act or omission by the relevant member of the Group voluntarily effected without the prior consent of the Seller, otherwise than in the ordinary and usual course of the Business after the Completion Date; or

(e)	to the extent that:
(i)	such Tax liability arises or is incurred as a result of the imposition of Tax as a consequence of any retrospective change in any applicable law or the interpretation or practice of such law by the relevant Authority in the relevant jurisdiction under which each member of the Group is subject; or

(ii)	such Tax liability arises or is increased by an increase in rates of Tax.
4.	OTHER SPECIFIC INDEMNITIES

4.1	The Seller covenants with and undertakes to pay the Purchaser (for itself and as trustee for its successors in title) on a full indemnity basis on demand in writing in connection with:
(a)	all Losses incurred by any member of the Group in connection with, resulting from or arising out of any proceeding, suit, claim or action commenced by or against any member of the Group (i) on or before the Completion Date and/or (ii) after the Completion Date but in respect of any act, omission or transaction at any time before the Completion Date; provided that the Seller shall not be liable for Losses in connection with, resulting from or arising out of Lam Pik Shan v Hong Kong Wing On Travel Service Limited if and to the extent that proper allowance, provisions or reserve is made in the Accounts for potential liabilities in respect thereof; and

(b)	all Losses incurred by the Purchaser or any member of the Group in connection with, resulting from or arising out of any proceeding, suit, claim or action commenced at any time before, on or after the Completion Date against any member of the Group in relation to the amounts of contributions made (or required to be made or which ought to have been made) by a member of the Group as employer on or before the Completion Date pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong); provided that the Seller shall not be liable for such Losses if and to the extent that proper allowance, provisions or reserve is made in the Accounts for potential liabilities in respect thereof.
5.	TAX COMPUTATIONS

5.1	Subject to and in accordance with the provisions of this Clause 5, the Seller or its duly authorised agents shall, at the Seller’s cost:
(a)	prepare, submit and deal with (or procure the preparation and submission of) all computations and returns relating to Taxation; and

(b)	prepare, submit and deal with (or procure the preparation and submission of) all claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes in accordance with Clauses 5.2, in respect of all periods relevant for Taxation purposes of each member of the Group ending on or before Completion (the “Pre-Completion Accounting Periods”).

5.2	Subject to Clause 5.7, the Seller may make, for Pre-Completion Accounting Periods, any claims, elections, surrenders, disclaimers, notices or consents in respect of each member of the Group that have been assumed in the Accounts or the notes to the Accounts to be made by any member of the Group.

5.3	The Seller or its duly authorised agents shall deliver all tax documents relevant to the matters set out in Clause 5.1 (“Tax Documents”) to the Purchaser for authorisation and signing prior to submission. The Purchaser shall procure that the Tax Documents are so authorised and signed as soon as reasonably practicable by or on behalf of the relevant member of the Group. If a time limit applies in relation to any Tax Document, the Seller shall ensure that the Purchaser receives the Tax Document no later than ten Business Days before the expiry of the time limit.

5.4	The Seller shall procure that:
(a)	the Purchaser is kept fully informed of the progress of all matters relating to the Taxation affairs of the Group in relation to the Pre-Completion Accounting Periods;

(b)	the Purchaser receives copies of all written correspondence with any Authority insofar as it is relevant to the matters referred to in Clause 5.1; and

(c)	the Purchaser is consulted fully in relation to the matters referred to in paragraph (a) above and shall take into account any reasonable written comments of the Purchaser in relation to such matters.
5.5	The Seller agrees to devote reasonable resources to dealing with pre-Completion Tax affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Seller shall ensure that all Tax Documents are true and accurate in all respects and are not misleading in any respect. If the Seller is in material breach of its obligations under this Clause 5 and the breach has not been fully remedied within five Business Days of the Purchaser giving the Seller notice of it, the Purchaser may take control of the pre-Completion Tax affairs of the Group.

5.6	The Purchaser shall procure that the Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Group and such other reasonable assistance as may be reasonably required to enable the Seller to discharge its obligations under this Clause 5.

5.7	Notwithstanding Clause 5.2, neither the Purchaser nor any member of the Group shall be required to submit any claims, elections, surrenders, disclaimers, notices or consents to the extent that such relate to a Purchaser’s relief and any agreement by the Purchaser or any member of the Group shall be without prejudice to any liability of the Seller that may arise in respect of such relief.

5.8	Neither the Purchaser nor any member of the Group shall be required by this Clause 5 to take any action which it considers will be unduly onerous or materially prejudicial to it.

5.9	This Clause 5 shall operate without prejudice to the provisions of Clause 6.

6.	CLAIMS AND SETTLEMENT

6.1	If the Purchaser becomes aware of any assessment, notice, demand or other document issued or action taken by or on behalf of any person or Authority from which it appears that any member of the Group has or may have a liability in respect of which a claim could be made under this Deed, it shall give written notice within 30 Business Days thereof to the Seller (but any failure to so notify the Seller shall not relieve the Seller from any liability under this Deed and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of this Deed) setting forth details of the liability or such other claim permitted under this Deed, including the amount of the liability, and shall, at its sole and absolute discretion, take such action and/or procure that the relevant member of the Group to take such action as the Seller may reasonably request to dispute, avoid, resist, defend, compromise or appeal against the liability; provided that if such action is taken by the Purchaser and/or the relevant member of the Group: (i) the Seller shall indemnify and secure the Purchaser and/or the relevant member of the Group to the Purchaser’s satisfaction against any Losses which may be incurred thereby; (ii) the Purchaser and/or the relevant member of the Group shall not be required to take any such action unless the Seller shall have produced to them a legal opinion (in form and substance reasonably satisfactory to the Purchaser) given by a legal counsel independent from the Seller that such action is reasonable; (iii) the Purchaser and/or the relevant member of the Group shall not in any event be required to take any steps which would require any admission of guilt or liability relating to matters connected with the claim in question or which would affect the future conduct of the business of the Purchaser and/or the relevant member of the Group or any Affiliate of the Purchaser or affect the rights or reputations of any of them; (iv) the Purchaser shall keep the Seller informed of the progress of the relevant action (but any failure to so keep the Seller informed shall not relieve the Seller from any liability under this Deed and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of this Deed); and (v) the Purchaser shall consult with the Seller on the appointment of legal advisers to the relevant action, and on any settlement negotiations (including settlement offers from the counterparty to the relevant action), and shall take into account any reasonable request from the Seller in respect thereof (but any failure to so consult with the Seller, or to take into account the Seller’s requests, shall not relieve the Seller from any liability under this Deed and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of this Deed).

6.2	The Seller shall make no settlement of any claim nor agree any matter in the course of disputing any claim likely to affect the amount thereof or the future liability of any member of the Group unless such settlement or agreement: (i) includes an unconditional release of the relevant member of the Group from all liability arising out of such claim; and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by and on behalf of the relevant member of the Group.

7.	PAYMENTS

7.1	The due date for the making of payments under this Deed shall be:
(a)	where the payment relates to a liability of any member of the Group to make an actual payment of or in respect of Tax, the date which is ten Business Days before the date on which such actual payment is due to be made to the relevant Authority;

(b)	where the payment relates to a liability of any member of the Group to make an actual payment under Clause 4.1, the date which is ten Business Days before the date on which such actual payment is due to be made by the relevant member of the Group

(c)	where the payment relates to a matter falling within Clause 1.2(b)(i) or Clause 1.2(b)(iii), the date falling five Business Days after the Sellers have been notified by the Purchaser that the auditors for the time being of the relevant member of the Group have certified at the request of the Purchaser or the relevant member of the Group that the Seller has a liability for a determinable amount under Clause 2.1;

(d)	where the payment relates to a matter falling within Clause 1.2(b)(ii), the date on which the repayment of Tax would otherwise have been due to be made; and

(e)	in the case of costs and expenses within Clause 2.1(e) within ten Business Days after the date on which proper invoices for such costs and expenses are provided to the Seller.
7.2	If, after the Seller has made any payment under this Deed, any member of the Group receives from any person, in connection with the matter for which the Seller has made payment, a refund of all or part of the relevant liability, the Purchaser shall procure the relevant member of the Group to repay to the Seller, no later than 30 Business Days after its receipt of such payment or refund a sum corresponding to the amount of such refund of liability, provided that any such sum to be repaid to the Seller under this Clause shall not in any event exceed the amount of payment made by the Seller in connection with the relevant liability.

7.3	If there is any dispute in respect of the amount payable by the Seller arising from the indemnities in Clause 2.1 or Clause 4.1 or in respect of whether the Seller is liable or responsible for such amount and the Parties are unable to agree a resolution of such dispute within 28 days of the date on which notice is given to the Seller by the Purchaser in accordance with the provisions of this Deed, the same shall be determined at the request of any Party by an internationally recognized firm of accountants (which shall be independent of the Seller and the Purchaser) agreed upon by the Parties, or failing agreement by the Parties within 14 days of a request for appointment, by the President for the time being of The Hong Kong Society of Accountants (who shall act as an expert and not as an arbitrator). The fees of such firm of accountants in making such determination shall be borne equally by the Purchaser and the Seller.

8.	PROVISION OF INFORMATION

8.1	The Seller covenants and undertakes to give all such assistance, provide such information and do such acts and things (including execution or procuring execution of such documents) as the Purchaser shall reasonably request from time to time for the purpose of enabling the Purchaser or any member of the Group to make returns and provide information as required to any Tax Authority and to negotiate any liability to Tax.

9.	TIME LIMITATION FOR CLAIMS

The Seller shall not be liable for any claims under this Deed unless a notice of the claim is given by the Purchaser to the Seller within seven years following the date of this Deed.

10.	GENERAL PROVISIONS

The provisions of clauses 14 (Announcements); 15 (Confidentiality); 16 (Notices); 17 (Language); 18 (Assignment); 19 (Invalidity); 20 (No partnership); 21 (Counterparts); 22 (Time of the essence); 23 (Payments and no set off); 24 (Interest); 25 (Costs and expenses); 26 (Further assurance); 27 (Whole agreement); 28 (General); 29 (Governing law and jurisdiction); and 30 (Agent for service of process) in the Sale and Purchase Agreement shall have effect as if incorporated mutatis mutandis into this Deed.

EXECUTED as a deed on the date first above written.

The COMMON SEAL of	)
WING ON TRAVEL (HOLDINGS) LIMITED	)
was affixed to this deed	)
in the presence of:	)

Director

Director

SIGNED, SEALED AND DELIVERED	)
as a deed in the name of	)
C-TRAVEL INTERNATIONAL LIMITED	)	Authorised Representative
acting by	)
its duly authorized representative with	)
authority of the board	)
in the presence of:

Name of witness:
Title:

SCHEDULE 9
FORM OF SHAREHOLDERS’ AGREEMENT
Agreed Form
Dated [•] 2010
C-TRAVEL INTERNATIONAL LIMITED
CTRIP.COM INTERNATIONAL, LTD.
WING ON TRAVEL (HOLDINGS) LIMITED
and
HKWOT (BVI) LIMITED

SHAREHOLDERS’ AGREEMENT
relating to HKWOT (BVI) Limited

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
(Ref: 129460/0002)

CONTENTS

1. DEFINITIONS AND INTERPRETATION	107
2. WARRANTIES	112
3. THE BUSINESS OF THE COMPANY	112
3A. DIRECTORS	113
3B. INFORMATION	113
4. SHAREHOLDER RESERVED MATTERS	113
5. TRANSFERS OF SHARES	115
6. DEADLOCK	116
7. PUT OPTION	116
8. COMPLETION OF TRANSFER	118
9. TERMS AND CONSEQUENCES OF TRANSFERS OF SALE SHARES	119
10. DRAG ALONG	121
10A. TAG ALONG	121
11. DURATION AND TERMINATION	122
12. GUARANTEE	123
13. PUBLIC ANNOUNCEMENTS	124
14. CONFIDENTIALITY	124
15. NOTICES	126
16. GENERAL	128
17. GOVERNING LAW AND ARBITRATION	130
SCHEDULE 1 DEED OF ADHERENCE	134

THIS AGREEMENT is made on [•] 2010
BETWEEN:
C-Travel International Limited, a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Ctrip”);
Ctrip.com International, Ltd., a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Guarantor”);
Wing On Travel (Holdings) Limited, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Wing On”); and
HKWOT (BVI) Limited, a company incorporated in the British Virgin Islands, whose registered office is at Offshore Incorporations Limited, P.O. Box 957, Road Town, Tortola, British Virgin Islands (the “Company”).
WHEREAS:
The Company was incorporated in the British Virgin Islands on 15 October 2004. As at the date of this Agreement, the Company has an authorised share capital of US$50,000,000 divided into 50,000,000 ordinary shares of US$1.00 each (“Shares”). As at the date of this Agreement, 100 Shares have been issued, of which Ctrip holds 90 Shares and Wing On holds 10 Shares.
The Shareholders have agreed to enter into this Agreement to regulate their rights and obligations as between themselves in respect of certain matters pertaining to the ownership, operation, management and governance of the Company.
The Guarantor enters into this Agreement solely to guarantee the obligations of Ctrip (its wholly-owned subsidiary) under this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals):

“Accounts” mean the audited consolidated financial statements of the Group for the financial period ending on the relevant balance sheet date, prepared in accordance with HKFRS and comprising a statement of financial position, statement of comprehensive income, cash flow statement, notes to the financial statements, and auditors’ and directors’ reports;

“Articles” mean, at any time, the memorandum of association and the articles of association of the Company at that time;
“Associated Company” means, in relation to a Shareholder, any holding company, subsidiary or fellow subsidiary or any other subsidiaries of any such holding company;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction (including any relevant securities exchange) and whether supranational, national, regional or local;

“Board” means the board of Directors;

“Budget” means the annual operating budget for the Group;

“Business” means the business of the Group, including airline ticketing, hotel reservation, air and hotel package and inbound and outbound tour groups (including, for the avoidance of doubt, any of such businesses which are conducted online via the internet);

“Business Day” means a day on which banks are generally open for business in Hong Kong (other than a Saturday, Sunday or a public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.);

“Business Plan” means the business plan for the Group prepared annually and setting out details of the Group’s strategic planning in respect of customers (including market development and capacity growth), capital expenditure, financing, tax, competitors and contingency planning;

“Call Option” has the meaning ascribed to it in Clause 6.3;

“Call Option Notice” has the meaning ascribed to it in Clause 6.3;

“Call Option Shares” has the meaning ascribed to it in Clause 6.3;

“Change of Control” means, in relation to any person, any person who at the date of this Agreement Controls (directly or indirectly) that person ceases to Control (directly or indirectly) that person;

“Control” means, in relation to a corporate person: (i) direct or indirect ownership or control of more than 30% of the outstanding voting securities of such person; (ii) the ability to appoint or remove more than one-third of the directors of the board (or equivalent governing body) of such person; (iii) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (iv) the ability to direct or cause the direction of the management and policies of such person (whether by contract or howsoever arising); and the terms “Controls”, “Controlling” and “Controlled” shall be construed accordingly;

“Deadlock Matter” has the meaning ascribed to it in Clause 6.2;

“Deed of Adherence” means a deed of adherence in the form set out in Schedule 10;

“Directors” means the directors of the Company, and “Director” means any one of them;

“Disposal Event” has the meaning scribed to it in Clause 7(a);

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind (including retention arrangements or other encumbrances and any agreement to create any of the foregoing), and

“Encumber” shall be construed accordingly;

“Group” means the Company and its subsidiaries, and “Group Company” means any one of them;

“Guaranteed Obligations” has the meaning ascribed to it in Clause 12;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKFRS” means Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards, Statements of Standard Accounting Practice, and Interpretations issued by the Hong Kong Institute of Certified Public Accountants;

“HKWOT” has the meaning ascribed to it in Clause 4.1(f);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“IPO” means an initial public offering of the Shares by way of an offer of the Shares to the public and/or professional and/or other investors for cash and the commencement of dealing in the Shares on an internationally recognized stock exchange;

“Option Exercise Price” means an amount in HK$ equal to 20 times the consolidated net profit after Tax of the Group as shown in the Accounts for the latest full financial year as at the date on which the Call Option or the Put Option (as the case may be) is exercised;

“Option Notice” has the meaning ascribed to it in Clause 8.1;

“Party” means a party to this Agreement and “Parties” means all of them;

“Permitted Condition” means a bona fide material consent, clearance, approval or permission necessary to enable the relevant person to be able to complete a transfer of Shares under: (i) its constitutional documents; (ii) the rules or regulations of any stock exchange on which it or its parent company is quoted; or (iii) the rules or regulations of any Authority in those jurisdictions where that person carries on business;

“Put Option” has the meaning ascribed to it in Clause 7;

“Put Option Notice” has the meaning ascribed to it in Clause 7;

“Put Option Shares” has the meaning ascribed to it in Clause 7;

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, financiers, bankers or other professional advisers;

“Sale Shares” has the meaning ascribed to it in Clause 8.1;

“Share Charge” means the share charge dated on or about the date of this Agreement between Wing On and Ctrip;

“Shareholders” means Ctrip and Wing On and/or such other person who is registered as a member on the Company’s register of members, and “Shareholder” means any of them;

“substantial part of the Business” means at any time, any part of the Business which contributes 50% or more of the total consolidated revenue of the Group as stated in the latest Accounts;

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 7 (Put Option), 11 (Duration and Termination), 13 (Public Announcements), 14 (Confidentiality), 15 (Notices), 16 (General) and 17 (Governing Law and Arbitration);

“Taxation” or “Tax” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction whether national, regional or local (including corporate income tax, value added tax, goods and services tax, personal income tax, withholding tax, import tax, export tax, stamp duty and other transaction or documentary taxes, social security and state pension contributions, taxes arising from the ownership of any property or assets, payroll and employment taxes, taxes arising on the sale, lease, hire, gift or other disposal of real or personal assets or property, and taxes of any kind whatsoever), together with any interest and levies and all penalties, charges, costs and additions to tax in relation to any of the foregoing or resulting from failure to comply with the provisions of any legislation, enactment or other law relating to the foregoing;

“Transaction Documents” has the meaning ascribed to it in the Sale and Purchase Agreement dated 2 February 2010 between Wing On, Ctrip and the Guarantor; and

“Transfer Date” has the meaning ascribed to it in Clause 8.1;

1.2	Interpretation

In this Agreement, except where the context otherwise requires:
(a)	a reference to Clauses, Paragraphs, Schedules, Appendices and the Recitals are to clauses, paragraphs and the recitals of, and the schedules and appendices to, this Agreement;

(b)	a reference to this Agreement or to any specified provision of this Agreement are to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated, from time to time);

(c)	a reference to this Agreement includes the Schedules and Appendices to it, each of which forms part of this Agreement for all purposes;

(d)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate (wherever and however incorporated or established);

(e)	the expressions “subsidiary”, “holding company” and “group of companies” shall have the meanings given to them in section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

(f)	a reference to a “person” shall be construed so as to include any individual, company, corporation, joint stock company, body corporate, association, trust, joint venture, partnership, firm, organisation, governmental entity or any other entity (whether or not having separate legal personality), its successors and assigns;

(g)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

(h)	a reference to a time of day is to Hong Kong time;

(i)	a reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates the Hong Kong legal term in that jurisdiction and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(j)	a reference to any law or enactment includes references to:
(i)	that law or enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after execution of this Agreement);

(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation made (before or after execution of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above;
and “law” and “enactment” includes any legislation in any jurisdiction;

(k)	the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions;

(l)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(m)	headings are included in this Agreement for convenience only and do not affect its interpretation;

(n)	in construing this Agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by: (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular example; and

(o)	the words “include” and “including” shall be construed without limitation.
2.	WARRANTIES

Each of the Parties warrants to the others that, except as fairly disclosed in writing to the others prior to the execution of this Agreement:
(a)	it is validly existing and is a company duly incorporated under the laws of its jurisdiction of incorporation;

(b)	it has the full power and authority to enter into and to perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement which, when executed, will constitute valid and binding obligations on it in accordance with its terms;

(c)	it has taken all corporate action required by it to authorise it to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement; and

(d)	the entry into and delivery of, and the performance by it of, this Agreement will not result in any breach of any provision of its constitutional documents.
3.	THE BUSINESS OF THE COMPANY
(a)	The Shareholders agree that their respective rights in the Company shall be regulated by this Agreement and the Articles. The Shareholders and the Company agree to be bound by and comply with the provisions of this Agreement which relate to them and all provisions of the Articles will be enforceable by the Shareholders between themselves in whatever capacity.

(b)	The Shareholders shall: (i) promote the best interests of the Company; (ii) ensure that the Company performs and complies with all of its obligations under this Agreement and the Articles; and (iii) ensure that the Business is conducted in accordance with sound and good business practice and the highest ethical standards, and in accordance with the Business Plan and Budget.

(c)	For the avoidance of doubt: (i) nothing in this Agreement (including this Clause 3 and Clause 4.1) shall (a) give Wing On any rights as a Shareholder to approve or otherwise participate in the formulation of the Business Plan and/or the Budget, and (b) the Business Plan and the Budget shall be formulated by, and subject to the approval of, the Board; and (ii) nothing in this Agreement (including Clause 7) shall be construed as requiring Ctrip to (or to procure the Company to) take steps to commence and/or complete an IPO at any time.
3A.	DIRECTORS
For so long as Wing On and its Associated Companies collectively hold not less than 5% of the Company’s issued Shares, Wing On shall have the right, exercisable by notice in writing to require the appointment of one Director and by like notice to require the removal of such Director and the appointment of another person to act in place of such Director. As at the date of this Agreement, Wing On’s nominee to the Board is [•]. If at any time Wing On and its Associated Companies cease to collectively hold 5% of the Company’s issued Shares (except where Wing On and its Associated Companies cease to collectively hold 5% of the Company’s issued Shares as a result of the issuance by the Company of new Shares in breach of the terms of this Agreement), Wing On shall procure the immediate resignation of any person appointed as a Director pursuant to this Clause 3A(a) and Wing On shall have no further right to appoint any person as a Director.

(d)	All notices of appointment and removal required under Clause 3A shall be given in writing to the other Shareholders and to the Company. Upon receipt of such notice, the Shareholders and the Company shall, and the Shareholders shall procure their respective nominee Directors to, within seven days thereafter, take all such actions (within their respective powers) that are necessary under the Articles or the applicable law to effect the applicable appointment or removal.

(e)	Each Director may, by giving written notice to the Company and the other Directors, nominate any other person (including another Director) to be his alternate Director (with the rights and responsibilities set out in the Articles) for such period of time as may be specified therein, and may in like manner at any time terminate such appointment in accordance with the Articles. If such alternate Director is a Director himself, such alternate Director would, for the purposes of quorum and voting, count for himself and, in addition, the person for whom he is an alternate.

(f)	For the avoidance of doubt, nothing in this Agreement shall restrict Ctrip’s right to appoint Directors or alternate Directors.
3B. INFORMATION

The Company shall, and the Shareholders shall procure that the Company shall, provide Wing On with such publicly available financial and other information relating to the Group as Wing On may reasonably request. In addition, Wing On’s nominee Director on the Board may make such inquiries of the Board relating to the Group and the Business as such Director thinks fit. Shareholder Reserved Matters.

4.	SHAREHOLDER RESERVED MATTERS

4.1	The Shareholders shall procure that, for so long as Wing On and/or any of its Associated Companies holds not less than 5% of the Company’s issued Shares (except where Wing On and its Associated Companies cease to collectively hold 5% of the Company’s issued Shares as a result of the issuance by the Company of new Shares in breach of the terms of this Agreement), no action is taken or resolution passed or no agreement (whether or not in writing) is entered into by the Company or by any Group Company in respect of the following matters (or their nearest equivalent in the case of a Group Company) (each a “Shareholder Reserved Matter” and collectively, the “Shareholder Reserved Matters”) without the prior written consent of all of the Shareholders:
(a)	any change to the Articles or the constitutional documents of any Group Company;

(b)	any change in the share capital or the creation, allotment or issue of any shares or of any other security, or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities;

(c)	any reduction of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition by any Group Company of any shares or other securities of that Group Company;

(d)	any proposal to wind up any Group Company or other voluntary proceedings seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar law or the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator or similar officer;

(e)	make any change in the scope or nature of a substantial part of the Business of the Group whether by way of a disposal (in a single transaction or series of transactions) of a substantial part of the Business (or the majority of the voting shares of subsidiaries of the Company holding such substantial part of the Business) or an acquisition of another business so that the revenue of the Business represents less than 50% of the aggregate revenue of the enlarged business;

(f)	any sale, transfer, disposal or any other transaction having the same economic effect (whether in a single transaction or series of transactions) as a result of which the Company will cease to own directly or indirectly through wholly-owned subsidiaries more than 50% of the shares of Hong Kong Wing On Travel Service Limited (“HKWOT”) carrying the right to vote in all circumstances and to a pro rata share of all distributions; and

(g)	incur any obligations in the nature of debt (including hire purchase, lease finance or other quasi borrowings) in excess of the actual or budgeted need of the Business or at interest rates exceeding the market rate.
4.2	For the avoidance of doubt, if Wing On gives its written consent to the Shareholder Reserved Matter under Clauses 4(e) or 4(f) in respect of any transaction, Wing On shall not be entitled to exercise the Put Option under Clauses 7(a)(ii) or 7(a)(iii), respectively, in respect of that transaction.

5.	TRANSFERS OF SHARES

5.1	General prohibition against Share transfers by Wing On

Wing On shall not do, or agree to do, any of the following without Ctrip’s prior written consent unless it is permitted by Clause 5.2 or any other provision of this Agreement:
(a)	Encumber any of its Shares or any interest in any of its Shares (other than pursuant to the Share Charge);

(b)	sell, transfer or otherwise dispose of, or grant any option over, any of its Shares or any interest in its Shares; or

(c)	enter into any agreement in respect of the votes attached to any of its Shares.
5.2	Transfers to Associated Companies
(a)	A Shareholder may transfer some or all of its Shares to an Associated Company on giving prior written notice to the other Shareholder; provided that Wing On shall not transfer any of its Shares to an Associated Company for so long as its Shares are subject to the Share Charge. An Associated Company must be under an obligation to retransfer its Shares to the transferring Shareholder or another Associated Company of the transferring Shareholder immediately if it ceases to be an Associated Company.

(b)	Following a transfer of Shares to an Associated Company, the original transferring Shareholder (but not a subsequent transferor in a series of transfers to Associated Companies) shall remain party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares.

(c)	Where not all of the Shares held by the original transferring Shareholder (but not a subsequent transferor in a series of transfers) are transferred to an Associated Company:
(i)	the transferee must grant the transferring Shareholder the exclusive right to exercise, on behalf of the transferee, votes in respect of each Share transferred to the transferee;

(ii)	this Agreement and the Articles shall apply as if the transferring Shareholder and the transferee are one Shareholder;

(iii)	all the rights of the transferee under this Agreement and the Articles shall be exercised exclusively by the transferring Shareholder;

(iv)	any notice given by the transferring Shareholder under this Agreement or the Articles shall be deemed also to be given by the transferee; and

(v)	any notice required to be given to the transferee shall also be given to the transferring Shareholder.

(d)	The Associated Company to whom the transferring Shareholder transfers any Shares pursuant to this Clause 5.2 shall execute a Deed of Adherence.
6.	DEADLOCK

6.1	Arbitration not applicable to Deadlock Matter

The arbitration provisions in Clause 17 do not apply to any Deadlock Matter except to the extent that it relates to the interpretation of this Agreement or the respective rights and obligations of any Party pursuant to this Agreement.

6.2	Escalation of Deadlock Matter

If the Shareholders cannot reach agreement on any Shareholder Reserved Matter within 14 Business Days of the relevant Shareholder Reserved Matter being referred to them (a “Deadlock Matter”), the Shareholders shall refer the Deadlock Matter to their respective chairmen (or equivalent most senior officer in their group) for resolution.

6.3	Call Option
(a)	If the Deadlock Matter cannot be resolved by the chairmen of the Shareholders within 30 Business Days of the Deadlock Matter being referred to them, Ctrip shall have an option (the “Call Option”) of purchasing all (but not some only) of the Shares held by Wing On (and any Shares held by an Associated Company of Wing On) (the “Call Option Shares”) from Wing On at the Option Exercise Price on the terms of this Clause.

(b)	The Call Option is exercisable in whole but not in part by written notice from Ctrip to Wing On (the “Call Option Notice”) given at any time following the failure by the chairmen of the Shareholders to resolve the Deadlock Matter within the time specified under Clause 6.3(a).

(c)	Upon receipt of the Call Option Notice, Wing On shall sell (and shall procure any of its Associated Companies to sell any Shares held by them) and Ctrip shall purchase the Call Option Shares in accordance with Clause 8.

(d)	A Call Option Notice shall be irrevocable and unconditional except for any Permitted Condition.

(e)	Wing On shall use its reasonable efforts to satisfy any Permitted Conditions as soon as practicable after the date of the Call Option Notice.
7.	PUT OPTION
(a)	Subject to Clause 7(h) below, if:
(i)	the Company has not made a filing to commence an IPO (in accordance with the applicable rules of the relevant stock exchange) on or before the third anniversary of the date of this Agreement; or

(ii)	there is any change in the scope or nature of a substantial part of the Business of the Group whether by way of a disposal (in a single transaction or series of transactions) of a substantial part of the Business (or the majority of the voting shares of subsidiaries of the Company holding such substantial part of the Business) or an acquisition of another business so that the revenue of the Business represents less than 50% of the aggregate revenue of the enlarged business as at the date on which such acquisition completes and on a pro forma basis (that is, to aggregate the revenue of the Group and the revenue of the acquired business in the immediately preceding financial year) for the immediately preceding financial year of the Group; or

(iii)	there is a disposal of a substantial part of the Business or any transaction the effect of which is that either: (A) the Company will cease to own (directly or indirectly through wholly-owned subsidiaries) more than 50% of the shares of HKWOT carrying the right to vote in all circumstances and to share pro rata in all distributions of HKWOT; or (B) Ctrip ceases (directly or indirectly through wholly-owned subsidiaries) to be the legal and beneficial owner of more than 50% of the shares of the Company carrying the right to vote in all circumstances and to share pro rata in all distribution of the Company (either of these being a “Disposal Event”),
Wing On shall have an option (the “Put Option”) of requiring Ctrip to purchase all (but not some only) of the Shares held by Wing On (and any Shares held by an Associated Company of Wing On) (the “Put Option Shares”) from Wing On at the Option Exercise Price on the terms of this Clause. For the purposes of paragraph (a)(iii)(B) above, where Ctrip’s ownership of the relevant shares of the Company is held through one or more wholly-owned subsidiaries of Ctrip, Ctrip shall, upon Wing On’s request, provide evidence reasonably satisfactory to Wing On that such subsidiaries are wholly-owned subsidiaries of Ctrip.

(b)	Subject to Clause 7(a) above, the Put Option is exercisable in whole but not in part by written notice from Wing On to Ctrip (the “Put Option Notice”) given: (i) at any time from (and including) the day after the third anniversary of the date of this Agreement to (and including) the date falling on the fourteenth Business Day after the third anniversary of the date of this Agreement; or (ii) in the case of a Disposal Event, at any time after an agreement is entered into for such Disposal Event.

(c)	Upon receipt of the Put Option Notice, Wing On shall sell and Ctrip shall purchase the Put Option Shares in accordance with Clause 8.

(d)	A Put Option Notice shall be irrevocable and unconditional except for any Permitted Condition.

(e)	Wing On shall use its reasonable efforts to satisfy any Permitted Conditions as soon as practicable after the date of the Put Option Notice.

(f)	Ctrip shall promptly notify Wing On (and keep Wing On informed) in writing of (i) any application being made for an IPO and the expected date on which such IPO takes place and (ii) any agreement in respect of a Disposal Event and the terms of such agreement, so that Wing On shall have received all relevant information as may reasonably be required to make an informed assessment of whether or not to give a Put Option Notice, not less than 30 Business Days prior to the IPO or completion of the Disposal Event.

(g)	If Ctrip notifies Wing On that it proposes to proceed with an IPO, the Shareholders shall (and shall procure the Company to) provide such assistance as Ctrip may reasonably require for the purposes of giving effect to the IPO.

(h)	Wing On shall not be entitled to exercise the Put Option under Clauses 7(a)(ii) or 7(a)(iii) above in respect of any transaction if Wing On has previously given its written consent to the Shareholder Reserved Matter under Clauses 4(e) or 4(f), respectively, in respect of that transaction.
8.	COMPLETION OF TRANSFER

8.1	Transfer obligations

The sale and purchase of Call Option Shares pursuant to Clause 6.3 or Put Option Shares pursuant to Clause 7 (in each case, the “Sale Shares”) shall be made on the following terms:
(a)	if any of the Permitted Conditions to the Call Option Notice or Put Option Notice (as the case may be) (in each case, an “Option Notice”) is not satisfied or waived 90 Business Days or, in the case of a regulatory approval, 150 Business Days, after service of the Option Notice, then the Option Notice shall lapse. Otherwise, completion of the transfer of the Sale Shares shall be completed seven Business Days after the date of satisfaction or waiver of all Permitted Conditions (the “Transfer Date”) at such reasonable time and place that the Shareholders agree or, failing which, at 10:00 a.m. at the registered office of the Company;

(b)	Wing On shall deliver to Ctrip, or as it may direct, in respect of the Sale Shares on or before the Transfer Date:
(i)	duly executed share transfer forms;

(ii)	the relevant share certificates; and

(iii)	a power of attorney in such form and in favour of such person as Ctrip may nominate to enable Ctrip to exercise all rights of ownership in respect of the Sale Shares, including voting rights;
(c)	Ctrip shall pay the Option Exercise Price to Wing On on the Transfer Date by telegraphic transfer to Wing On’s HK$ bank account notified to Ctrip not less than three Business Days prior to the Transfer Date; provided that Ctrip shall have the right to set off all or part of the Option Exercise Price against any amounts payable by Wing On to Ctrip under or in respect of any of the Transaction Documents; and

(d)	in accordance with Clause 9.
8.2	Failure to transfer
(a)	If Wing On does not comply with its obligations in Clause 8.1, the Company may authorise a person to execute and deliver the necessary transfer on its behalf. The Company may receive the purchase money in trust for Wing On and cause Ctrip to be registered as the holder of the Sale Shares. The receipt by the Company of the purchase money shall be a good discharge to Ctrip (who shall not be bound to see to the application of those moneys). After Ctrip (or its nominee) has been registered as holder of the Sale Shares in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person.

(b)	If Wing On fails or refuses to transfer any Sale Shares in accordance with Clause 8.1, Ctrip may serve a default notice. Within five Business Days of service of a default notice (unless such non-compliance has previously been remedied to Ctrip’s reasonable satisfaction), Wing On shall not exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. Any Directors appointed by Wing On shall not: (i) be entitled to vote at any Board meeting; or (ii) be entitled to receive or request any information from the Company.
8.3	General
(a)	The Shareholders shall keep the Company informed at all times of the issue and contents of any Option Notice served pursuant to this Agreement.

(b)	The Shareholders waive any and all pre-emption rights that they may have on the transfer of Sale Shares or Ctrip Sale Shares (whether contained in this Agreement, the Articles or otherwise) to the extent necessary to give effect to this Clause 8 and Clauses 10 and 10A. In particular, Ctrip shall release or procure the release of, the share charge granted by Wing On in favour of Ctrip under the Share Charge to the extent necessary to give effect to this Clause 8 and Clauses 10 and 10A.

(c)	The Shareholders shall do all things within their power to ensure that the Business is continued to be run as a going concern during the period between the service of the Option Notice and the completion of the transfer of the Sale Shares.

(d)	Ctrip shall release the Share Charge at the appropriate time to enable the Sale Shares to be transferred pursuant to Clause 8.1.
9.	TERMS AND CONSEQUENCES OF TRANSFERS OF SALE SHARES

9.1	Transfer terms

Any transfer of Sale Shares pursuant to this Agreement shall be on terms that such Sale Shares: (i) are transferred free from all Encumbrances; and (ii) are transferred with the benefit of all rights attaching to them as at the date of the Option Notice.

9.2	Share certificate legend

The Company shall procure that each Share certificate issued by it shall carry the following statement:

“Any disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Shareholders’ Agreement dated [•] 2010 and made between C-Travel International Limited, Ctrip.com International, Ltd., Wing On Travel (Holdings) Limited and HKWOT (BVI) Limited”.

9.3	Further assurance

Each Party shall do all things and carry out all acts which are reasonably necessary to effect the transfer of the Sale Shares in accordance with the terms of this Agreement in a timely fashion.

9.4	Return of documents

On ceasing to be a Shareholder, a Shareholder must deliver to the Company material correspondence, Budgets, Business Plans, schedules, documents and records relating to the Business held by it or an Associated Company or any third party which has acquired such matter through that Shareholder and shall not keep any copies.

9.5	Loans, borrowings, guarantees and indemnities
(a)	Upon a transfer of all the Shares held by a Shareholder:
(i)	the continuing Shareholder shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to the continuing Shareholder for such value as may be agreed between the transferring Shareholder and the continuing Shareholder, or failing agreement with the continuing Shareholder, are repaid by the Company;

(ii)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the transferring Shareholder to the Company shall be repaid; and

(iii)	the continuing Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business.
(b)	Any assumption of the obligations of a transferring Shareholder by the continuing Shareholder is without prejudice to the right of the continuing Shareholder and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the transfer of Shares.

9.6	Assumption of obligations

The Parties shall procure that no person other than an existing Shareholder acquires any Shares unless it enters into a Deed of Adherence.

9.7	Power of attorney
(a)	Wing On irrevocably appoints Ctrip by way of security for the performance of Wing On’s obligations under Clauses 6.3 and 10, its attorney and agent to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by it pursuant, or in order to give effect, to Clauses 6.3 and 10, including any transfer of Shares or other documents which may be necessary to transfer title to the Shares required by, or in order to give effect to, Clauses 6.3 and 10.

(b)	Ctrip irrevocably appoints Wing On by way of security for the performance of Ctrip’s obligations under Clauses 7 and 4, its attorney and agent to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by it pursuant, or in order to give effect, to Clauses 7 and 4, including any transfer of Shares or other documents which may be necessary to transfer title to the Shares required by, or in order to give effect to, Clauses 7 and 4.
10.	DRAG ALONG

10.1	If at any time Ctrip proposes to transfer all (but not some only) of its Shares to a bona fide third party transferee (being, for the avoidance of doubt, a person that is not an Associated Company of Ctrip) in a bona fide transaction, Ctrip may, by notice in writing to Wing On, require Wing On to, and Wing On shall, transfer all of its Shares (and any Shares held by an Associated Company of Wing On) to the same third party transferee at the same time and on the same terms as the transfer by Ctrip (except that Wing On and (as the case may be) its Associated Company shall not be required to give any representations and warranties or indemnities other than as to its title to the Shares and its right to sell such Shares free of Encumbrances save for those created under this Agreement). The exercise by Ctrip of its rights under this Clause 10.1 shall be irrevocable and unconditional except for any Permitted Conditions (whether to be satisfied by Ctrip or Wing On).

10.2	Ctrip shall release the Share Charge at the appropriate time to enable Wing On’s Shares to be transferred pursuant to Clause 10.1.

10.A	Tag Along
(a)	If Ctrip proposes to transfer some or all of the Shares held by it (the “Ctrip Transfer”) to a bona fide purchaser (being, for the avoidance of doubt, a person that is not an Associated Company of Ctrip) in a bona fide transaction, Ctrip shall give notice in writing (“Transfer Notice”) to Wing On which notice shall state (i) the number of Shares to be transferred (“Ctrip Sale Shares”); (ii) the price that Ctrip is prepared to accept for the Ctrip Sale Shares; (iii) the name of the proposed purchaser (the “Proposed Purchaser”); and (iv) other terms and conditions of the proposal transfer.

(b)	Save for the circumstances in Clause 5.2, Wing On (for itself and on behalf of its Associated Companies which are Shareholders) shall have the right (the “Tag-Along Right”) but not the obligation to require, and Ctrip shall procure the agreement of, the Proposed Purchaser in a Ctrip Transfer to purchase from such Shareholder, for the same consideration per Share and upon the same timing and terms and conditions (except that Wing On and (as the case may be) its Associated Company shall not be required to give any representations and warranties or indemnities other than as to its title to the Shares and its right to sell such Shares free of Encumbrances save for those created under this Agreement) as applies to Ctrip under the Ctrip Transfer, such number of the Shares held by such Shareholder as is:
(i)	proportional to the number of Ctrip Sale Shares under the Ctrip Transfer (with any fractional amount of such pro rata portion that is less than 0.5 rounded downward and any fractional amount of such pro rata portion that is 0.5 or more rounded upward); or

(ii)	(if upon completion of the Ctrip Transfer, Ctrip will cease to own more than 50% of the issued ordinary share capital of the Company) all of the Shares then held by such Shareholder.
The exercise by Wing On of its Tag-Along Right under this Clause 10A(b) shall be irrevocable and unconditional except for any Permitted Conditions (whether to be satisfied by Wing On or Ctrip).

(c)	Within 20 Business Days following the giving of the Transfer Notice with respect to a Ctrip Transfer, the Shareholders who elects to exercise its Tag-Along Right shall deliver a written notice of such election to Ctrip and the Company, specifying the number of Shares in respect of which its Tag-Along Right is exercised. Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to transfer such Shares on the terms and conditions set forth in the Transfer Notice.

(d)	Where any such Shareholder has properly elected to exercise its Tag-Along Right and the Proposed Purchaser fails to purchase the relevant Shares from such Shareholder, Ctrip shall not make the proposed transfer of the Ctrip Sale Shares under the Ctrip Transfer, and if purported to be made, the Company shall not register such transfer.

(e)	Ctrip shall release or partially release (as the case may be) the Share Charge to the extent required (but only to the extent required) to enable Wing On’s Shares to be transferred pursuant to this Clause 10A.
11.	DURATION AND TERMINATION

11.1	Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:
(a)	the Shareholders agree in writing to terminate this Agreement; and

(b)	an effective resolution is passed or a binding order is made for the winding-up of the Company (other than to effect a scheme of reconstruction or amalgamation);
provided that (subject to the other provisions of this Agreement) this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any provisions of this Agreement which are expressed to continue in force after termination.

11.2	Termination
(a)	This Agreement may be terminated by Ctrip if:
(i)	Wing On, or any Associated Company of Wing On which may at the relevant time hold any Shares, is the subject of an order from a court of competent jurisdiction or a resolution is passed for its dissolution or administration, otherwise than in the course of a solvent reorganisation or restructuring; or

(ii)	a liquidator, manager, receiver, administrator, administrative receiver or other similar officer is appointed in respect of a major part of the assets of Wing On or a major part of the assets of any Associated Company of Wing On which may at the relevant time hold any Shares; or

(iii)	Wing On, or any Associated Company of Wing On which may at the relevant time hold any Shares, makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors; or

(iv)	Wing On undergoes a Change of Control; or

(v)	Wing On, or any Associated Company of Wing On which may at the relevant time hold any Shares, commits a material breach of any of its representations, warranties, undertakings, covenants or other obligations under this Agreement (provided that, if such breach is curable, such breach has not been cured within 20 Business Days after Ctrip’s notice requiring such breach to be cured).
(b)	Upon termination of this Agreement, all rights and obligations of the Parties shall cease to have effect immediately upon such termination, provided that: (i) the Surviving Provisions shall continue in force following termination of this Agreement; and (ii) termination of this Agreement shall be without prejudice to the respective rights and obligations of each Party accrued prior to such termination.
12.	GUARANTEE
(a)	In consideration of the entry by Wing On into this Agreement, the Guarantor unconditionally and irrevocably guarantees to Wing On the due and punctual performance and observance by Ctrip of all its obligations, commitments and undertakings under or pursuant to this Agreement (the “Guaranteed Obligations”).

(b)	The liability of the Guarantor under this Clause 12 shall not exceed the liability of Ctrip and shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

(c)	If and whenever Ctrip defaults for any reason in the performance of any of the Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in respect of which such default has been made in accordance with this Agreement and so that Wing On receives the same benefits as it would have received if the Guaranteed Obligation had been duly performed and satisfied by Ctrip.
13.	PUBLIC ANNOUNCEMENTS
(a)	No announcement concerning the Group or the existence or the subject matter of this Agreement or any ancillary matter shall be made by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed). This Clause 13(a) does not apply in the circumstances described in Clause 13(b).

(b)	A Party may make an announcement concerning the Group or the existence or the subject matter of this Agreement if required by: (i) applicable law or the rules or regulations of any stock exchange on which a Party’s shares or other securities are listed; or (ii) any Authority to which that Party is subject or submits (wherever situated).

(c)	The restrictions contained in this Clause 13 shall continue to apply after termination of this Agreement without limit in time.
14.	CONFIDENTIALITY

14.1	Confidential Information

Each Party shall keep confidential and use all reasonable endeavours to procure that its Associated Companies and their respective Representatives keep confidential any information (“Confidential Information”):
(a)	relating to the customers, Business, assets or affairs of any Group Company which it may have or acquire through ownership of an interest in the Company;

(b)	relating to the customers, business, assets or affairs of the other Parties or any member of their group which it may have or acquire through being a Shareholder or making appointments to the Board or through the exercise of its rights or performance of its obligations under this Agreement; or

(c)	which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

14.2	Restrictions
(a)	Notwithstanding the other provisions of this Clause 14, a Party may disclose Confidential Information which would otherwise be subject to the provisions of Clause 14.1, and may retain Confidential Information referred to in Clause 14.3, if and to the extent:
(i)	it is required by applicable law to which such Party is subject or for the purpose of any judicial proceedings;

(ii)	it is required by any Authority to which it is subject or submits (whether or not the requirement for information has the force of law);

(iii)	it is disclosed on a strictly confidential basis to its Associated Companies, its Representatives (or to the Representatives of its Associated Companies) or a bona fide purchaser of Shares on a need to know basis;

(iv)	it was lawfully in its possession or in the possession of any of its Associated Companies or Representatives (in either case as evidenced by written records) free of any restriction as to its use or disclosure prior to it being so disclosed;

(v)	the information has come into the public domain through no fault of that Party or any of its Associated Companies or Representatives;

(vi)	each of the other Parties concerned has given prior written consent to the disclosure; or

(vii)	it is required to enable that Party to perform this Agreement or enforce its rights under this Agreement, and provided that, to the extent permitted by applicable law and otherwise reasonable and practicable in the circumstances, any Confidential Information to be disclosed in reliance on paragraphs (i) or (ii) above shall be disclosed only after consultation with each of the other Parties concerned and the Party intending to disclose the Confidential Information shall take into account the reasonable comments or requests of such other Parties.

(b)	Each of the Parties agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement (and the transactions contemplated hereby) or in connection with the Business.

(c)	Each of the Parties undertakes that it shall only disclose Confidential Information to any of its Associated Companies and Representatives if it is reasonably required for the purposes connected with this Agreement and only if the relevant Associated Company or Representative is informed of the confidential nature of the Confidential Information and accepts equivalent restrictions to those accepted by the Party who discloses the Confidential Information.

(d)	The restrictions contained in this Clause 14.2 shall continue to apply after termination of this Agreement without limit in time.
14.3	Treatment of Confidential Information upon termination

In the event of the termination of this Agreement pursuant to Clause 11, each Party shall at its own expense, within seven days of such termination:
(a)	return, or cause to be returned, all written Confidential Information provided to it and all copies of such Confidential Information (without keeping any copies of such Confidential Information);

(b)	destroy, or cause to be destroyed, all analyses, compilations, notes, studies, memoranda or other documents prepared by it to the extent that the same contain, reflect or derive from Confidential Information (save as required to comply with applicable law or the requirements of any Authority); and

(c)	so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained herein), expunge, or cause to be expunged, any Confidential Information relating to the other Parties from any computer, word processor or other device (save for such Confidential Information as is reasonably necessary to protect the legal rights of the other Parties).
14.4	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 14 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 14.
14.5	Survival
(a)	The disclosing Party shall remain responsible for any breach of this Clause 14 by the person to whom Confidential Information is disclosed.

(b)	The provisions of this Clause 14.5 shall survive the termination of this Agreement without limitation in time.
15.	NOTICES

15.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:
(a)	in writing in English or Chinese;

(b)	delivered:
(i)	personally by hand or courier (using an internationally recognised courier company);

(ii)	by local post or registered mail if local address and by airmail if overseas address; or

(iii)	by facsimile,
to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 15 (or to such other address and/or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 15) prior to despatch of the Notice).
15.2	In the absence of evidence of earlier receipt, any Notice served in accordance with Clause 15 shall be deemed given and received:
(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 15.3;

(b)	in the case of local post (other than airmail) or registered mail, at 10:00 a.m. on the second Business Day after posting;

(c)	in the case of airmail, at 10:00 a.m. on the fifth Business Day after posting; and

(d)	in the case of facsimile, at the time of its despatch (subject to confirmation of uninterrupted transmission by the sender by a transmission report).
15.3	The addresses of the Parties for the purpose of this Clause 15 are as follows:

Ctrip, the Guarantor and the Company:

For the attention of:	Jane Sun
Address:	99 Fu Quan Road, Shanghai 200335, People’s Republic of China
Fax:	+86-21 6485-2152
Wing On:

For the attention of:	The Board of Directors
Address:	7/F, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
Fax:	+852-2542-0298
15.4	In proving service, it shall be sufficient to prove that: (i) the envelope containing the Notice was properly addressed and delivered to the address of the relevant Party; or (ii) the facsimile containing the Notice was transmitted to the fax number of the relevant Party uninterrupted (which may be satisfied by delivery of a transmission report).

15.5	Any Party may notify the other Parties of any change to its name, address or facsimile number for the purpose of this Clause 15, provided that such Notice shall be sent to the other Parties and shall only be effective on: (i) the date specified in such Notice as the date on which the change is to take effect; or (ii) if no date is so specified or the date specified is less than three Business Days after which such Notice was deemed to be given, the fourth Business Day after such Notice was deemed to be given.

15.6	This Clause 15 shall not prejudice the service of, or any step in, proceedings permitted by applicable law or the rules of the relevant Authority.

16.	GENERAL

16.1	Whole agreement

This Agreement contains the whole agreement and understanding between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, understandings or arrangements (whether oral or written) between the Parties relating to such transactions. Nothing in this Clause 16.1 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

16.2	No inducement

Each of the Parties acknowledges that (in agreeing to enter into this Agreement) it has not relied on any representation, warranty, collateral contract, undertaking or other assurance (except those expressly set out in this Agreement) made by or on behalf of the other Parties before the execution of this Agreement (including during the course of negotiating this Agreement).

16.3	Conflict with the Articles

In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and, accordingly, the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Articles.

16.4	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any of them the agent of the other Parties (other than pursuant to, and only to the extent provided under, Clause 9.7) or otherwise entitle a Party to bind the other Parties for any purpose.

16.5	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

16.6	Waiver
(a)	Any waiver of any right or default under this Agreement shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of any provision of this Agreement will be effective unless in writing and signed by each Party against whom such waiver is sought to be enforced.

(b)	Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy (or a waiver of any other rights or remedies) and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy (or the exercise of any other right or remedy).
16.7	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement howsoever effected.

16.8	Assignment

This Agreement shall be binding on and inure to the benefit of the Parties and their successors. The Parties may not assign or transfer all or any part of their rights or obligations under this Agreement, nor any benefit arising under or out of this Agreement, without the prior written consent of the other Parties.

16.9	Time of the essence

Any time, date or period referred to in this Agreement may be extended by mutual agreement in writing between the Parties, but, as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

16.10	Further assurance

Without prejudice to any other provision of this Agreement, each Party shall, on being required to do so by the other Parties concerned, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of such documents in a form reasonably satisfactory to such other Parties which such other Parties may from time to time reasonably require for giving full effect to this Agreement and securing to such other Parties the full benefit of the rights, powers and remedies conferred upon such other Party in this Agreement.

16.11	Invalidity

If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any law in any jurisdiction, then:
(a)	such provision shall: (i) to the extent that it is illegal, void, invalid or unenforceable, be given no effect and shall be deemed not to be included in this Agreement; (ii) not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; and (iii) not affect or impair the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)	the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
16.12	Counterparts

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

16.13	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

17.	GOVERNING LAW AND ARBITRATION

17.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law.

17.2	Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration.

17.3	The arbitration shall be conducted as follows:
(a)	all Disputes shall be submitted to the Hong Kong International Arbitration Center (“HKIAC”);

(b)	the place of arbitration shall be in Hong Kong at the HKIAC;

(c)	the proceedings shall be conducted in English;

(d)	the UNICTRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force as at the date of this Agreement (as may be amended by this Agreement) shall apply;

(e)	there shall be three arbitrators and each Party shall appoint one arbitrator, and the 2 arbitrators thus appointed shall appoint the third arbitrator. If a Party fails to appoint the arbitrator within 30 days of receipt of a request to do so from the other Party, or if the 2 arbitrators fail to agree on the third arbitrator within 30 days of their appointment, the appointment shall be made, upon request of a Party, by the HKIAC;

(f)	an award of the HKIAC must be in writing and state the grounds upon which it was based;

(g)	an award by the HKIAC shall be final and conclusive and binding upon the Parties and the Parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, insofar as such waiver may validly be made. In particular, no Party may apply to the court to determine questions of law arising in the course of the arbitration pursuant to Section 23A of the Arbitration Ordinance (Chapter 341 of the Laws of Hong Kong) or otherwise, and no Party may appeal to the court on a question of law arising out of any award made in the arbitration pursuant to Section 23 of the Arbitration Ordinance or otherwise;

(h)	the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, both before and after the arbitral tribunal award has been appointed, at any time up until the arbitral tribunal has made its final award; and

(i)	judgment upon the arbitral tribunal award rendered may be entered in any court having jurisdiction and the Parties submit to the non-exclusive jurisdiction of the Hong Kong courts for this purpose.

Executed as an agreement.

SIGNED BY
)
)
with authority of the board	)
for and on behalf of	)
C-TRAVEL INTERNATIONAL LIMITED	)
in the presence of:	)
Director
Name of witness:
Title:

SIGNED BY

))

with authority of the board	)
for and on behalf of	)
CTRIP.COM INTERNATIONAL, LTD.	)
in the presence of:	)
Director
Name of witness:
Title:

SIGNED BY
))

with authority of the board	)
for and on behalf of	)
WING ON TRAVEL (HOLDINGS))
LIMITED	)
in the presence of:	)
Director

Name of witness:
Title:

SIGNED BY ))

with authority of the board	)
for and on behalf of	)
HKWOT (BVI) LIMITED	)
in the presence of:	)
Director

Name of witness:
Title:

Schedule 10
Deed of Adherence
THIS DEED is made on [•] between:
[•] (the “New Shareholder”);
[•] (the “Original Shareholder”);
[•] (the “Continuing Shareholder”);
Ctrip.com International, Ltd., a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Guarantor”); and
HKWOT (BVI) Limited, a company incorporated in the British Virgin Islands, whose registered office is at Offshore Incorporations Limited, P.O. Box 957, Road Town, Tortola, British Virgin Islands (the “Company”).
WHEREAS:
The Original Shareholder, the Continuing Shareholder, the Guarantor and the Company are parties to a Shareholders’ Agreement dated [•] (the “Agreement”).
The New Shareholder proposes to purchase [•] Shares from the Original Shareholder.
This Deed is made by the New Shareholder in compliance with Clause 9.6 (Assumption of Obligations) of the Agreement.
THIS DEED WITNESSES as follows:
1.	In this Deed, unless otherwise defined, words and expressions defined in the Agreement shall have the same meanings wherever used in this Deed.
2.	Clause 1 of the Agreement is incorporated mutatis mutandis into this Deed.
3.	The New Shareholder confirms that it has been supplied with a copy of the Agreement.
4.	The New Shareholder agrees to hold the Shares subject to the Articles.
5.	The New Shareholder undertakes to each of the Continuing Shareholder, the Guarantor and the Company to be bound by the Agreement in all respects as if the New Shareholder was a party to the Agreement and named in it as a Shareholder, and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.
6.	The Continuing Shareholder undertakes to the New Shareholder to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement, and acknowledges that the New

Shareholder shall be entitled to the rights and benefits of the Agreement as if the New Shareholder were named in the Agreement [in place of the Original Shareholder][as a Shareholder] with effect from the date of this Deed.
7.	This Deed is made for the benefit of: (i) the parties to the Agreement; and (ii) every other person who, after the date of the Agreement (and whether before or after the execution of this Deed), assumes any rights or obligations under the Agreement or adheres to it.
8.	The address and facsimile number of the New Shareholder for the purposes of clause 15 (Notices) of the Agreement is as follows:

For the attention of:	[•]
Address:	[•]
[•]
Fax:	[•]
9.	This Deed may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but the counterparts shall together constitute one and the same instrument.

10.	This Deed and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law. Clauses 17.2 and 17.3 (Governing Law and Arbitration) of the Agreement is incorporated mutatis mutandis into this Deed.
IN WITNESS WHEREOF the parties have caused this Deed to be duly executed on the date set forth above.

The COMMON SEAL of	)
[Insert name of New Shareholder]	)
was affixed to this Deed	)
in the presence of:	)

Director

Director/Secretary

The COMMON SEAL of	)
[Insert name of Original Shareholder]	)
was affixed to this Deed	)
in the presence of:	)

Director

Director/Secretary

The COMMON SEAL of	)
[Insert name of Continuing Shareholder]	)
was affixed to this Deed	)
in the presence of:	)

Director

Director/Secretary

The COMMON SEAL of	)
Ctrip.com International, Ltd.	)
was affixed to this Deed	)
in the presence of:	)

Director

Director/Secretary

The COMMON SEAL of	)
HKWOT (BVI) Limited	)
was affixed to this Deed	)
in the presence of:	)

Director

Director/Secretary

SCHEDULE 11
FORM OF SHARE CHARGE
Agreed Form
Dated [●] 2010
Between
WING ON TRAVEL (HOLDINGS) LIMITED
as the Chargor
and
C-TRAVEL INTERNATIONAL LIMITED
as the Chargee

SHARE CHARGE

THIS DEED is dated [•] 2010
BETWEEN:
(1)	Wing On Travel (Holdings) Limited, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda with registered number 23707 as chargor (the “Chargor”); and

(2)	C-Travel International Limited, a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands as chargee (the “Chargee”).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Sale and Purchase Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
NOW THIS DEED WITNESSETH as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed:
“Act” means the Law of Property Act 1925.
“Bermuda Companies Act” means the Companies Act 1981 of Bermuda (as amended).
“Business Day” bears the meaning given to it in the Sale and Purchase Agreement.
“Charged Company” means HKWOT (BVI) Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at Offshore Incorporations Limited, P.O. Box 957, Road Town, Tortola, British Virgin Islands with incorporation number 619318.
“Charged Shares” means all shares in the Charged Company from time to time issued to or held by the Chargor or held by any nominee on its behalf, as at the date of this Deed being the shares described in Schedule 1 (Charged Shares).
“Declared Default” means an Event of Default in respect of which any notice has been given by the Chargee to the Chargor in accordance with Clause 6.1 (Notice).
“Event of Default” means the Chargor’s failure to pay, from time to time, any of the Secured Liabilities within 7 (seven) Business Days of any date on which the amount of any such claims, damages or losses are (i) agreed in a settlement or otherwise agreed in writing between the Chargor and the Chargee, or (ii) determined by a court or arbitration of competent jurisdiction.
“Party” means a party to this Deed.
“Receiver” means a receiver and manager, or a receiver, in each case, appointed under this Deed.

“Related Rights” means in relation to any Charged Share:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
“Sale and Purchase Agreement” means the sale and purchase agreement dated [•] 2010 and made between the Chargor as seller, the Chargee as purchaser and Ctrip.com International, Ltd. as guarantor in relation to the sale and purchase of 90 ordinary shares of the Charged Company.
“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent) of the Chargor to the Chargee arising under or in respect of (i) any breach of Warranty (as defined in the Sale and Purchase Agreement); (ii) any breach of clause 11 (Protective Covenants) or clause 3.3 (Post-Completion Adjustment) of the Sale and Purchase Agreement; (iii) the Deed of Indemnity; (iv) this Deed; and (v) any claims or other losses arising under or in connection with any of items (i) to (iv) above (inclusive) (including, without limitation, damages in respect of any such claims as determined by a court or arbitration of competent jurisdiction or amounts the subject of a settlement or otherwise agreed in writing between the Chargor and the Chargee in respect of such claims).
“Security” means any Security Interest created, evidenced or conferred by or under this Deed.
“Security Assets” means all assets of the Chargor the subject of this Security.
“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
“Security Period” means the period beginning on the date of this Deed and ending on the date falling three (3) years after the date of this Deed.
“Shareholders Agreement” has the meaning given to it in the Sale and Purchase Agreement.
“Transaction Documents” has the same meaning given to it in the Sale and Purchase Agreement.
1.2	Construction

(a)	Capitalised terms defined in the Sale and Purchase Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Interpretation) of the Sale and Purchase Agreement apply to this Deed as though they were set out in full in this Deed, except that references to the Sale and Purchase Agreement will be construed as references to this Deed and in addition:
(i)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(ii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement, and “amend” and “amended” shall be construed accordingly;

(iii)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(iv)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(v)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and “loss” shall be construed accordingly;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any Authority;

(vii)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a party under this Deed;

(viii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(ix)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended from time to time;

(x)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time; and

(xi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994.
(c)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of the Chargee.

(d)	Without prejudice to any other provision of this Deed, the Chargee shall be entitled to retain this Deed and not to release any of the Security Assets if the Chargee considers (acting reasonably) that there exists a possibility that an amount paid to the Chargee in discharge of the Secured Liabilities is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(e)	Unless the context otherwise requires, a reference to a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.

1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
2.	CREATION OF SECURITY

2.1	General

(a)	This Security:
(i)	is created in favour of the Chargee;

(ii)	is security for the payment, discharge and performance of all the Secured Liabilities; and

(iii)	is made with full title guarantee.
(b)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Charged Shares) by which the Chargor became party to this Deed does not affect the validity or enforceability of this Security.

2.2	Charged Shares

(a)	The Chargor charges by way of a first fixed charge all its right, title and interest in the Charged Shares and the Related Rights in favour of the Chargee; this includes any Charged Shares specified in Schedule 1 (Charged Shares).

(b)	A reference in this Deed to any share or other security includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, stock, debenture, bond, warrant, coupon, security money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that share.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Nature of security
The Chargor represents and warrants to the Chargee that:

(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the pledge or grant by the Chargor of the Security purported to be created in favour of the Chargee under this Deed; or

(d)	the entry into and performance by the Chargor of, and the transactions contemplated by, this Deed do not and will not:
(i)	conflict with the constitutional documents of the Charged Company; or

(ii)	conflict with any document which is binding upon the Chargor or any of its assets;
(e)	no meeting has been convened, order made or resolution passed for the winding-up of the Chargor or the Charged Company, no such step is intended by either the Chargor or the Charged Company and, so far as it is aware, no petition, application or the like is outstanding for the winding-up of either of them; and

(f)	all actions and consents, including all filings, notices, registrations and recordings necessary for (i) the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed, and (ii) the exercise by the Chargee of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Charged Shares have been made or obtained and are in full force and effect, save for registration of the Security as contemplated by Clause 5.2.
3.2	Charged Shares
The Chargor represents and warrants to the Chargee that:
(a)	its Charged Shares are duly authorised, validly issued and fully paid;

(b)	its Charged Shares are not subject to any option to purchase or similar right other than those contemplated by the Shareholders Agreement;

(c)	it is the sole legal and beneficial registered owner of the Charged Shares;

(d)	the Charged Company is a company duly incorporated with limited liability, under the laws of the BVI; and

(e)	the Charged Shares and the Related Rights are free from any Security Interest or any agreement to create any Security Interest, except those created by this Deed.

3.3	Times for making representations and warranties

(a)	The representations and warranties set out in Clauses 3.1 and 3.2 of this Deed are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated (other than those set out in paragraphs (d)(i), (e) and (f)(ii) of Clause 3.1) by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.

4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any Security Assets;

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer or otherwise dispose of all or any part of the Security Assets, excluding any interest created under or pursuant to the Shareholders Agreement.

5.	COVENANTS OF THE CHARGOR

5.1	Delivery of documents
(a)	Immediately upon the execution of this Deed, the Chargor must deliver by way of security to the Chargee, or as the Chargee may direct:
(i)	all original certificates and other documents of title or evidence of ownership in relation to the Charged Shares;

(ii)	executed instruments of transfer in respect of the Charged Shares, each to remain undated and duly signed in blank by or on behalf of the Chargor (or by the nominee holding the Charged Shares for the Chargor (as the case may be)) in the form of Schedule 2 (Form of Instrument of Transfer) and other documents which may be requested by the Chargee in order to enable the Chargee or its nominees to be registered as the owner or otherwise obtain a legal title to the Charged Shares;

(iii)	signed (but undated) letter(s) of resignation of the director(s) of the Charged Company nominated by the Chargor substantially in the form of Schedule 3 (Form of Resignation Letter); and

(iv)	signed (and dated) letter(s) of authorisation of the director(s) of the Charged Company nominated by the Chargor substantially in the form of Schedule 4 (Form of Irrevocable Letter of Undertaking and Authorisation) authorising the Chargee or any of its officers or nominees to complete, date and put into effect the letter(s) of resignation of the director(s) referred to in paragraph (iii) above.

For the avoidance of doubt, neither the Chargee or its nominees shall become registered owners or otherwise obtain legal title to the Charged Shares, in each case, as a result of the rights and remedies of the Chargee under this Deed, at any time before the occurrence of a Declared Default.

(b)	Forthwith upon the appointment of any person as a director of the Charged Company as nominated by the Chargor, the Chargor must procure the delivery to the Chargee of the documents referred to in sub-paragraphs (a) (iii) and (iv) above as duly signed by the relevant person(s).

(c)	The Chargee shall be entitled to:
(i)	continue to hold any document delivered to it pursuant to Subclause (a) above until the Security Assets are released from this Security and if, for any reason, it releases any such document to the Chargor before such time, it may by notice to the Chargor require that such document be redelivered to it and the Chargor shall promptly comply with that requirement or procure that it is complied with; and

(ii)	at any time after the occurrence of a Declared Default, complete any document delivered to it pursuant to Subclause (a) above in favour of, and register all or any of the Charged Shares in the name of, the Chargee or such other person as it shall select.
5.2	Perfection and Registration of Security
(a)	The Chargor shall:
(i)	immediately upon execution of this Deed, give notice to the Charged Company in the form of the notice set out in Schedule 5 (Form of Notice to the Company and Acknowledgment); and

(ii)	promptly deliver to the Chargee copies of such notice.
(b)	The Chargor shall (and, if applicable, will procure that its nominees will):
(i)	procure that particulars of this Security (in accordance with the requirements of applicable law) together with this Deed be promptly delivered to the Hong Kong Companies Registry for registration (and in any event within five (5) weeks of the date of execution of this Deed); and

(ii)	make an application to the Registrar of Companies in Bermuda (the “Bermuda Public Registrar”), to have this Deed registered on the register of charges of the Chargor maintained by the Bermuda Public Registrar pursuant to the Bermuda Companies Act (the “Public Register”);

(iii)	procure, at all times during the Security Period, that particulars of this Deed are kept on the Public Register;

(iv)	provide the Chargee with satisfactory evidence that it has made the application pursuant to 5.2(b)(ii) above and, immediately upon receipt of the certificate of registration of a mortgage/charge from the

Bermuda Public Registrar in respect of such application, shall provide a certified copy to the Chargee; and

(v)	give all necessary instructions to the registered agent of the Charged Company in order that the Charged Company makes a notation of this Deed on its register of members and files a copy thereof at the Registry of Corporate Affairs in the BVI.
5.3	Calls

(a)	The Chargor must pay all calls and other payments due and payable in respect of any of its Charged Shares.

(b)	If the Chargor fails to do so, the Chargee may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Chargee for any payment made by the Chargee under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Liabilities.

5.4	Other obligations in respect of Charged Shares

(a)	(i) The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by applicable law or under the constitutional documents relating to any of its Charged Shares.

(ii) The Chargor must promptly supply a copy to the Chargee of any information referred to in sub-paragraph (i) above.
(b)	Notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of its Charged Shares.

(c)	The Chargee will not be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Security Asset.
5.5	Voting rights

(a)	Until the occurrence of a Declared Default, the Chargor may continue to exercise the voting rights, powers and other rights in respect of its Charged Shares, provided that it shall not exercise such voting rights, powers and other rights in a manner which would result in any variation of the rights attaching to or conferred by any of the Charged

Shares which the Chargee considers prejudicial to the interests of the Chargee or which conflict or derogate from any of the Transaction Documents.

(b)	Subject to the terms of the Transaction Documents, until the occurrence of a Declared Default, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor (and are accordingly released from any Security hereunder when so received by the Chargor).

(c)	Following the occurrence of a Declared Default, the Chargee or its nominee may
(i)	exercise or refrain from exercising any voting rights or any other powers or rights which may be exercised by the legal or beneficial owner of any Charged Share or otherwise; and

(ii)	claim rights to and receive payment of dividends or other income or distributions paid or payable in relation to any Charged Shares, in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(d)	To the extent that the Charged Shares remain registered in the name of the Chargor, the Chargor irrevocably appoints the Chargee or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares at any time after a Declared Default has occurred.

(e)	The Chargor must indemnify the Chargee against any loss or liability incurred by the Chargee as a consequence of the Chargee acting in respect of its Charged Shares on the direction of the Chargor.

6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Notice

At any time after an Event of Default has occurred which has not been remedied in a manner reasonably satisfactory to the Chargee, the Chargee may give a notice to the Chargor stating that a Declared Default has arisen.

6.2	Timing
This Security will become immediately enforceable upon the occurrence of a Declared Default and, so long as the relevant Event of Default has not been remedied in a manner reasonably satisfactory to the Chargee, at any time subsequently.
6.3	Enforcement
After this Security has become enforceable, the Chargee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit.

7.	ENFORCEMENT OF SECURITY

7.1	General

(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Liabilities are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

7.2	No liability as mortgagee in possession
Neither the Chargee nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges
Each Receiver and the Chargee is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Chargee or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Chargee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due in respect of the Secured Liabilities; or

(d)	how any money paid to the Chargee or to that Receiver is to be applied.
7.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Chargee may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the Chargee, immediately on demand, the costs and expenses incurred by the Chargee in connection with any such redemption and/or transfer, including the payment of any principal or interest.

8.	RECEIVER

8.1	Appointment of Receiver

(a)	Except as provided below, the Chargee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Chargee in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Chargee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

8.2	Removal
The Chargee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may have terminated for any reason.
8.3	Remuneration
The Chargee may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
8.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	The Chargee will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

8.5	Relationship with Chargee
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may, after this Security becomes enforceable, be exercised by the Chargee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General

(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

9.2	Possession
A Receiver may take immediate possession of, get in and collect any Security Asset.
9.3	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

9.4	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

9.5	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.6	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.7	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.8	Delegation
A Receiver may delegate his powers in accordance with this Deed.

9.9	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect any Security Asset in each case as he thinks fit.

9.10	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
Unless otherwise determined by the Chargee or a Receiver, any moneys received by the Chargee or that Receiver after this Security has become enforceable must be applied by the Chargee in the following order of priority:
(a)	in or towards payment of or provision for all costs and expenses incurred by the Chargee or any Receiver under or in connection with this Deed and of all remuneration due to any Receiver under or in connection with this Deed;

(b)	in payment to the Chargee for application towards the balance of the Secured Liabilities; and

(c)	in payment of the surplus (if any) to the Chargor or other person entitled to it.
This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of the Chargee to recover any shortfall from the Chargor.
11.	EXPENSES AND INDEMNITY
The Chargor must:
(a)	immediately on demand pay, or on an indemnity basis reimburse, all costs and expenses (including legal fees) together with any registration or stamp duties or similar taxes incurred by the Chargee, Receiver, attorney, manager, agent or other person appointed by the Chargee under this Deed in connection with:
(i)	the negotiation, preparation and execution of this Deed;

(ii)	the completion of the transactions and perfection of the security contemplated in this Deed; and

(iii)	the exercise, preservation and/or enforcement of the Security contemplated by this Deed; and

(b)	keep each of those persons indemnified against any loss or liability incurred by it in connection with any litigation, arbitration or administrative proceedings concerning this Security; this includes any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise, and any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis set out in Clause 16.2 (Interest).
12.	DELEGATION

12.1	Power of Attorney
The Chargee or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Chargee or any Receiver may think fit.
12.3	Liability
Neither the Chargee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Chargee or a Receiver may require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed;

(b)	facilitating the realisation of any Security Asset; or

(c)	facilitating the exercise of any right, power or discretion exercisable by the Chargee or any Receiver or any of their respective delegates or sub-delegates in respect of any Security Asset.
This includes, without limitation:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Chargee or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Chargee may think expedient.

14.	POWER OF ATTORNEY
The Chargor, by way of security, irrevocably appoints the Chargee, each Receiver and each of their respective delegates and sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Deed and has failed to take within 7 (seven) Business Days of receipt of a notice to such effect from the Chargee. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY

15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	The Chargee may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or the Chargee). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Transaction Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security or the failure by the Chargor to enter into or be bound by any Transaction Document.

15.4	Immediate recourse
The Chargor waives any right it may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all of the Secured Liabilities have been irrevocably paid in full, the Chargee (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in a suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Chargee.
(b)	No prior security held by the Chargee (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
16.	MISCELLANEOUS

16.1	Covenant to pay
The Chargor agrees to pay or discharge the Secured Liabilities.
16.2	Interest
Clause 24 (Interest) of the Sale and Purchase Agreement shall apply to this Deed mutatis mutandis but for the avoidance of doubt, no default interest shall be payable in respect of any sums on which default interest is payable under any of the applicable Transaction Documents.
16.3	Currency Conversion

For the purpose of or pending the discharge of any Secured Liabilities, the Chargee may convert any monies received or recovered by itself or any Receiver pursuant to this Deed from one currency to another at the spot rate at which the Chargee is able to purchase the currency in which the Secured Liabilities are due with the amount received. The Secured Liabilities shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

16.4	Financial Collateral

(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Chargee shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Liabilities.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be such amount as the Chargee reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it.

16.5	Transfers

Neither the Chargor nor the Chargee may assign or transfer any of their rights and/or obligations under this Deed without the prior written consent of such other Party.

17.	RELEASE
At the end of the Security Period, the Chargee must, at the request and cost of the Company, promptly take whatever action is reasonably necessary to release the Security Assets from this Security, including, where applicable the return to the Chargor of original documents provided to the Chargee under Clause 5.1(a).
18.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
19.	GOVERNING LAW
This Deed is governed by English law.
20.	ENFORCEMENT

20.1	Jurisdiction
(a)	The English courts have non-exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	The Chargor agrees that any proceedings in connection with this Agreement may be brought in the English courts and agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Chargee only. To the extent allowed by law, the Chargee may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
20.2	Service of process
(a)	The Chargor irrevocably appoints [•] as its agent under this Agreement for service of process in any proceedings before the English courts in connection with this Agreement. [NB: Wing On to advise]

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
20.3	Waiver of immunity

The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Chargee against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
20.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1
CHARGED SHARES

	Name of			Share
	Charged	Class of shares	Number of	Certificate
Chargor	Company	held	shares held	Number(s)
WING ON TRAVEL (HOLDINGS) LIMITED	HKWOT (BVI) LIMITED	Ordinary	10	[•] [NB: Wing On to advise]

SCHEDULE 2
FORM OF INSTRUMENT OF TRANSFER

FULL NAME AND ADDRESS TRANSFEROR:	WING ON TRAVEL (HOLDINGS) LIMITED Clarendon House, 2 Church Street, Hamilton HM11, Bermuda

FULL NAME AND ADDRESS OF TRANSFEREE:

FULL NAME OF COMPANY:	HKWOT (BVI) Limited

NUMBER AND FULL DESCRIPTION OF SHARES:

Pursuant to a Deed of Share Charge executed on the ___ day of ___, 2010 by the Transferor in favour of the Transferee, the Transferor hereby transfers to the Transferee the shares described above free of all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, but subject to the Memorandum and Articles of Association of the Company.
Executed as a Deed ___ day of ___, ___,

Transferor

Executed and delivered as a DEED	)
for and on behalf of	)
WING ON TRAVEL (HOLDINGS) LIMITED	)

in the presence of:	)	Name:
	)	[Director or Authorised Signatory]
)
Name: Witness	)	[Director or Authorised Signatory]

Transferee

Executed and delivered as a DEED	)
for and on behalf of	)
C-Travel International Limited	)
in the presence of:	)

	)	Name:
	)	[Director or Authorised Signatory]
Name:	)
Witness	)

SCHEDULE 3
FORM OF RESIGNATION LETTER
To: The Board of Directors of HKWOT (BVI) Limited (the “Company”)
I,                                         , hereby resign my position as a director of the Company with effect from                                          and waive all claims to fees or compensation in connection with my resignation.
Dated

SIGNED, SEALED AND DELIVERED	)
as a Deed by:	)
)
in the presence of:	)
)
[On duplicate]
I certify that the original of this notice was posted to the registered office of the Company on                                         .

SCHEDULE 4
FORM OF IRREVOCABLE LETTER OF UNDERTAKING AND AUTHORISATION
To: C-Travel International Limited
Dear Sirs,
I refer to the charge over shares dated [•] 2010 (the “Share Charge”) executed by Wing On Travel (Holdings) Limited in favour of yourselves in respect of, inter alia, the shares in HKWOT (BVI) Limited (the “Company”).
I hereby unconditionally and irrevocably:
1.	undertake to procure, to the extent of my powers as a director of the Company, that any or all the shares in the Company which are charged to you pursuant to the Share Charge shall, upon your request, be promptly registered in your name or (at your request) any person(s) whom you may nominate; and
2.	authorise you and any other person(s) authorised by you severally, at any time hereafter without our consent, to complete, date and put into effect any letter of resignation and any other document signed by me and delivered pursuant to Clause 5.1 (Delivery of documents) of the Share Charge.
I hereby declare and confirm that any such document as completed by you shall in all respects be valid and effective on the date and to the effect as stated therein and be binding on me and on the Company and I will not do any act to make any such document invalid or ineffective for the purpose of the Share Charge.
Dated

SIGNED, SEALED AND DELIVERED	)
as a Deed by:	)
)
in the presence of:	)
)

SCHEDULE 5
FORM OF NOTICE TO THE CHARGED COMPANY AND ACKNOWLEDGMENT
To: HKWOT (BVI) Limited
[Date]
Dear Sirs,
We give you notice that by a share charge dated [•] 2010 (the “Share Charge”), we have agreed to charge all our right, title and interest to all the shares in your company legally and beneficially owned by us (the “Shares”) to C-Travel International Limited (the “Chargee”).
A copy of the Share Charge is enclosed with this notice.
Unless otherwise defined herein, terms defined in the Share Charge shall have the same meaning when used herein.
We instruct you that with effect from your receipt of a notice in writing from the Chargee stating that a Declared Default has occurred, you shall pay and deliver any and all dividends, interest, coupons and other distribution receivable by us or our nominee from you (the “Distributions”) to the Chargee (or to such person as the Chargee may specify in writing from time to time).
These instructions shall be irrevocable until notified otherwise by the Chargee.
This letter is governed by and shall be construed in accordance with English law.
Please acknowledge these instructions by executing and delivering to the Chargee the enclosed acknowledgement.
Yours faithfully,
For and on behalf of
Wing On Travel (Holdings) Limited

Name:
Title:

[On duplicate]
Acknowledgement
To: C-Travel International Limited
[Date]
Dear Sirs,
We acknowledge receipt of the enclosed notice from Wing On Travel (Holdings) Limited dated [•] 2010 (the “Notice”) and confirm that we have not received notice of any previous charge, assignment or other security of or over any of the right, title, interest and benefit in and to any of the Distributions and we will comply with the instructions in the Notice.
We acknowledge and agree that these instructions shall be irrevocable until notified otherwise by the Chargee.
This acknowledgement is governed by and shall be construed in accordance with English law.
Yours faithfully,
For and on behalf of
HKWOT (BVI) Limited

Name:
Title:

SIGNATORIES
The Chargor

Executed and delivered as a DEED	)
for and on behalf of	)
WING ON TRAVEL (HOLDINGS) LIMITED	)
by	)
in the presence of	)

The Chargee

Executed and delivered as a DEED	)
for and on behalf of	)
C-TRAVEL INTERNATIONAL LIMITED	)
by	)
in the presence of	)

SCHEDULE 12
FORM OF TRADEMARKS ASSIGNMENT
Agreed Form
Assignment of Trade Marks
THIS ASSIGNMENT is made and effective as of the                     day                      Two thousand and ten
BETWEEN
WING ON TRAVEL (HOLDINGS) LIMITED (hereinafter referred to as “the Assignor”) of the one part; and
C-TRAVEL INTERNATIONAL LIMITED (hereinafter referred to as “the Assignee”) of the other part.
W H E R E A S
(A)	The Assignor and the Assignee are parties to a sale and purchase agreement dated [•] 2010 pursuant to which the Assignor agreed to sell, and the Assignee agreed to purchase, 90% of the issued and outstanding share capital of HKWOT (BVI) Limited (the “Sale and Purchase Agreement”).
(B)	The Assignor is the proprietor of certain trademark applications and registrations in certain countries, particulars of which are as set out in Schedule 1 annexed hereto (hereinafter referred to as the “Trademarks”).
(C)	The Sale and Purchase Agreement requires that the parties hereto shall enter into this Assignment whereby the Assignor shall assign to the Assignee the Trademarks together with the goodwill which may subsist in the Trademarks.

IT IS HEREBY AGREED as follows:-
(1)	In pursuance of the Sale and Purchase Agreement and for good and valuable consideration, receipt of which is acknowledged, the Assignor as sole legal and beneficial owner does hereby assign and transfer to the Assignee ALL legal and beneficial rights, title, interests and property in the Trademarks including the full and exclusive benefit thereof, all common law rights and the goodwill which may subsist in the Trademarks and all rights, privileges and advantages appertaining thereto, to the intent that the Trademarks shall be in the name of and shall vest in the Assignee TOGETHER WITH the right by the Assignee to recover and to bring proceedings to recover damages and/or to obtain other remedies in respect of infringement of any rights in or relating to the Trademarks whether committed before or after the date of this Assignment, and TO HOLD the same unto the Assignee absolutely.
(2)	The Assignor shall at the request and expense of the Assignee execute any further document and do any such thing as the Assignee may require to enable the Assignee to become registered as proprietor of the Trademarks and to secure the benefits of the rights hereby assigned.
(3)	The Assignor hereby covenants and undertakes that the Assignor has not done or omitted to do, and will not do or omit to do, any act, matter or thing whereby the Trademarks or any of them may be invalidated or any rights in any of the Trademarks may be prejudiced.
(4)	The provisions of clauses 14 (Announcements); 15 (Confidentiality); 16 (Notices); 17 (Language); 18 (Assignment); 19 (Invalidity); 20 (No partnership); 21 (Counterparts); 22 (Time of the essence); 23 (Payments and no set off); 24 (Interest); 25 (Costs and expenses); 26 (Further assurance); 27 (Whole agreement); 28 (General); 29 (Governing law and jurisdiction); 30 (Agent for service of process) and paragraph 8.5A of Part B of schedule 4 in the Sale and Purchase Agreement shall have effect as if incorporated mutatis mutandis into this Assignment.

IN WITNESS whereof the Assignor and the Assignee have duly executed this Assignment on the date first above written.

SIGNED for and on behalf of	)	(Signatory)

WING ON TRAVEL (HOLDINGS) LIMITED	)	Name

	)	Title

	)	(Witness)

in the presence of:	)	Name

SIGNED for and on behalf of	)	(Signatory)

C-TRAVEL INTERNATIONAL LIMITED	)	Name

	)	Title

	)	(Witness)

in the presence of:	)	Name

Schedule 1
Trademark Applications and Registrations

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
In the process of application

PRC	WING ON	Application no. 4829001	39	- Application was filed on 10 August 2005.

				- A Decision of Partial Refusal was issued by the China Trademark Office (“TMO”) on 6 Oct 2008 refusing registration in respect of the services “transport” on the basis of the prior mark “WING ON” registered under Registration No. 771830 for similar services in Class 39 (“cited mark”).

				- Review on Partial Refusal (“Review”) was filed with the Trademark Review and Adjudication Board (“TRAB”) on 24 Oct 2008.

				- The cited mark was cancelled by the TMO on the ground of non-use and such decision (“Decision”) was upheld by the TRAB on 22 Jun 2009.

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
				- No appeal has been filed by the adverse party and a request for accelerating the hearing of the Review was filed with TRAB on 2 Nov 2009.

PRC		Application no. 4314710	39	- Application was filed on 18 Oct 2004.

				- A Decision of Partial Refusal was issued by the China Trademark Office (“TMO”) on 27 Nov 2007 refusing registration in respect of the services “transport” on the basis of the prior mark registered under Registration No. 1103840 for similar services in Class 39 (“cited mark”).

				- Review on Partial Refusal (“Review”) was filed with the Trademark Review and Adjudication Board (“TRAB”) on 7 Dec 2007.

				- The cited mark was cancelled by the TMO on the ground of non-use and such decision (“Decision”) was upheld by the TRAB on 22 Jun 2009.

				- No appeal has been filed by the adverse party and a request for accelerating the hearing of the Review was filed with TRAB on 2 Nov 2009.

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Hong Kong	FLYING WINGS	Application no. 301500614	16	- Status: Application details checked, application pending as at 16 Dec 2009.

printed matter; magazines; newsletters; periodicals; printed publications; paper, cardboard and goods made from these materials, not included in other classes advertising

arrangement of tours, holidays, arrangements of transport, organizing of excursions

			35	arrangement and conducting conferences, conventions,
			39	seminars and educational and recreational exhibitions or competitions

41

Hong Kong		Application no. 301500632		- Status: Application Received.

			16	printed matter; magazines; newsletters;

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
periodicals; printed publications; paper, cardboard and goods made from these materials, not included in other classes travel bags

water bottles

			18	clothing, footwear, headgear, hats

			21	games and playthings; playing cards; gymnastic and sporting articles not included in other classes
25
			28	organization, operation and supervision of customer loyalty and incentive schemes relating to travel, tour, cruise and transportation services;
promotional services relating to travel, tour, cruise and transportation services;

			35	promotional services in the nature of organization, operation and supervision of customer loyalty and incentive schemes; promotional information and advisory services provided to Wing On customers, members and to

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
subscribers of incentive loyalty schemes and travel reward programs; retail and wholesale services in respect of merchandise relating to travel; information, advisory and consulting services relating to all the aforesaid services currency exchange services

travel, tour, cruise and transportation services; travel, tour, cruise and transportation arrangement and information services; travel agency services for arranging travel; travel planning; package holiday services for arranging travel; travel guide services; travel information provided online from computer databases or the Internet; information, advisory and consulting services relating to all the aforesaid services club services relating to organizing, conducting and providing entertainment, recreational, sporting and cultural activities; travel entertainment

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
information; travel recreation information

providing food and drink in membership club; temporary accommodation reservations;
			36	arranging of temporary accommodation; travel agency services for finding, booking and reservation of accommodation

39

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Registered trademarks

			41

			43

Hong Kong		TM 300139392	16	newsletters, handbooks, posters, calendars; letters, envelopes, writing pads; labels, bags; pens; passport holders

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
			18	trunks and travelling bags; suitcases; umbrellas; handbags; waist bags; bags for campers and climbers travel pillows; plastic tour badges

			20	towels

			24	T-shirts, folding jackets, outcoats, raincoats; scarf; belts

			25	dissemination of advertising matter; advertising and promotional services

			35	life and travel insurance services

travel, tour and cruise services; travel, tour and cruise reservation, arrangement and information services; travel agency services;

			36	provision of information relating to travel and tourism through the internet or through telecommunication networks;

			39	provision of services relating to the booking of travel or tour tickets; provision of tourist guides; airport shuttle services; tour operator, travel agent, tourist offices, tourist agent and ticketing

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
agent services; information, advisory and consultancy services relating to all the aforesaid services booking of seats for shows; reservation services for theatre tickets; travel entertainment information; travel recreation information temporary accommodation reservations; arranging of temporary accommodation; boarding house bookings; boarding house reservations; booking and arranging holiday camp services

41

43

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Hong Kong		TM 300013841	9	sleeping eye shades

			16	paper, cardboard and goods made from these materials, not included in other classes; printed matter, photographs; stationery, plastic materials for packaging (not included in other classes)

			18	leather and imitations of leather, and goods made of these materials and not included in other classes; trunks and travelling bags; suitcases; coin bags and umbrellas travel pillows and plastic tour badges

towels

			20	raincoats; clothing and headgear

			24	advertising; business management; hotel management; business administration

			25	financial affairs; monetary affairs; real estate affairs

			35	repair of motor vehicles

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
				transport; travel arrangement

			36	providing of in-house training in relation to tourist agency

			37	temporary accommodation

			39

			41

			43

PRC		TM 3696021	39	transport, travel arrangement

Macau		N/012295	39	transport and travel arrangement

Australia		976502	39	transport including transport of travellers; travel arrangements; travel reservations; air ticket reservations; arranging and conducting of tours and cruises; tourist offices; travel agency services

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Canada		TMA647,269	N/A	transport and travel arrangement namely arranging of travel visas, passports and travel documents for persons travelling abroad or arranging travel tours, car rental; tour operator services namely organization and operation of adventure travel trips world-wide namely fully catered trips featuring sea kayaking, jungle river kayaking, hiking and archaeological excursions as well as educational trips for high-school and college-level students, providing travel tour packages

Japan		4788702	39	transport; arranging of tours; arranging of cruises; booking of seats for travel; escorting of travellers; travel reservation; sightseeing (tourism); tourist offices (except for hotel reservation); transport brokerage, transportation information

Korea		0112461	39	transportation of travellers, passenger transport, transport reservation, information of transport, transport brokerage, escorting of travellers, arranging of cruises, guide agency, arranging of tours, travel reservation, booking of seats for travel, tourist offices (except for hotel reservation)

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Malaysia		03014727	39	travel and tour services; travel and tour reservation, arrangement and information services; travel agency services; provision of information relating to travel and tourism through the internet or through telecommunication networks; provision of services relating to the booking of travel or tour tickets; provision of tourist guides; transport of goods and passengers; tour operator, travel agent, tourist agent and ticketing agent services; information, advisory and consultancy services relating to all the aforesaid services

Philippines		4-2003-009582	39	transport and travel arrangement

Singapore		T03/17781Z	39	transport and travel arrangement; reservation services for tours; booking agency services for sightseeing tours; organization of tours; arranging of tours; arranging of cruises; organization of cruises

Taiwan		01107885	39	travel agency; transport and rental services

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
Indonesia		Bor23704	39	passenger transport arrangement; travel arrangement

Britain and Northern Ireland		2347355	39	travel agency services, tour operator services, transport services and travel arrangement services

United States of America		2,947,810	39	transportation of passengers by air, boat, rail, bus; travel arrangements, namely, arranging for travel visas, passports and travel documents for persons travelling abroad; travel agency services, namely, arranging for travel visas, passports and travel documents for persons travelling abroad; arranging travel tours; transportation reservation services, including air ticket reservations; arranging and conducting of travel tours and cruises for others; agency services

				travel reservations, namely, making reservations and bookings for temporary lodging and restaurants and meals

			43

		Registration		Specifications/
Country	Mark	/Application No.	Class	Remarks
South Africa		2003/18216	39	transport; travel arrangement

SCHEDULE 13
FORM OF CERTIFICATE

To:	C-Travel International Limited and Ctrip.com International, Ltd. 99 Fu Quan Road, Shanghai 200335, People’s Republic of China Attention: Jane Sun
[•] 2010
Reference is made to the Sale and Purchase Agreement dated [•] February 2010 between Wing On Travel (Holdings) Limited (the “Seller”), C-Travel International Limited and Ctrip.com International, Ltd. (the “Agreement”).
Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given to them in the Agreement.
Pursuant to Clause 4.1 of the Agreement, the Seller hereby certifies that:
(a)	all Authorisations which are required for the entering into or the performance of obligations under the Agreement by the Seller have been obtained and all filings with any Authorities and other relevant third parties which are required for the entering into and the implementation of the Agreement by the Seller have been made and such Authorisations (if any) remain in full force and effect and no statement, notification or intimation of an intention to revoke or not to renew the same have been recorded;

(b)	no order or judgment (whether temporary, preliminary or permanent) of any Authority has been issued or made prior to Completion, and no legal or regulatory requirements remain to be satisfied, which has the effect of making unlawful or otherwise prohibiting or restricting the transfer of the Sale Shares to the Purchaser, or any transaction contemplated by the Agreement and the other Transaction Documents;

(c)	no Material Adverse Change has arisen or occurred since 31 December 2009;

(d)	there has been no breach in any material respect by the Seller of any of its obligations under the Agreement or any of the other Transaction Documents; and

(e)	none of the Warranties has been breached and no fact, event or circumstance has occurred which would make the Warranties untrue or inaccurate in any material respect.
For and on behalf of
Wing On Travel (Holdings) Limited

Name:
Title:	Director

This Agreement has been entered into on the date stated at the beginning.

SIGNED by	/s/ Yap, Allan	)

duly authorised for and on behalf of		)
WING ON TRAVEL (HOLDINGS) LIMITED		)
in the presence of:		)

/s/ Chan Ling, Eva
Name of witness: Chan Ling, Eva
Title: Managing Director

SIGNED by	/s/ Min Fan	)

duly authorised for and on behalf of		)
C-TRAVEL INTERNATIONAL LIMITED		)
in the presence of:		)

/s/ Jane Jie Sun
Name of witness: Jane Jie Sun
Title: CFO

SIGNED by	/s/ Min Fan	)

duly authorised for and on behalf of		)
CTRIP.COM INTERNATIONAL, LTD.		)
in the presence of:		)

/s/ Jane Jie Sun
Name of witness: Jane Jie Sun
Title: CFO
This is the signature page from the Sale and Purchase Agreement between Wing On Travel (Holdings) Limited, C-Travel International Limited and Ctrip.com International, Ltd.